Exhibit 10.1

EXECUTION VERSION

CREDIT AGREEMENT
Dated as of July 21, 2014
among
FELCOR UNION SQUARE HOTEL, L.L.C.
FELCOR/JPM PHOENIX HOTEL, L.L.C.
FELCOR FQ HOTEL, L.L.C.
FELCOR FQ LESSEE, L.L.C.
FELCOR UNION SQUARE LESSEE, L.L.C.
DJONT/JPM PHOENIX LEASING, L.L.C.,
each as a Borrower,
DEUTSCHE BANK AG NEW YORK BRANCH,
as Administrative Agent
and
The Lenders Party Hereto
DEUTSCHE BANK SECURITIES INC.,
as Sole Lead Arranger and Sole Book Manager

ARTICLE I DEFINITIONS AND ACCOUNTING TERMS		1
1.01	Defined Terms	1
1.02	Other Interpretive Provisions	29
1.03	Accounting Terms	30
1.04	Rounding	30
1.05	Times of Day	30
1.06	Joint and Several Obligations	30
ARTICLE II THE COMMITMENTS AND LOANS		34
2.01	The Loans	34
2.02	Loans, Conversions and Continuations of Loans	34
2.03	Optional Prepayments	35
2.04	Repayment of Loans; Amortization	36
2.05	Interest	36
2.06	Fees.	37
2.07	Computation of Interest and Fees	37
2.08	Evidence of Debt	37
2.09	Payments Generally; Administrative Agent’s Clawback	37
2.10	Sharing of Payments by Lenders	38
2.11	[Intentionally Deleted]	39
2.12	[Intentionally Deleted]	39
2.13	Collateral Property Releases	39
2.14	Release on Payment in Full	40
2.15	Defaulting Lenders	40
2.16	Extension of Stated Maturity Date	40
2.17	Appraisals	41
2.18	Interest Rate Cap Arrangements	41
ARTICLE III CASH MANAGEMENT		41
3.01	Accounts	41
3.02	Deposits and Withdrawals	42
3.03	Excess Cash Flow Sweep Cure	44
3.04	Security Interest; Cash Management Account Generally	44
ARTICLE IV TAXES, YIELD PROTECTION AND ILLEGALITY		46
4.01	Taxes	46
4.02	Illegality	49
4.03	Inability to Determine Rates	49
4.04	Increased Costs; Reserves on Eurodollar Rate Loans	50
4.05	Compensation for Losses	51
4.06	Mitigation Obligations; Replacement of Lenders	51
4.07	Survival	52
ARTICLE V CONDITIONS PRECEDENT		52
5.01	Conditions to Effective Date	52
5.02	Conditions to Funding Date	53
ARTICLE VI REPRESENTATIONS AND WARRANTIES		56
6.01	Existence, Qualification and Power	56

i

6.02	Proceedings	56
6.03	No Conflicts	57
6.04	Litigation	57
6.05	Agreements	57
6.06	Solvency	57
6.07	Full and Accurate Disclosure	58
6.08	No Plan Assets	58
6.09	Compliance with Legal Requirements	58
6.10	Financial Information	58
6.11	Condemnation	58
6.12	Federal Reserve Regulations	59
6.13	Utilities and Public Access	59
6.14	Foreign Person	59
6.15	Ownership	59
6.16	Separate Tax Lots; Assessments	59
6.17	Enforceability	59
6.18	No Prior Assignment	59
6.19	Insurance	59
6.20	Use of Property	59
6.21	Certificate of Occupancy; Licenses	60
6.22	Flood Zone	60
6.23	Physical Condition	60
6.24	Boundaries	60
6.25	Leases	60
6.26	Survey	61
6.27	Filing and Recording Taxes	61
6.28	Franchise Agreements; Property Improvement Plans	61
6.29	Management Agreements	61
6.30	Illegal Activity	61
6.31	No Change in Facts or Circumstances; Disclosure	61
6.32	Investment Company Act	62
6.33	Principal Place of Business; State of Organizations; Tax Identification Number	62
6.34	[Intentionally Deleted]	62
6.35	Business Purposes	62
6.36	Taxes	62
6.37	Environmental Representations and Warranties	62
6.38	Ground Lease Representations	62
6.39	Operating Lease Representations	64
6.40	[Intentionally Deleted]	64
6.41	Liens	64
6.42	Service Contracts	64
6.43	Personal Property Leasing and Financing	65
6.44	Reciprocal Agreements	65
6.45	OFAC and Anti-Corruption	65
6.46	No Default or Event of Default	65
6.47	Survival of Representations	65
ARTICLE VII AFFIRMATIVE COVENANTS		66

7.01	Existence; Compliance with Legal Requirements	66
7.02	Taxes and Other Charges	67
7.03	Litigation	67
7.04	Access to Collateral Properties	67
7.05	Notice of Default	67
7.06	Cooperation in Legal Proceedings	67
7.07	Award and Insurance Benefits	67
7.08	Further Assurances	68
7.09	Mortgage and Intangible Taxes	68
7.10	Financial Reporting	68
7.11	Business and Operations	70
7.12	Costs of Enforcement	71
7.13	Estoppel Statements	71
7.14	Use of Proceeds	72
7.15	Performance by Borrowers	72
7.16	Leasing Matters	72
7.17	Management Agreements	74
7.18	Environment Covenants	76
7.19	Alterations	77
7.20	Franchise Agreements	78
7.21	Operating Leases	80
7.22	OFAC	80
7.23	Ground Lease	80
7.24	O&M Program	82
7.25	Accrued Expenses, FF&E Reserves, and Working Capital Estimates	83
7.26	Changes to Operating Budgets	83
ARTICLE VIII NEGATIVE COVENANTS		83
8.01	Indebtedness	83
8.02	Investments	83
8.03	Liens	83
8.04	Personal Property Leasing and Financing	84
8.05	Operation and Service Agreements	84
8.06	Restricted Payments	84
8.07	[Intentionally Deleted]	85
8.08	Dispositions	85
8.09	Dissolutions, etc.	85
8.10	No Subsidiaries	85
8.11	Burdensome Agreements	85
8.12	Change in Business	86
8.13	Debt Cancellation	86
8.14	Zoning	86
8.15	No Joint Assessment	86
8.16	Name, Identity, Structure, or Principal Place of Business	86
8.17	ERISA	86
8.18	Affiliate Transactions	87
8.19	Transfers	87
8.20	REA	88
8.21	No Other Liens	88

8.22	Single Purpose Entity	88
8.23	Use of Proceeds	91
ARTICLE IX INSURANCE; CASUALTY; CONDEMNATION; REQUIRED REPAIRS		91
9.01	Insurance	91
9.02	Casualty	95
9.03	Condemnation	96
9.04	Restoration	96
ARTICLE X EVENTS OF DEFAULT AND REMEDIES		100
10.01	Events of Default	100
10.02	Remedies upon Event of Default	103
10.03	Application of Funds	103
ARTICLE XI ADMINISTRATIVE AGENT		104
11.01	Appointment and Authority	104
11.02	Rights as a Lender	104
11.03	Exculpatory Provisions	105
11.04	Reliance by Administrative Agent	105
11.05	Delegation of Duties	106
11.06	Resignation of Administrative Agent	106
11.07	Non-Reliance on Administrative Agent and Other Lenders	106
11.08	No Other Duties, Etc.	107
11.09	Administrative Agent May File Proofs of Claim	107
11.10	Collateral Matters	107
ARTICLE XII MISCELLANEOUS		108
12.01	Amendments, Etc.	108
12.02	Notices; Effectiveness; Electronic Communications	109
12.03	No Waiver; Cumulative Remedies	110
12.04	Expenses; Indemnity; Damage Waiver	111
12.05	Payments Set Aside	112
12.06	Successors and Assigns	113
12.07	Treatment of Certain Information; Confidentiality	116
12.08	Right of Setoff	116
12.09	Exculpation	117
12.10	Interest Rate Limitation	117
12.11	Counterparts; Integration; Effectiveness	118
12.12	Survival of Representations and Warranties	118
12.13	Severability	118
12.14	Replacement of Lenders	118
12.15	Governing Law; Jurisdiction; Etc.	119
12.16	Waiver of Jury Trial	120
12.17	USA PATRIOT Act Notice	120
12.18	Time of the Essence	120
12.19	Entire Agreement	120

SCHEDULES

2.01	- Commitments and Applicable Percentages

6.11	- Condemnation Matters

6.15	- Collateral Properties

6.25	- Operating Leases

6.33	- Borrowers’ Principal Place Of Business, State Of Organization; Tax Identification Number

6.37	- Schedule of Environmental Reports

6.42	- Service Contracts

6.43	- Personal Property Leases and Financings

7.01	- O&M Programs

8.03	- Existing Liens

9.05	- Required Repairs

12.02	- Administrative Agent’s Office, Certain Addresses for Notices
EXHIBITS
Exhibit A    -    Committed Loan Notice
Exhibit B    -    Form of Note
Exhibit C    -    Form of Assignment and Assumption
Exhibit D    -    Form of Environmental Indemnity
Exhibit E    -    Form of Guaranty
Exhibit F    -    Mortgages
Exhibit G    -    Assignments of Leases and Rents
Exhibit H    -    Survey Requirements
Exhibit I    -    Operating Statement

v

CREDIT AGREEMENT
This CREDIT AGREEMENT (this “Agreement”) is entered into as of July 21, 2014, among FELCOR UNION SQUARE HOTEL, L.L.C., a Delaware limited liability company (“FelCor Union Square Hotel”); FELCOR/JPM PHOENIX HOTEL, L.L.C., a Delaware limited liability company (“FelCor Phoenix Hotel”); FELCOR FQ HOTEL, L.L.C., a Delaware limited liability company (“FelCor FQ Hotel”); FELCOR FQ LESSEE, L.L.C., a Delaware limited liability company (“FelCor FQ Lessee”); FELCOR UNION SQUARE LESSEE, L.L.C., a Delaware limited liability company (“FelCor Union Square Lessee”); and DJONT/JPM PHOENIX LEASING, L.L.C., a Delaware limited liability company (“DJONT Phoenix”) (collectively, “Borrowers” and each, a “Borrower”), each lender from time to time party hereto (collectively, the “Lenders” and individually, a “Lender”) and DEUTSCHE BANK AG NEW YORK BRANCH, as Administrative Agent.
PRELIMINARY STATEMENTS:
Each Borrower is an entity owned directly or indirectly by FelCor Lodging Limited Partnership (“FelCor Op”) to make and administer various investments in the Collateral Properties (as defined below).
Borrowers have requested that the Lenders provide a term loan facility to refinance certain Indebtedness existing on the Effective Date and secured by certain of the Collateral Properties, and the Lenders have indicated their willingness to lend to Borrowers, on a joint and several basis, on the terms and subject to the conditions set forth herein.
In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:
ARTICLE I
DEFINITIONS AND ACCOUNTING TERMS
1.01    Defined Terms. As used in this Agreement, the following terms shall have the meanings set forth below:
“Acceptable Appraisal” means an Appraisal acceptable to Administrative Agent as to form, assumptions, substance and appraisal date, prepared by a nationally recognized appraisal firm acceptable to Administrative Agent, and having the minimum qualifications required under all Laws applicable to Administrative Agent.
“Account Collateral” means: (a) the Property Accounts, the Sweep Account, any sub-accounts related thereto, and all cash, checks, drafts, certificates and instruments, if any, from time to time deposited or held in any such accounts from time to time; (b) all interest, cash, instruments and other property from time to time received, receivable or otherwise payable in respect of, or in exchange for, any or all of the foregoing; and (c) to the extent not covered by clauses (a) and (b) above, all “proceeds” (as defined under the UCC) of any or all of the foregoing.
“Account Pledge” means each account control agreement executed by each Person as required pursuant to Section 3.01(a), in favor of Administrative Agent, for the benefit of Lenders.
“Accounts Receivable” has the meaning specified in Article I of the Mortgage with respect to each Collateral Property.

“Accrued Expenses” means, with respect to any Collateral Property, for each calendar month, amounts accrued on a monthly, pro-rata basis, for future payments for property taxes and property insurance, each as set forth in the Approved Annual Budget.
“Act” has the meaning specified in Section 8.22.
“Administrative Agent” means Deutsche Bank AG New York Branch in its capacity as administrative agent under any of the Loan Documents, or any successor administrative agent.
“Administrative Agent’s Office” means Administrative Agent’s address and, as appropriate, account as set forth on Schedule 12.02, or such other address or account as Administrative Agent may from time to time notify to Borrowers and the Lenders.
“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by Administrative Agent.
“Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.
“Agent Parties” has the meaning specified in Section 12.02(c).
“Agreement” has the meaning specified in the introductory paragraph.
“ALTA” means the American Land Title Association, or any successor thereto.
“Annual Budget” means an operating budget, including all planned Capital Expenditures, and FF&E budgeted information for each Collateral Property prepared by the appropriate Manager and approved by the applicable Borrower for the applicable fiscal year or other period.
“ANOI Payment Agreement” means the ANOI Payment Agreement, dated as of January 18, 2013, among Wyndham Hotel Management, Inc. and BHR Operations, L.L.C., DJONT/JPM Hospitality Leasing (SPE), L.L.C., DJONT/JPM Leasing, L.L.C., BHR Lodging Tenant Company and FelCor Trust.
“Applicable Margin” means (a) for Base Rate Loans, 1.50% per annum and (b) for Eurodollar Rate Loans, (i) 2.50% per annum.
“Applicable Percentage” means the percentage (carried out to the ninth decimal place) of the Facility represented by (a) on or prior to the Funding Date, such Lender’s Commitment at such time and (b) thereafter, the principal amount of such Lender’s Loans at such time.
“Appraisal” means a real estate appraisal compliant with the Financial Institutions Reform, Recovery, and Enforcement Act of 1989, and prepared by a nationally recognized appraisal firm acceptable to the Administrative Agent.
“Appraised Value” means the “as is” value for a Collateral Property set forth in the most recent Acceptable Appraisal for such Collateral Property.
“Approved Annual Budget” has the meaning specified in Section 7.10(d).
“Arranger” means Deutsche Bank Securities Inc.
“Assignee Group” means two or more Eligible Assignees that are Affiliates of one another.
“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 12.06(b)), and accepted by Administrative Agent, in substantially the form of Exhibit B or any other form, approved by Administrative Agent.
“Assignment of Leases and Rents” means, with respect to each Collateral Property, a first priority Assignment of Leases and Rents, substantially in the form of Exhibit G, from the applicable Operating Lessee, as assignor, to Administrative Agent, as assignee, assigning to Administrative Agent on behalf of Lenders all of such Borrower’s interest in and to the Leases and Rents of such Collateral Property as security for the Obligations.
“Attributable Indebtedness” means, on any date, (a) in respect of any Capitalized Lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, (b) in respect of any Synthetic Lease Obligation, the capitalized amount of the remaining lease or similar payments under the relevant lease or other applicable agreement or instrument that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease or other agreement or instrument were accounted for as a Capitalized Lease and (c) all Synthetic Debt of such Person.
“Awards” means any compensation paid by any Governmental Authority in connection with a Condemnation in respect of all or any part of any Collateral Property.
“Base Management Fee” means the base management fee to be paid under the applicable Management Agreement, which shall not include any Incentive Management Fees or similar performance based fees pursuant to such agreement.
“Base Rate” means for any day a fluctuating rate per annum equal to the highest of (a) the Federal Funds Rate plus one half of one percent (1/2 of 1%), (b) the rate of interest in effect for such day as publicly announced from time to time by Deutsche Bank AG New York Branch (“DBNY”) as its “prime rate”, and (c) the Eurodollar Rate plus two percent (2.00%). The “prime rate” is a rate set by DBNY based upon various factors including DBNY’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such rate announced by DBNY shall take effect at the opening of business on the day specified in the public announcement of such change.
“Base Rate Loan” means a Loan that bears interest based on the Base Rate.
“Biltmore Hotel Fee Owner” means FelCor Phoenix Hotel and any successor thereto as permitted pursuant to this Agreement.
“Biltmore Hotel Franchise Agreement” means the Embassy Suites License Agreement, dated as of September 1, 1996, by and between Promus Hotels, Inc., as licensor, and DJONT Operations, L.L.C., as licensee, as assigned and amended by (i) the Assignment and Assumption of, and Amendment to, License Agreement, dated as of June 13, 2003, by and among DJONT Operations, L.L.C., as assignor, DJONT/JPM Phoenix Leasing, L.L.C., as assignee, and Promus Hotels, Inc., as licensor; (ii) HLT Manage-Franchise Mezz I Asset Contribution Agreement, dated as of October 24, 2007, by and among, among others, Promus Hotels LLC, as contributor, HLT Existing Franchise Holding LLC, as contributee, and Hilton Hotels Corporation, as guarantor; and (iii) letter agreement regarding brand standards and QA understandings, dated as of June 23, 2009, from FelCor TRS Holdings, L.L.C. to Hilton Hotels Corporation.
“Biltmore Hotel Management Agreement” means the Management Agreement, dated as of January 3, 2006, by and between DJONT Operations, L.L.C. and Promus Hotels, Inc., as assigned, extended, and amended by (i) the Agreement of Assignment of Management Agreement, dated as of October 24, 2007, by and between Promus Hotels, Inc., as assignor, and Embassy Suites Management LLC, as assignee; (ii) the

Master Agreement for Extension of Management Agreements, dated as of January 1, 2009, by and between FelCor TRS Holdings, L.L.C. and its subsidiaries, as lessees, and Embassy Suites Management LLC, DoubleTree Management LLC, and Hilton Management LLC, as “Managers;” and (iii) the letter agreement regarding cash management procedures for managed hotels, dated as of November 15, 2012, from FelCor Lodging Trust Incorporated to Hilton Worldwide, Inc.
“Biltmore Hotel Operating Lease” means the Lease Agreement, dated as of January 3, 1996, by and between FelCor/CSS Holdings, L.P., as lessor, and DJONT Operations, L.L.C., as lessee, as amended and assigned by (i) the Work Letter, executed as of September 23, 1996, by and between FelCor/CSS Holdings, L.P., as lessor, and DJONT Operations, L.L.C., as lessee; (ii) the Amendment to Lease Agreement, dated as of September 23, 1996, by and between FelCor/CSS Holdings, L.P., as lessor, and DJONT Operations, L.L.C., as lessee; (iii) the Omnibus Lease Amendment Agreement, dated as of June 30, 1998, by and among FelCor Lodging Trust Incorporated, FelCor Lodging Limited Partnership, and, among others, FelCor/CSS Holdings, L.P., as lessor, and DJONT Operations, L.L.C., as lessee; (iv) the Assignment and Assumption of Lease, dated as of June 13, 2003, by and between FelCor/CSS Holdings, L.P., as assignor, and FelCor/JPM Phoenix Hotel, L.L.C., as assignee; (v) the Assignment and Assumption of Agreements, dated as of July 31, 2003, by and between DJONT Operations, L.L.C., as assignor, and DJONT/JPM Phoenix Leasing, L.L.C., as assignee; (vi) the letter agreement regarding definition clarification for rent calculations, dated as of June 12, 2007, from FelCor Lodging Trust Incorporated to Starwood Hotels and Resorts; and (vii) the Third Amendment and Agreement for Extension of Lease, dated as of January 1, 2013, by and between FelCor/JPM Phoenix Hotel, L.L.C., as lessor, and DJONT/JPM Phoenix Leasing, L.L.C., as lessee.
“Biltmore Hotel Property” means the Embassy Suites Hotel - Phoenix-Biltmore, located at 2630 E. Camelback Road, Phoenix, Arizona 85016.
“Borrower” and “Borrowers” have the meanings specified in the introductory paragraph hereto.
“Borrower Materials” means information and materials made available by Administrative Agent to Lenders which were provided by or on behalf of Borrowers.
“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of the State of New York, or are in fact closed in, the state where Administrative Agent’s Office is located and, if such day relates to any Eurodollar Rate Loan, means any such day on which dealings in Dollar deposits are conducted by and between banks in the London interbank eurodollar market.
“Capital Expenditures” means, with respect to any Person for any period, any expenditure in respect of the purchase or other acquisition of any fixed or capital asset (excluding normal replacements and maintenance which are properly charged to current operations).
“Capitalized Leases” means all leases that have been or should be, in accordance with GAAP, recorded as capitalized leases.
“cash” means coin or currency of the United States of America or immediately available federal funds, including such funds delivered by wire transfer.
“Cash Sweep Event” means the occurrence of either (a) an Event of Default, or (b) Borrower’s delivery to Administrative Agent of the financial statements, as certified by a Responsible Officer, and other deliverables required pursuant to Section 7.10(c) with respect to any fiscal quarter of Borrowers reflecting that the Debt Yield as of the last day of the most recently ended fiscal quarter is less than eight and one-half percent (8.5%).

“Cash Sweep Period” means any period commencing on the occurrence of a Cash Sweep Event and continuing until the date on which the conditions required pursuant to Section 3.03(b) have been satisfied.
“Casualty” has the meaning specified in Section 9.02.
“Casualty Consultant” has the meaning specified in Section 9.04(e).
“Casualty Retainage” has the meaning specified in Section 9.04(f).
“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.
“Change of Control” means: (a) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Securities Exchange Act of 1934 and the rules of the Securities and Exchange Commission of the United States thereunder as in effect on the date hereof), of Equity Interests representing more than 49.99% of the then-exercisable aggregate ordinary voting power represented by the issued and outstanding Equity Interests of FelCor Trust or FelCor Op; (b) occupation of a majority of the seats (other than vacant seats) on the board of directors of FelCor Trust by Persons who were neither (i) nominated by the board of directors of FelCor Trust nor, (ii) appointed by directors so nominated; or (c) the acquisition of direct or indirect Control of FelCor Trust or FelCor Op by any Person or group; provided, however, that for purposes of clauses (a) and (c) above, any Person or group shall not include FelCor Trust, in the case of FelCor Op.
“Code” means the Internal Revenue Code of 1986.
“Collateral” means (a) all of the “Collateral,” “Personal Property” and “Mortgaged Property” referred to in the Mortgages, (b) all Account Collateral, and (c) all of the other property that is or is intended under the terms of the Loan Documents to be subject to Liens in favor of the Secured Parties.
“Collateral Document” means, collectively, each Mortgage, the Operating Lease Subordination Agreements, each Assignment of Leases and Rents, each Account Pledge, the Interest Rate Cap Documentation, and all financing statements, instruments, documents or filings necessary to establish or maintain Liens in favor of the Secured Parties.
“Collateral Property” means, each of the following properties: the Biltmore Hotel Property, the Union Square Hotel Property and the French Quarter Hotel Property, together with all “Property” defined in the Mortgages with respect to such project.
“Commitment” means, as to each Lender, its obligation to make Loans to Borrowers pursuant to Section 2.01 in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Lender’s name on Schedule 2.01 under the caption “Commitment” or opposite such caption in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement.

“Committed Loan Notice” means a notice of (a) the initial Loans hereunder, to be made on the Funding Date, (b) a conversion of Loans from one Type to the other, or (c) a continuation of Eurodollar Rate Loans, pursuant to Section 2.02(a), which, if in writing, shall be substantially in the form of Exhibit A.
“Condemnation” means a temporary or permanent taking by any Governmental Authority as the result or in lieu or in anticipation of the exercise of the right of condemnation or eminent domain, of all or any part of any Collateral Property, or any interest therein or right accruing thereto, including any right of access thereto or any change of grade affecting such Collateral Property or any part thereof.
“Condemnation Proceeds” has the meaning specified in Section 9.04(b).
“Constituent Member” has the meaning specified in Section 12.09.
“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.
“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.
“Debt Service” means, for any period, for Borrowers, the sum of (a) all interest, premium payments, debt discount, fees, charges and related expenses in connection with borrowed money (including capitalized interest) or in connection with the deferred purchase price of assets, in each case to the extent treated as interest in accordance with GAAP, in each case, of or by Borrowers, for such period plus (b) any and all scheduled repayments of principal during such period in respect of indebtedness that becomes due and payable or that are to become (or deemed pursuant to the following sentence to become) due and payable during such period pursuant to any agreement or instrument to which any of Borrowers is a party relating to (i) the borrowing of money or the obtaining of credit, including the issuance of notes or bonds, and (ii) the deferred purchase price of assets (other than trade payables incurred in the ordinary course of business). Demand obligations shall be deemed to be due and payable during any fiscal period during which such obligations are outstanding.
“Debt Service Coverage Ratio” means, with respect to any calculation date, the ratio in which:
(a)    the numerator is (i) EBITDA for the twelve (12) calendar months immediately preceding the calendar month in which such calculation date occurs (or such earlier date as information necessary to perform the calculation is available) minus (ii) Gross Income from Operations for such period multiplied by four percent (4.0%); and
(b)    the denominator is the amount of principal and interest payments calculated for such period using the amount of the Facility on such calculation date, assuming (x) a thirty (30) year amortization schedule, and (y) an interest rate per annum equal to the Applicable Margin for Eurodollar Rate Loans plus one month LIBOR on such calculation date.
provided, however, that if the foregoing calculation of Debt Service Coverage Ratio is being made in connection with any voluntary prepayment of a portion of the principal balance of the Facility, such calculation shall be made giving pro forma effect to the voluntary prepayment, and for purposes of clause (b) above, the principal amount of the Facility on such calculation date shall be reduced by the amount of such principal repayment.
“Debt Yield” means, with respect to any calculation date, (x) (i) EBITDA less (ii) Gross Income from Operations multiplied by four percent (4.0%), for the twelve (12) calendar months immediately preceding the calendar month in which such calculation date occurs (or such earlier date as information necessary to perform the calculation is available), divided by (y) the aggregate principal amount of the Facility, on such calculation date.
“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.
“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.
“Default Rate” means an interest rate equal to (a) the Base Rate plus the Applicable Margin applicable to Base Rate Loans under the Facility plus 2% per annum; and (b) for Eurodollar Rate Loans, an interest rate equal to the interest rate (including any Applicable Margin) otherwise applicable to such Loan plus 2% per annum.
“Defaulting Lender” means any Lender that (a) has failed to fund any portion of the Loans required to be funded by it hereunder within one Business Day of the date required to be funded by it hereunder, (b) has otherwise failed to pay over to Administrative Agent or any other Lender any other amount required to be paid by it hereunder within one Business Day of the date when due, unless the subject of a good faith dispute, or (c) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any foreign or domestic Debtor Relief Law, or (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other foreign or domestic Governmental Authority acting in such a capacity; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any Equity Interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by Administrative Agent that a Lender is a Defaulting Lender, and of the effective date of such status, shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender as of the date established therefor by Administrative Agent in a written notice of such determination, which shall be delivered by Administrative Agent to Borrowers and each other Lender promptly following such determination.
“Designated Jurisdiction” means any country or territory to the extent that such country or territory is the target of country-wide or territory-wide Sanctions (currently Iran, Cuba, Sudan, Syria, and North Korea).
“Designated Party” shall mean a Person that is:
(a)    listed on, or owned (meaning 50% or greater ownership interest) or otherwise (directly or indirectly) controlled by a person listed on, or acting on behalf of a person listed on any sanctions list, including the Annex to the Executive Order, the Specially Designated Nationals and Blocked Persons List maintained by OFAC, or any similar list maintained by, or public announcement of sanctions designation made by any Sanctions Authority;
(b)    located in, incorporated under the laws of, or owned (meaning 50% or greater ownership interest) or otherwise (directly or indirectly) controlled by, or acting on behalf of, a person located in or organized under the laws of a Designated Jurisdiction; or

(c)    otherwise a target of Sanctions (“target of Sanctions” signifying a person with whom a U.S. Person or other national of a Sanctions Authority would be prohibited or restricted by law from engaging in trade, business, or other activities).
“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (including any sale and leaseback transaction) of any property by any Person (or the granting of any option or other right to do any of the foregoing), including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.
“Dollar” and “$” mean lawful money of the United States.
“EBITDA” means, at any date of determination, for any period an amount equal to (a) the aggregate net income (or loss) of Borrowers for such period, plus (b) the following with respect to Borrowers to the extent deducted in calculating such net income (loss): (i) Debt Service; (ii) the provision for Federal, state, local and foreign income taxes payable; (iii) depreciation and amortization expense; (iv) corporate expenses of the Guarantors that are allocated to Borrowers; (v) other non-recurring expenses reducing such net income (loss) which do not represent a cash item in such period or any future period (in each case of or by Borrowers for such period); and (vi) amortization of intangibles for such period, all extraordinary nonrecurring items of expense, such as employee severance expenses and hurricane losses (net of insurance proceeds), non-cash impairment charges, non-cash write-offs of deferred financing costs (provided, however, that in the case of clause (v) and clause (vi) above, Borrowers will use the same amounts for “non-recurring expenses” as Borrowers’ Affiliates have included in public disclosure as a reconciling item to “Adjusted EBITDA”, allocated to the applicable Collateral Properties to the extent applicable to such Collateral Properties), and costs, premiums and penalties arising by contract in connection with the prepayment of indebtedness, minus (c) the following with respect to Borrowers to the extent included in calculating such net income (loss): (i) Federal, state, local and foreign income tax credits, and (ii) all non-recurring non-cash items increasing net income (loss) (in each case of or by Borrowers for such period), if and to the extent that such amounts of “non-recurring non-cash items” have been included by Borrowers’ Affiliates in public disclosures as a reconciling item to “Adjusted EBITDA”.
“Effective Date” has the meaning specified in Section 5.01.
“Eligible Assignee” means any Eligible Entity that meets the requirements to be an assignee under Section 12.06(b)(iii) and (v) (subject to such consents, if any, as may be required under Section 12.06(b)(iii)).
“Eligible Entity” shall mean any of the following: (a) a commercial bank organized under the laws of the United States, or any state thereof, and having a combined capital and surplus of at least $100,000,000; (b) a commercial bank organized under the laws of any other country that is a member of the Organization for Economic Cooperation and Development (OECD), or a political subdivision of any such country, and having a combined capital and surplus of at least $100,000,000 (provided that such bank is acting through a branch or agency located in the country in which it is organized or another country that is also a member of the OECD); (c) a Person that is controlled by a commercial bank organized under the laws of any other country that is a member of the OECD, or a political subdivision of any such country, and having a combined capital and surplus of at least $100,000,000 (provided that such bank is acting through a branch or agency located in the country in which it is organized or another country that is also a member of the OECD); (d) a Person that is engaged in the business of commercial banking or an insurance company that engages in commercial lending and that is: (1) an Affiliate of a Lender, (2) an Affiliate of a Person of which a Lender is an Affiliate, or (3) a Person of which a Lender is an Affiliate; (e) an insurance company, mutual fund or other financial institution organized under the laws of the United States, any state thereof, any other country that is a member of the OECD or a political subdivision of any such country that invests in bank loans and has a net worth of $500,000,000; (f) any fund (other than a mutual fund) that invests in bank loans and whose assets exceed $100,000,000; and (g) a Pfandbrief; provided, however, in each case that no Person shall be an “Eligible Entity” unless at the time of the proposed assignment to or participation by such Person: (i) such Person is able to make or maintain, as applicable, its portion of the Loan in U.S. dollars, (ii) such Person is exempt from withholding of tax on interest and is able to deliver the documents related thereto pursuant to the loan documentation for the Facility, (iii) such Person is not a Borrower, a Guarantor or an Affiliate of a Borrower or a Guarantor, and (iv) as long as the Biltmore Hotel Management Agreement is in effect, such Person is not a person or entity who is, or is owned or controlled by, or acting on behalf of any of the following: (x) the government or governments agency of any country subject to comprehensive U.S. sanctions in force from time to time and which, as of the Effective Date includes the Governments of Cuba, Iran, North Korea, Sudan, and Syria (“Sanctioned Countries”); (y) located in, organized under the laws of, or ordinarily resident in, Sanctioned Countries; or (z) identified as prohibited or restricted under United Nations Security Council Resolutions; the U.S. Department of the Treasury’s Office of Foreign Assets Control (OFAC) List of Specially Designated Nationals and Other Blocked Persons; the U.S. Department of State’s lists of persons subject to non-proliferation sanctions; the Consolidated European Union Financial Sanctions List; or the Special Measures regulations under Section 311 of the USA PATRIOT Act and the Bank Secrecy Act.
“Emergency Repairs” has the meaning specified in Section 9.04(b).
“Environmental Indemnity” means the environmental indemnity by Borrowers in favor of the Secured Parties in the form attached as Exhibit D.
“Environmental Laws” means any and all Federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment or the release of any materials into the environment, including those related to hazardous substances or wastes, air emissions and discharges to waste or public systems.
“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of a Borrower directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.
“Environmental Liens” means all liens and other encumbrances imposed pursuant to any Environmental Law, whether due to any act or omission of Borrowers or any other Person.
“Environmental Report” has the meaning specified in Section 5.01(d)(ii).
“Equity Interests” means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person, of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with Borrowers, is treated as a single employer under Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).
“Eurodollar Rate” means,
(a)    for any Interest Period with respect to a Eurodollar Rate Loan, the rate per annum equal to the London Interbank Offered Rate (“LIBOR”) or a comparable or successor rate, which rate is approved by Administrative Agent, as published on the applicable Bloomberg screen page (or such other commercially available source providing such quotations as may be designated by Administrative Agent from time to time) at approximately 11:00 a.m., London time, two (2) Business Days prior to the commencement of such Interest Period, for Dollar deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period; and
(b)    for any interest calculation with respect to a Base Rate Loan on any date, the rate per annum equal to LIBOR, at or about 11:00 a.m., London time determined two (2) Business Days prior to such date for Dollar deposits with a term of one month commencing that day, except that (i) if such date is a Business Day, such determination shall be made on such date (rather than two (2) Business Days prior to the commencement of an Interest Period) or (ii) if such date is not a Business Day, LIBOR for such date shall be the rate determined by the Administrative Agent pursuant to the preceding clause (i) for the most recent Business Day preceding such date;
provided that to the extent a comparable or successor rate is approved by Administrative Agent in connection herewith, the approved rate shall be applied in a manner consistent with market practice; provided, further that to the extent such market practice is not administratively feasible for Administrative Agent, such approved rate shall be applied in a manner as otherwise reasonably determined by Administrative Agent.
“Eurodollar Rate Loan” means a Loan that bears interest at a rate based on the Eurodollar Rate.
“Event of Default” has the meaning specified in Section 10.01.
“Excess Cash Flow” means all amounts of cash available for distribution to Borrowers by Managers under the Management Agreements for the Collateral Properties.
“Excluded Taxes” means, with respect to Administrative Agent, any Lender or any other recipient of any payment to be made by or on account of any obligation of Borrowers hereunder, (a) taxes imposed on or measured by its overall net income (however denominated), and franchise taxes imposed on it (in lieu of net income taxes), by the jurisdiction (or any political subdivision thereof) under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable Lending Office is located, (b) any branch profits taxes imposed by the United States or any similar tax imposed by any other jurisdiction in which such Borrower is located and (c) in the case of a Foreign Lender (other than an assignee pursuant to a request by Borrowers under Section 12.14), any withholding tax that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party hereto (or designates a new Lending Office) or is attributable to such Foreign Lender’s failure or inability (other than as a result of a Change in Law) to comply with Section 4.01(f), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new Lending Office (or assignment), to receive additional amounts from such Borrower with respect to such withholding tax pursuant to Section 4.01(a), and (d) any U.S. federal withholding Taxes imposed pursuant to FATCA.
“Extension” means an extension of the Stated Maturity Date pursuant to Section 2.16.
“Extension Effective Date” has the meaning assigned in Section 2.16.

“Facility” means at any time (a) prior to the Funding Date, the aggregate amount of Commitments at such time and (b) from and after the funding of the Loan on the Funding Date, the aggregate principal amount of the Loans of all Lenders outstanding at such time.
“FATCA” means Sections 1471 through 1474 of the Code, as enacted on the Effective Date (or any amended or successor provision that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code.
“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to DBNY on such day on such transactions as determined by Administrative Agent.
“Fee Letter” means the letter agreements, each dated as of the Effective Date, among Borrowers and Administrative Agent.
“Fee Owners” means the Biltmore Hotel Fee Owner and the Union Square Hotel Fee Owner, and “Fee Owner” means any of the Fee Owners, as applicable.
“FelCor Op” has the meaning assigned in the preliminary statements.
“FelCor Trust” means FelCor Lodging Trust Incorporated, a Maryland corporation.
“FF&E” means all furniture, furnishings, fixtures and equipment required for the operation of the Collateral Properties, including, without limitation, lobby furniture, carpeting, draperies, paintings, bedspreads, television sets, office furniture and equipment such as safes, cash registers, and accounting, duplicating and communication equipment, telephone systems, back and front of the house computerized systems, guest room furniture, specialized hotel equipment such as equipment required for the operation of kitchens, laundries, the front desk, dry cleaning facilities, bar and cocktail lounges, restaurants, recreational facilities as they may exist from time to time, and decorative lighting, material handling equipment and cleaning and engineering equipment and all other fixtures, equipment, apparatus and personal property needed for such purposes; but excluding, (a) Collateral Property building equipment and systems (including, but not limited to, the heating, ventilating and air conditioning system, elevators, electrical distribution system, life safety systems and plumbing), (b) other fixtures attached to and forming part of the Improvements (including, but not limited to, lighting fixtures and bars) installed during construction of the Collateral Properties (but replacements thereof shall be included) and (c) Operating Equipment and Supplies.
“FF&E Expenditures” means amounts expended for the purchase, replacement and/or the installation of FF&E at a Collateral Property or any Capital Expenditures at a Collateral Property.
“FF&E Reserves” means, with respect to any Collateral Property, for each calendar month, amounts accrued for future FF&E Expenditures in an amount equal to four percent (4%) of Gross Income from Operations for the month immediately prior.
“Fiscal Year” means each twelve (12) month period commencing on January 1 and ending on December 31, during the term of the Loan.

“Fitch” means Fitch, Inc.
“Flood Insurance Acts” has the meaning specified in Section 9.01(a)(vii).
“Flood Insurance Policy” has the meaning specified in Section 9.01(a)(vii).
“Foreign Lender” means any Lender that is organized under the laws of a jurisdiction other than that in which Borrowers are resident for tax purposes. For purposes of this definition, the United States, each state thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.
“Franchise Agreements” means the Biltmore Hotel Franchise Agreement and any Replacement Franchise Agreement executed in accordance with the terms and provisions of this Agreement, and “Franchise Agreement” means any of the Franchise Agreements.
“Franchisor” means the franchisor identified in the definition of the Biltmore Hotel Franchise Agreement, or such successor Franchisor that is identified in any Replacement Franchise Agreement.
“French Quarter Hotel Ground Lease” means the Lease, dated as of October 31, 1966, by and between Royal Banco, Inc. and William J. Capo, as lessors, and Collins C. Diboll, as lessee, as amended and assigned by (i) the Amendment to Lease, dated as of August 1, 1967, by and between Royal Banco, Inc. and William J. Capo, as lessors, and Collins C. Diboll, as lessee; (ii) the Amendment to Lease, dated as of October 26, 1967, by and between Royal Banco, Inc. and William J. Capo, as lessors, and Collins C. Diboll, as lessee; (iii) the Assignment and Sale, executed as of January 4, 1971, by and between Collins C. Diboll, as assignor, and Harold H. Gebert and Frederick Blumberg as trustees of and for Franklin Realty, as assignee; (iv) the Sale of Undivided One-Half Interest in Leasehold, dated as of January 4, 1971, by and between Union Cleveland Corporation, and Collins C. Diboll; (v) the Act of Sale and Assignment, dated as of November 12, 1981, by and between FR Liquidating Group, previously known as Franklin Realty, and Collins C. Diboll; (vi) the Conveyance, dated as of November 21, 1984, by and between William J. Capo, as assignor, and Westward Lands, Inc., as assignee; (vii) the Fourth Partial Judgment of Possession, dated as of June 30, 1989, recognizing the Collins C. Diboll Private Foundation as owner of Decedent Collins C. Diboll’s right, title and interest in the lease; (viii) the Third Amendment to Lease, dated as of July 20, 1993, by and among Royal Banco, Inc. and Westward Lands, Inc., as lessors, and the Trustees of Collins C. Diboll Private Foundation, as lessee; (ix) the Act of Cash Sale and Assignment of Leasehold Interest, dated November 15, 1993 by Edward B. Poitevent, Paul T. Westervelt and Donald W. Diball as Sole Trustees of Collins C. Diball Private Foundation, to Holiday Inns, Inc.; (x) the Certificate of Merger of Holiday Inns, Inc., with and into Bristol Hotel Company, dated April 28, 1997; (xi) the Assignment and Transfer of Leasehold Interest and Assumption of Lease, dated as of April 15, 1997, to Bristol Hotel Asset Company; (xii) the Fourth Amendment to Lease, dated as of April 28, 1997, by and among Royal Banco, Inc. and Westward Lands, Inc., as lessors, and Bristol Hotel Asset Company, as lessee; (xiii) the Assignment and Transfer of Leasehold Interest and Assumption of Lease, dated as of October 18, 1997, to Bristol Lodging Company; (xiv) the Merger, filed as of July 23, 1998, with FelCor Lodging Company, L.L.C.; (xv) the Assignment and Assumption of Ground Lease, dated as of October 27, 2005, by and between FelCor Lodging Company, L.L.C., as assignor, and FelCor Lodging Holding Company, L.L.C., as assignee; and (xvi) the Assignment and Assumption of Ground Lease, to be dated as of the Funding Date, by and between FelCor Lodging Holding Company, L.L.C., as assignor, and FelCor FQ Hotel, L.L.C., as assignee.
“French Quarter Hotel Ground Lessee” means FelCor FQ Hotel and any successor thereto as permitted pursuant to this Agreement.
“French Quarter Hotel Management Agreement” means the Hotel Management Agreement, dated as of January 18, 2013, by and between BHR Lodging Tenant Company and Wyndham Hotel Management, Inc., as “Manager,” and as assigned by the Assignment and Assumption of Agreements, dated as of the

Funding Date, by and between BHR Lodging Tenant company, as assignor, and FelCor FQ Lessee, L.L.C., as assignee.
“French Quarter Hotel Operating Lease” means Lease Agreement, dated as of July 27, 1998, by and between FelCor Lodging Company, L.L.C., as lessor, and Bristol Lodging Tenant Company, as lessee, as amended by (i) Assignment and Assumption of Leasehold Estate, Bill of Sale and Indemnity, dated as of 12:01 a.m. on July 1, 2001, by and among FelCor Lodging Company, L.L.C., as lessor, Bristol Lodging Tenant Company, as lessee, and BHR Lodging Tenant Company, as assignee, (ii) Assignment and Assumption of Leases, dated as of October 27, 2005, by and between FelCor Lodging Company, L.L.C., as assignor, and FelCor Lodging Holding Company, L.L.C., as assignee, (iii) Notice Letter regarding Second Extension, dated as of March 1, 2013, from BHR Lodging Tenant Company to FelCor Lodging Holding Company, L.L.C, (iv) Assignment and Assumption of Lease, to be dated as of the Funding Date, by and between FelCor Lodging Holding Company, L.L.C., as assignor, and FelCor FQ Hotel, L.L.C., as assignee, and (v) Assignment and Assumption of Lease, to be dated as of the Funding Date, by and between BHR Lodging Tenant Company, as assignor, and FelCor FQ Lessee, L.L.C., as assignee.
“French Quarter Hotel Property” means the Wyndham - New Orleans-French Quarter, located at 124 Royal Street, New Orleans, Louisiana 70130.
“Fund” means any Person (other than a natural person) that is (or will be) engaged in making purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.
“Funding Date” means the date occurring on or after the Effective Date on which the funding of the Loans occurs pursuant to Section 2.01(a).
“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.
“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).
“Gross Income from Operations” means, for any period, all income, room revenues, food and beverage revenue, telephone revenue, computed in accordance with GAAP derived from the ownership and operation of the Collateral Properties from whatever source, including, but not limited to, the Rents, utility charges, service fees or charges, license fees, parking fees, rent concessions or credits, and other required pass-throughs, but excluding sales, use and occupancy or other taxes on receipts required to be accounted for by Borrowers to any Governmental Authority, interest on credit accounts, refunds and uncollectible accounts, sales of furniture, fixtures and equipment, Insurance Proceeds (other than business interruption or other loss of income insurance), Awards, unforfeited security deposits, utility and other similar deposits, escalations, forfeited security deposits and any payments under the ANOI Payment Agreement. Gross income shall not be diminished as a result of the Mortgages or the creation of any intervening estate or interest in a Collateral Property or any part thereof.
“Ground Lease Property” means the French Quarter Hotel Property.

“Ground Lease” means the French Quarter Hotel Ground Lease.
“Ground Lessee” means the French Quarter Hotel Ground Lessee.
“Ground Lessor” means the landlord under the Ground Lease.
“Guarantee” means, as to any Person, any (a) obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) Lien on any assets of such Person securing any Indebtedness or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien). The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. The term “Guarantee” as a verb has a corresponding meaning.
“Guarantors” means each of FelCor Trust and FelCor Op.
“Guaranty” means, collectively, the guaranty from Guarantors in favor of Administrative Agent and Lenders, substantially in the form of Exhibit E, and any other guaranty executed by any other person from time to time in favor of Administrative Agent and Lenders in connection with the Facility.
“Hazardous Materials” shall mean petroleum and petroleum products and compounds containing them, including gasoline, diesel fuel and oil; explosives; flammable materials; radioactive materials; polychlorinated biphenyls and compounds containing them; toxic mold; lead and lead-based paint; asbestos or asbestos-containing materials in any form that is or could become friable; underground or above-ground storage tanks, whether empty or containing any substance; any substance the presence of which on any Collateral Property is prohibited by any federal, state or local authority; any substance that requires special handling; and any other material or substance now or in the future defined as a “hazardous substance,” “hazardous material,” “hazardous waste,” “toxic substance,” “toxic pollutant,” “contaminant,” “pollutant” or other words of similar import within the meaning of any Environmental Law.
“Improvements” with respect to each Collateral Property, shall have the meaning specified in the Mortgage with respect to such Collateral Property.
“Incentive Management Fee” means any incentive or similar performance based fees payable to any Manager pursuant to a Management Agreement.
“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:
(a)    all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

(b)    the maximum amount of all direct or contingent obligations of such Person arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments;
(c)    net obligations of such Person under any Swap Contract;
(d)    all obligations of such Person to pay the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business and not past due for more than sixty (60) days after the date on which such trade account was created);
(e)    indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;
(f)    all Attributable Indebtedness in respect of Capitalized Leases and Synthetic Lease Obligations of such Person and all Synthetic Debt of such Person;
(g)    all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any Equity Interest in such Person or any other Person or any warrant, right or option to acquire such Equity Interest, valued, in the case of a redeemable preferred interest, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends; and
(h)    all Guarantees of such Person in respect of any of the foregoing.
For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, unless such Indebtedness is expressly made non-recourse to such Person. The amount of any net obligation under any Swap Contract on any date shall be deemed to be the Swap Termination Value thereof as of such date.
“Indemnified Taxes” means (a) Taxes other than Excluded Taxes and (b) to the extent not otherwise described in (a), Other Taxes.
“Indemnitee” has the meaning specified in Section 12.04(b).
“Information” has the meaning specified in Section 12.07.
“Insurance Premiums” means premiums due under any applicable Policies.
“Insurance Proceeds” has the meaning specified in Section 9.04(b).
“Interest Payment Date” means (a) as to any Eurodollar Rate Loan, the last day of each Interest Period applicable to such Loan and the Maturity Date; and (b) as to any Base Rate Loan, the last Business Day of each calendar month, commencing with the calendar month in which the Funding Date occurs, and the Maturity Date.
“Interest Period” means, as to each Eurodollar Rate Loan, the period commencing on the date such Eurodollar Rate Loan is disbursed or converted to or continued as a Eurodollar Rate Loan and ending on the date one (1) month thereafter; provided that:

(a)    any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;
(b)    any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and
(c)    no Interest Period shall extend beyond the Maturity Date.
“Interest Rate Cap Documentation” shall have the meaning specified in Section 2.18.
“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of Equity Interests of another Person, (b) a loan, advance or capital contribution to, Guarantee or assumption of debt of, or purchase or other acquisition of any other debt or interest in, another Person, or (c) the purchase or other acquisition (in one transaction or a series of transactions) of assets of another Person that constitute a business unit or all or a substantial part of the business of, such Person.
“Laws” means, collectively, all international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.
“Leases” has the meaning specified in the Mortgage with respect to each Collateral Property, but excluding the Operating Lease and Ground Lease with respect to such Collateral Property.
“Legal Requirements” means, with respect to each Collateral Property, Laws affecting any Borrower or any Manager (and for which any such party is liable under the Ground Lease) with respect to any Collateral Property or any part thereof, or the ownership, zoning, construction, use, alteration, occupancy or operation thereof, or any part thereof, whether now or hereafter enacted and in force, and all material permits, licenses and authorizations and regulations relating thereto, and all material covenants, REAs, agreements, restrictions and encumbrances contained in any instruments, either of record or known to any Borrower, at any time in force affecting such Collateral Property or any part thereof, including, without limitation, any which may (a) require repairs, modifications or alterations in or to such Collateral Property or any part thereof, or (b) in any way limit the use and enjoyment thereof.
“Lender” has the meaning specified in the introductory paragraph.
“Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify Borrowers and Administrative Agent.
“Licenses” has the meaning specified in Section 6.21.
“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, lien (statutory or other), encumbrance, charge, deed of trust or other security interest, or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any financing lease having substantially the same economic effect as any of the foregoing).

“LLC Agreement” has the meaning specified in Section 8.22.
“Loan” means an extension of credit by a Lender to Borrowers under Article II.
“Loan Documents” means, collectively, this Agreement, the Notes, the Guaranty, the Collateral Documents, the Environmental Indemnity and all other documents executed and/or delivered in connection with the Facility.
“Loan Parties” means, collectively, each Borrower and each Guarantor and “Loan Party” means any one of the Loan Parties.
“Loan to Value Ratio” means, as of any calculation date, the ratio of (i) the amount of the Facility on such calculation date and (ii) the aggregate Appraised Value of all Collateral Properties then included in the Facility.
“Major Lease” means: (a) any Operating Lease, (b) any Lease which together with all other Leases to the same tenant and to all Affiliates of such tenant, (i) provides for ten percent (10%) or more of the total gross income for such Collateral Property, (ii) covers five percent (5%) or more of the total space at such Collateral Property, in the aggregate and (iii) provides for a lease term of more than ten (10) years including options to renew; and (c) any instrument guaranteeing or providing credit support for any Major Lease.
“Management Agreements” means the Biltmore Hotel Management Agreement, the Union Square Hotel Management Agreement, and the French Quarter Hotel Management Agreement or, if the context requires, any Replacement Management Agreement executed in accordance with the terms and provisions of this Agreement and “Management Agreement” means any of the Management Agreements.
“Management Fee” means, collectively, the Base Management Fees and any Incentive Management Fees payable to Manager pursuant to its applicable Management Agreement.
“Manager” means, for each Collateral Property, the property manager identified in the definition of each Management Agreement, or, if the context requires, any other Qualified Manager who is managing any Collateral Property in accordance with the terms and provisions of this Agreement.
“Manager’s Consent and Subordination of Management Agreement” means, for each Collateral Property, a consent of Manager and subordination in form and substance satisfactory to Administrative Agent.
“Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect upon, the operations, business, properties, liabilities (actual or contingent), or condition (financial or otherwise) of Borrowers, taken as a whole, or the condition of or ownership by Borrowers of the Collateral Properties, taken as a whole (which shall not include any such change or effect that affects the hotel or hospitality industries generally); (b) a material impairment of the rights and remedies of Administrative Agent or any Lender under any Loan Document, or of the ability of any Loan Party to perform its obligations under any Loan Document to which it is a party; or (c) a material adverse effect upon the legality, validity, binding effect or enforceability against any Loan Party of any Loan Document to which it is a party.
“Material Property Event” means, with respect to any Collateral Property, the occurrence of any event or circumstance that could reasonably be expected to result in a (a) material adverse effect with respect to the financial condition or the operations of such Collateral Property, (b) material adverse effect on the Appraised Value of such Collateral Property (which shall not include any such change in Appraised Value due to a general decline in the relevant market for such real property), or (c) material adverse effect on the title of such Collateral Property.

“Material Title Defects” means, with respect to any Collateral Property, defects, Liens (other than Liens for local real estate taxes and similar local governmental charges not yet due and payable and Permitted Liens), and other encumbrances in the nature of easements, servitudes, restrictions, and rights-of-way that would customarily be deemed unacceptable title exceptions for a prudent lender (i.e., a prudent lender would reasonably determine that such exceptions, individually or in the aggregate, materially impair the title, ownership, use value or operations of the Collateral Property in question) or which could reasonably be expected to result in a Material Property Event.
“Maturity Date” means the earliest of (a) the Stated Maturity Date, and (b) the date upon which Administrative Agent declares the Obligations due and payable after the occurrence of an Event of Default.
“Maximum Rate” has the meaning specified in Section 12.10.
“Member” has the meaning specified in Section 8.22.
“Monthly Cash Sweep Reconciliation” means a statement for each Collateral Property prepared by the applicable Manager for each calendar month, setting forth the calculation of the Excess Cash Flow for such Collateral Property for such month, in detail reasonably satisfactory to Administrative Agent.
“Moody’s” means Moody’s Investors Service, Inc.
“Mortgage” means, with respect to each Collateral Property (and substantially in the form of Exhibit F for such Collateral Property), a first priority Mortgage (or Deed of Trust or Deed to Secure Debt, as applicable), Assignment of Leases and Rents Fixture Filing and Security Agreement, to be executed and delivered by the applicable Borrower, with respect to such Collateral Property in favor of the Secured Parties as security for the Obligations and encumbering such Collateral Property.
“Net Income” means, at any date of determination, the net income (or loss) of a Borrower for the most recently completed four (4) fiscal quarters; provided that Net Income shall exclude extraordinary gains and extraordinary losses for such period.
“Net Proceeds” has the meaning specified in Section 9.04(b).
“Net Proceeds Deficiency” has the meaning specified in Section 9.04(h).
“Note” means a promissory note made by Borrowers in favor of a Lender evidencing Loans made by such Lender substantially in the form of Exhibit B.
“O&M Program” means, with respect to each Collateral Property listed on Schedule 7.01, the asbestos operations and maintenance program developed by the applicable Borrower and approved by Administrative Agent, as the same may be amended, replaced, supplemented or otherwise modified from time to time.
“Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party arising under any Loan Document or otherwise with respect to any Loan, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Loan Party or any Subsidiary thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding, provided, however, that the contribution obligations of Borrowers set forth in Section 1.06(c) shall not constitute “Obligations”.
“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury.

“Operating Equipment and Supplies” means all chinaware, glassware, linens, silverware, tools, kitchen utensils, uniforms, engineering and housekeeping tools and utensils, food and beverage items, fuel, soap, mechanical stores, cleaning supplies and materials, matches, stationary, paper supplies, laundry supplies, food service preparation utensils, housekeeping supplies, accounting supplies and other immediately consumable items used in the operation of a Collateral Property.
“Operating Expenses” means the total of all expenditures, computed in accordance with GAAP, of whatever kind relating to the operation, maintenance and management of the Collateral Properties that are incurred including, without limitation, utilities, ordinary repairs and maintenance, insurance premiums, license fees, property taxes and assessments, advertising expenses, Management Fees, franchise fees, payroll and related taxes, computer processing charges, operational equipment or other lease payments as approved by Administrative Agent, and other similar costs, but excluding depreciation, Debt Service and Capital Expenditures.
“Operating Lease Subordination Agreements” means subordination agreements in form and substance satisfactory to Administrative Agent relating to the Operating Leases.
“Operating Leases” means the Biltmore Hotel Operating Lease, the Union Square Hotel Operating Lease, and the French Quarter Hotel Operating Lease, and “Operating Lease” means any one of the Operating Leases.
“Operating Lessees” means FelCor FQ Lessee, FelCor Union Square Lessee, and DJONT Phoenix, and in each case any successor thereto as permitted pursuant to this Agreement, and “Operating Lessee” means any of the Operating Lessees, as applicable.
“Organizational Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.
“Other Charges” means all personal property taxes, ground rents, maintenance charges, impositions other than Taxes and any other charges, including, without limitation, vault charges and license fees for the use of vaults, chutes and similar areas adjoining any Collateral Property, now or hereafter levied or assessed or imposed against such Collateral Property or any part thereof.
“Other Taxes” means all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or under any other Loan Document or from the execution, delivery or enforcement of or otherwise with respect to, this Agreement or any other Loan Document.
“Outstanding Amount” means, as of any date of determination, the aggregate outstanding principal amount of the Loan after giving effect to any borrowings and prepayments or repayments as the case may be, occurring on such date.
“Overhead Sharing Agreement” means the Overhead Sharing Agreement, dated as of January 1, 2014, by and among FelCor Op and certain other parties thereto.
“Participant” has the meaning specified in Section 12.06(d).

“Participant Register” has the meaning specified in Section 12.06(f).
“Patriot Act” has the meaning specified in Section 12.18.
“Permitted FelCor Transaction” means, at any time (i) the Loan to Value Ratio shall be equal to or less than fifty-five percent (55%) and (ii) the Debt Yield shall be equal to or greater than thirteen percent (13%), the acquisition or transfer (including a merger) of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Securities Exchange Act of 1934 and the rules of the Securities and Exchange Commission of the United States thereunder as in effect on the date hereof), either in one transaction or a series of transactions, of Equity Interests in FelCor Trust or FelCor Op if:
(a)    Borrowers provide to Administrative Agent at least forty-five (45) days prior, written notice of such acquisition or transfer;
(b)    FelCor Trust and FelCor Op (as used herein, such terms include the surviving party from a merger of FelCor Trust and/or FelCor Op, as applicable, and another Person) have a debt-to-equity ratio, net worth and liquidity at least as strong as that of FelCor Trust and FelCor Op immediately prior to the proposed acquisition or transfer, and, in the reasonable judgment of Administrative Agent, have (i) the financial capability, creditworthiness and operational expertise necessary to own and operate a portfolio of properties of the size and complexity that FelCor Trust and FelCor Op and their subsidiaries would own immediately following the completion of the proposed acquisition or transfer, (ii) a reputation in real estate ownership that is comparable to FelCor Trust and FelCor Op, and (iii) experience in the ownership, operation, management, and leasing of similar properties, equal to or greater than FelCor Trust and FelCor Op;
(c)    FelCor Trust and FelCor Op expressly ratify and assume all obligations applicable to FelCor Trust and FelCor Op under the Loan Documents and execute any documents reasonably required by Administrative Agent, and all of such documents are satisfactory in form and substance to Administrative Agent, in Administrative Agent’s reasonable discretion, and FelCor Trust and FelCor Op reaffirm their obligations under existing guaranties and indemnities or a new guarantor, acceptable to the Required Lenders, executes guaranties and indemnities (pursuant to documents satisfactory in form and substance to Administrative Agent) with respect to all of the obligations of FelCor Trust and FelCor Op under the Environmental Indemnity and the other Loan Documents;
(d)    Borrowers shall deliver to Administrative Agent copies of all documents evidencing the proposed acquisition or transfer (to the extent that Borrowers are not prohibited by Law from disclosing such documents); and
(e)    Borrowers pay all reasonable fees, costs, and expenses incurred by Administrative Agent and Lenders in connection with the proposed acquisition or transfer, including, without limitation, all legal (for outside counsel), accounting, title insurance, documentary stamps taxes, intangibles taxes, mortgage taxes, recording fees, and appraisal fees, whether or not the acquisition or transfer is actually consummated.
“Permitted Investments” means any one or more of the following obligations or securities acquired at a purchase price of not greater than par, payable on demand or having a maturity date not later than the Business Day immediately prior to the date it is anticipated such funds will be needed to meet Borrowers’ obligations hereunder and meeting one of the appropriate standards set forth below:
(a)    obligations of, or obligations fully guaranteed as to payment of principal and interest by, the United States or any agency or instrumentality thereof provided such obligations are backed by the full faith and credit of the United States of America including, without limitation, obligations of: the U.S. Treasury (all direct or fully guaranteed obligations), the Farmers Home Administration (certificates of beneficial ownership), the General Services Administration (participation certificates), the U.S. Maritime Administration (guaranteed Title XI financing), the Small Business Administration (guaranteed participation certificates and guaranteed pool certificates), the U.S. Department of Housing and Urban Development (local authority bonds) and the Washington Metropolitan Area Transit Authority (guaranteed transit bonds); provided, however, that the investments described in this clause must (i) have a predetermined fixed dollar of principal due at maturity that cannot vary or change, (ii) if rated by S&P, must not have an “r” highlighter affixed to their rating, (iii) if such investments have a variable rate of interest, such interest rate must be tied to a single interest rate index plus a fixed spread (if any) and must move proportionately with that index, and (iv) such investments must not be subject to liquidation prior to their maturity;
(b)    Federal Housing Administration debentures;
(c)    obligations of the following United States government sponsored agencies: Federal Home Loan Mortgage Corp. (debt obligations), the Farm Credit System (consolidated systemwide bonds and notes), the Federal Home Loan Banks (consolidated debt obligations), the Federal National Mortgage Association (debt obligations), the Financing Corp. (debt obligations), and the Resolution Funding Corp. (debt obligations); provided, however, that investments described in this clause must (i) have a predetermined fixed dollar of principal due at maturity that cannot vary or change, (ii) if rated by S&P, must not have an “r” highlighter affixed to their rating, (iii) if such investments have a variable rate of interest, such interest rate must be tied to a single interest rate index plus a fixed spread (if any) and must move proportionately with that index, and (iv) such investments must not be subject to liquidation prior to their maturity;
(d)    federal funds, unsecured certificates of deposit, time deposits, bankers’ acceptances and repurchase agreements with maturities of not more than 365 days of any bank, the short term obligations of which at all times are rated in the highest short term rating category by each Rating Agency (or, if not rated by all Rating Agencies, rated by at least one Rating Agency in the highest short term rating); provided, however, that the investments described in this clause must (i) have a predetermined fixed dollar of principal due at maturity that cannot vary or change, (ii) if rated by S&P, must not have an “r” highlighter affixed to their rating, (iii) if such investments have a variable rate of interest, such interest rate must be tied to a single interest rate index plus a fixed spread (if any) and must move proportionately with that index, and (iv) such investments must not be subject to liquidation prior to their maturity;
(e)    fully Federal Deposit Insurance Corporation-insured demand and time deposits in, or certificates of deposit of, or bankers’ acceptances with maturities of not more than 365 days and issued by, any bank or trust company, savings and loan association or savings bank, the short term obligations of which at all times are rated in the highest short term rating category by each Rating Agency (or, if not rated by all Rating Agencies, rated by at least one Rating Agency in the highest short term rating); provided, however, that the investments described in this clause must (i) have a predetermined fixed Dollar of principal due at maturity that cannot vary or change, (ii) if rated by S&P, must not have an “r” highlighter affixed to their rating, (iii) if such investments have a variable rate of interest, such interest rate must be tied to a single interest rate index plus a fixed spread (if any) and must move proportionately with that index, and (iv) such investments must not be subject to liquidation prior to their maturity;
(f)    debt obligations with maturities of not more than 365 days and at all times rated by each Rating Agency (or, if not rated by all Rating Agencies, rated by at least one Rating Agency) in its highest long-term unsecured rating category; provided, however, that the investments described in this clause must (i) have a predetermined fixed Dollar of principal due at maturity that cannot vary or change, (ii) if rated by S&P, must not have an “r” highlighter affixed to their rating, (iii) if such investments have a variable rate of interest, such interest rate must be tied to a single interest rate index plus a fixed spread (if any) and must move proportionately with that index, and (iv) such investments must not be subject to liquidation prior to their maturity;
(g)    commercial paper (including both non-interest-bearing discount obligations and interest-bearing obligations payable on demand or on a specified date not more than one year after the date of issuance thereof) with maturities of not more than 365 days and that at all times is rated by each Rating Agency (or, if not rated by all Rating Agencies, rated by at least one Rating Agency) in its highest short-term unsecured debt rating; provided, however, that the investments described in this clause must (i) have a predetermined fixed Dollar of principal due at maturity that cannot vary or change, (ii) if rated by S&P, must not have an “r” highlighter affixed to their rating, (iii) if such investments have a variable rate of interest, such interest rate must be tied to a single interest rate index plus a fixed spread (if any) and must move proportionately with that index, and (iv) such investments must not be subject to liquidation prior to their maturity; and
(h)    units of taxable money market funds, with maturities of not more than 365 days and which funds are regulated investment companies, seek to maintain a constant net asset value per share and invest solely in obligations backed by the full faith and credit of the United States, which funds have the highest rating available from each Rating Agency (or, if not rated by all Rating Agencies, rated by at least one Rating Agency) for money market funds;
provided, however, that no obligation or security shall be a Permitted Investment if (A) such obligation or security evidences a right to receive only interest payments or (B) the right to receive principal and interest payments on such obligation or security are derived from an underlying investment that provides a yield to maturity in excess of one hundred twenty percent (120%) of the yield to maturity at par of such underlying investment.
“Permitted Lien” has the meaning specified in Section 8.03.
“Permitted Personal Property Lien” has the meaning specified in Section 8.04.
“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.
“Personal Property” has the meaning specified in the Mortgage with respect to each Collateral Property.
“Pfandbrief” means the trustee, administrator or receiver (or a nominee, collateral agent or collateral trustee) of, a mortgage pool securing covered mortgage bonds issued by an eligible German bank (Pfandbriefbanken), the bondholders (as a collective whole) thereof, or by any other Person otherwise permitted to issue covered mortgage bonds (Hypothekenpfandbriefe) under German bond law (Pfandbriefgesetz 2005, as the same may be amended or modified and in effect from time to time, and/or any substitute or successor legislation thereto).
“Physical Condition Report” means, with respect to each Collateral Property, a structural engineering report prepared by a company satisfactory to Administrative Agent regarding the physical condition of such Collateral Property, satisfactory in form and substance to Administrative Agent in its sole discretion, which report shall, among other things, (a) confirm that such Collateral Property and its use complies, in all material respects, with all applicable Legal Requirements (including, without limitation, zoning, subdivision and building laws) and (b) include a copy of a final certificate of occupancy with respect to all Improvements on such Collateral Property.
“Plan” means any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) that is maintained or contributed to by (or to which there is or may be an obligation to contribute by) a Borrower or a Subsidiary or, with respect to any such plan that is subject to Section 412 of the Code or Section 302 or Title IV of ERISA, any ERISA Affiliate.
“Plan Assets” has the meaning set forth in 29 C.F.R. section 2510.3-101, as modified by Section 3(42) of ERISA.
“Platform” means IntraLinks or another similar electronic system.
“Policy” has the meaning specified in Section 9.01(b).
“Principal” means, as to any Borrower, such Borrower’s general partner(s), if such Borrower is a partnership, or its managing member(s), if such Borrower is a limited liability company.
“Property Accounts” has the meaning specified in Section 3.01(a).
“Property Expenses” mean, with respect to any Collateral Property, the sum of all hotel expenses (including, without limitation, any amounts currently due for property taxes and property insurance, management fees and amounts used for FF&E Expenditures as outlined in the Approved Annual Budget or otherwise payable to the extent contemplated in the applicable Management Agreement) and other charges and amounts (without duplication of any Accrued Expenses) payable or reimbursable in accordance with and as contemplated by the applicable Management Agreement or as otherwise approved by Administrative Agent.
“Qualified Franchisor” shall mean either (a) a Franchisor; (b) any one or more of Hilton Hotels Corporation, Marriott International, Inc., Hyatt Hotels Corporation, Intercontinental Hotels Group, Wyndham Hotels & Resorts or Starwood Hotels & Resorts, Inc., including any wholly-owned subsidiary of any of the foregoing; or (c) in the reasonable judgment of Administrative Agent, a reputable and experienced franchisor possessing experience in flagging hotel properties similar in size, scope, use and value as the Collateral Properties, provided, that, in all cases the Collateral Properties shall continue to be operated as an upper-upscale full service hotel of comparable quality to the Embassy Suites, DoubleTree, Marriott or Wyndham brands.
“Qualified Insurer” has the meaning specified in Section 9.01(b).
“Qualified Manager” means any Manager or another reputable and experienced professional management organization (a) which manages, together with its Affiliates, one hundred fifty (150) properties of a type, quality and size similar to the Collateral Properties, totaling in the aggregate no less than 30,000 guest rooms and (b) prior to whose employment as manager of a Collateral Property shall have been approved by Administrative Agent, which approval shall not be unreasonably withheld, delayed or conditioned. For purposes of this Agreement, Aimbridge Hospitality, Davidson Hotel Company, Highgate Holdings, Inc., Interstate Management Company L.L.C. and Wyndham Worldwide Corporation, including any wholly-owned subsidiary of any of the foregoing that provides hotel management services, and any one or more of the Qualified Franchisors are deemed to be Qualified Managers.
“Rating Agencies” means each of S&P, Moody’s, and Fitch, and any other nationally-recognized statistical rating agency that has been approved by Administrative Agent.

“REAs” means each construction, operation, and reciprocal easement agreements or similar agreements (including any separate agreements or other agreements between a Loan Party and one or more other parties to any REA with respect to such REA) affecting any Collateral Property or portion thereof, and “REA” means any one of the REAs.
“Register” has the meaning specified in Section 12.06(c).
“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates.
“Release” of any Hazardous Materials means any release, deposit, discharge, emission, leaking, spilling, seeping, migrating, injecting, pumping, pouring, emptying, escaping, dumping, disposing or other movement of Hazardous Materials.
“Renewal Lease” has the meaning specified in Section 7.16(a).
“Rents” has the meaning specified in Article I of the Mortgage with respect to each Collateral Property.
“Replacement Franchise Agreement” means, with respect to any Collateral Property, collectively, (a) either (i) a franchise agreement with a Qualified Franchisor substantially in the same form and substance as the initial Franchise Agreement for such Collateral Property and on the same or more favorable terms to the applicable Operating Lessee, or (ii) a franchise agreement with a Qualified Franchisor, which franchise agreement shall be acceptable to Administrative Agent in form and substance, and (b) a franchisor estoppel and recognition agreement or other “comfort letter” substantially in the form delivered to Administrative Agent on the Funding Date (or such other form acceptable to Administrative Agent), executed and delivered to Administrative Agent by the applicable Operating Lessee and the applicable Franchisor at Borrowers’ expense; provided, however, with respect to any expiring or replacement Franchise Agreement, Borrowers shall notify Administrative Agent, but shall not be required to obtain Administrative Agent’s consent in the event that the Franchise Agreement in effect on the date hereof is extended on the same or more favorable terms to the applicable Operating Lessee as prior to the expiration thereof, provided further that if such Franchise Agreement is modified, extended supplemented or replaced a franchisor estoppel and recognition or other “comfort letter” shall be provided as described in (b) above.
“Replacement Management Agreement” means, collectively, (a) either (i) a management agreement with a Qualified Manager substantially in the same form and substance as the initial Management Agreement for such Collateral Property and on the same or more favorable terms to the applicable Operating Lessee, or (ii) a management agreement with a Qualified Manager, which management agreement shall be acceptable to Administrative Agent in form and substance, (b) if requested by Administrative Agent, a conditional assignment of management agreement or subordination and attornment agreement in such form acceptable to Administrative Agent executed and delivered to Administrative Agent by Operating Lessee and such Qualified Manager at Borrowers’ expense; provided, however, with respect to any expiring or replacement Management Agreement, Borrowers shall notify Administrative Agent but shall not be required to obtain Administrative Agent’s consent in the event that the Management Agreement in effect on the date hereof is extended on the same or more favorable terms to Operating Lessee as prior to the expiration thereof.
“Required Lenders” means, as of any date of determination, Lenders holding more than fifty percent (50%) of the Facility on such date; provided that the portion of the Facility held or deemed held by any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.
“Responsible Officer” means the president or any vice president of a Loan Party. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership, limited liability company, trust or equivalent action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.
“Restoration” means the repair and restoration of a Collateral Property after a Casualty or Condemnation as nearly as possible to the condition the Collateral Property was in immediately prior to such Casualty or Condemnation, with such alterations as may be approved by Administrative Agent, and in accordance with applicable Laws and the requirements of any Ground Lease, Management Agreement, Franchise Agreement and Operating Lease.
“Restricted Party” means any Borrower or any Principal or any shareholder, partner or member or any direct or indirect legal or beneficial owner of any Borrower or any Principal; provided, however, that in no event shall (a) FelCor Trust or FelCor Op be deemed a Restricted Party, nor (b) any direct or indirect beneficial owner of the entities listed in (a) be deemed a Restricted Party.
“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any capital stock or other Equity Interest of any Person or any of its Subsidiaries, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, defeasance, acquisition, cancellation or termination of any such capital stock or other Equity Interest, or on account of any return of capital to any Person’s stockholders, partners or members (or the equivalent of any thereof), or any option, warrant or other right to acquire any such dividend or other distribution or payment.
“Revolver” means the FelCor Revolving Credit Agreement, dated as of December 18, 2012, among FelCor/JPM Hospitality (SPE), L.L.C., DJONT/JPM Hospitality Leasing (SPE), L.L.C., FelCor/JPM Boca Raton Hotel, L.L.C., DJONT/JPM Boca Raton Leasing, L.L.C. and Miami AP Hotel L.L.C., as Borrowers, JPMorgan Chase Bank, N.A., as Administrative Agent, the Lenders party thereto and Bank of America, N.A., as Syndication Agent, and J.P. Morgan Securities, LLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated, as Joint Lead Arrangers and Co-Bookrunners, as the same has been and may hereafter be amended.
“S&P” means Standard & Poor’s Ratings Services, a division of McGraw-Hill, Inc.
“Sanction(s)/Export Controls” means any economic sanction laws, regulations, embargoes or restrictive measures administered, enacted, or enforced by the United States Government, including but not limited to, the Executive Order, the USA Patriot Act of 2001, the U.S. International Emergency Economic Powers Act (50 U.S.C §§ 1701 et seq.), the U.S. Trading with the Enemy Act (50 U.S.C. App. §§ 1 et seq.), the U.S. United Nations Participation Act, the U.S. Syria Accountability and Lebanese Sovereignty Act, the U.S. Comprehensive Iran Sanctions, Accountability, and Divestment Act of 2010 or the Iran Sanctions Act, Section 1245 of the National Defense Authorization Act of 2012, The Iran Freedom and Counter-Proliferation Act of 2012, the Iran Threat Reduction and Syria Human Rights Act of 2012, all as amended, any of the foreign assets control regulations (including but not limited to 31 C.F.R., Subtitle B, Chapter V, as amended), or the U.S. Export Administration Act, the U.S. Export Administration Regulations, or the International Traffic in Arms Regulations, including, without limitation, the Office of Foreign Assets Control (“OFAC”), the United States Department of State, or other relevant sanctions authority (together, the “Sanctions Authorities”).
“Secured Parties” means, collectively, Administrative Agent, Lenders, each co-agent or sub-agent appointed by Administrative Agent from time to time pursuant to Section 11.05, and the other Persons the Obligations owing to which are or are purported to be secured by the Collateral under the terms of the Collateral Documents.

“Security Deposits” has the meaning specified in Section 7.16(e).
“Senior Secured Notes” means; (i) the 10% Senior Secured Notes due 2014 of FelCor Op (the “Senior Secured Notes (2014)”) issued pursuant to the Senior Secured Notes Indenture 2009; (ii) the 6.75% Senior Secured Notes due 2019 of FelCor Op (the “Senior Secured Notes (2019)”) issued pursuant to the Senior Secured Notes Indenture 2011; and (iii) the 5.625% Senior Secured Notes Due 2023 of FelCor Op (the “Senior Secured Notes (2023)”) issued pursuant to the Senior Secured Notes Indenture 2012.
“Senior Secured Notes Indentures” mean (i) the Indenture dated as of October 1, 2009, among FelCor Op (as assignee of FelCor Escrow Holdings, L.L.C.), FelCor Trust and its subsidiaries, as guarantors, and U.S. Bank National Association, as trustee and collateral agent, as modified by a First Supplemental Indenture dated as of October 12, 2009, a Second Supplemental Indenture dated as of October 13, 2009, a Third Supplemental Indenture dated as of March 23, 2010, a Fourth Supplemental Indenture dated as of March 3, 2011, a Fifth Supplemental Indenture dated as of May 23, 2011, and a Sixth Supplemental Indenture dated as of January 7, 2013 (the “Senior Secured Notes Indenture 2009”), pursuant to which the Senior Secured Notes (2014) are issued; (ii) the Indenture dated as of May 10, 2011, among FelCor Op (as assignee of FelCor Escrow Holdings, L.L.C.), as issuer, FelCor Trust and its subsidiaries, as guarantors, and Wilmington Trust Company, as trustee, and Deutsche Bank Trust Company Americas, as collateral agent, registrar and paying agent, and the other parties thereto, as modified by a First Supplemental Indenture dated as of May 23, 2011, and a Second Supplemental Indenture dated as of January 7, 2013 (the “Senior Secured Notes Indenture 2011”), pursuant to which the Senior Secured Notes (2019) are issued; and (iii) the Indenture dated as of December 17, 2012, by and among FelCor Op, FelCor Trust and certain of its subsidiaries, as guarantors, and U.S. Bank National Association, as trustee and collateral agent, as modified by a First Supplemental Indenture dated as of January 7, 2013 (the “Senior Secured Notes Indenture 2012”), pursuant to which the Senior Secured Notes (2023) are issued. As used in this Agreement, the Loans shall not be deemed to be indebtedness for purposes of Section 6.01(e) of the Senior Secured Notes Indenture 2012.
“Stated Maturity Date” means July 21, 2017, or such later date to which such date may be extended pursuant to Section 2.16.
“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of Borrowers.
“Survey” has the meaning specified in Section 5.02(a)(xii).
“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.
“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).
“Sweep Account” has the meaning specified in Section 3.01.
“Synthetic Debt” means, with respect to any Person as of any date of determination thereof, all obligations of such Person in respect of transactions entered into by such Person that are intended to function primarily as a borrowing of funds (including any minority interest transactions that function primarily as a borrowing) but are not otherwise included in the definition of “Indebtedness” or as a liability on the consolidated balance sheet of such Person and its Subsidiaries in accordance with GAAP.
“Synthetic Lease Obligation” means the monetary obligation of a Person under (a) a so-called synthetic, off-balance sheet or tax retention lease, or (b) an agreement for the use or possession of property (including sale and leaseback transactions), in each case, creating obligations that do not appear on the balance sheet of such Person but which, upon the application of any Debtor Relief Laws to such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).
“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.
“Terrorism Exclusion” has the meaning specified in Section 9.01(a)(x).
“Terrorism Insurance” has the meaning specified in Section 9.01(a)(x).
“Terrorism Insurance Cap” has the meaning specified in Section 9.01(a)(x).
“Terrorism Insurance Required Amount” has the meaning specified in Section 9.01(a)(x).
“Title Company” means such title insurance company as is acceptable to Administrative Agent.
“Title Insurance Commitments” means the commitments to issue the Title Policies, issued by the Title Company for each Collateral Property, along with copies of all instruments creating or evidencing exceptions or encumbrances to title.
“Title Policies” means ALTA or equivalent forms of mortgagee title policies from the Title Company and insuring the priority and sufficiency of the Mortgages as first Liens upon the applicable Collateral Properties, (a) in amounts acceptable to Administrative Agent, (b) showing all easements or other matters affecting the applicable Collateral Properties, all subject only to such exceptions or qualifications as are reasonably acceptable to Administrative Agent, (c) deleting all “standard” title exceptions that can be removed upon the delivery of a standard borrower’s affidavit, (d) insuring the priority of Secured Party’s Liens granted by the Mortgages against all possible contractors’, suppliers’ and mechanics’ lien claims that heretofore or hereafter arise, as well as survey matters which could result in a Material Title Defect, and (e) to the extent available, containing any customary endorsements or assurances that Administrative Agent acting on behalf of the Secured Parties may request for protection of its interests including, but not limited to (i) zoning endorsements, (ii) variable rate endorsements, (iii) usury endorsements, (iv) comprehensive endorsements, (v) access endorsements, insuring that there will be at least one location at each applicable Collateral Property with unlimited vehicular ingress and egress to an adjacent street, and (vii) other customary endorsements requested by Administrative Agent and its counsel.
“Transfer” means, with respect to any property, rights, or interests, any sale, deed, conveyance, lease, mortgage, grant, bargain, encumbrance, pledge, assignment, grant of options with respect to, installment sales contracts for, or other transfer or disposition, in whole or in part, with respect to any legal or beneficial interest therein, directly or indirectly, voluntarily or involuntarily, by operation of law or otherwise, and whether or not for consideration or of record. With respect to Restricted Parties, the term “Transfer” shall include the following: (a) if a Restricted Party is a corporation, any merger, consolidation or sale or pledge of such corporation’s stock or the creation or issuance of new stock; (b) if a Restricted Party is a limited or general partnership or joint venture, any merger or consolidation or the change, removal, resignation or addition of a general partner or the sale or pledge of the partnership interest of any general partner or any profits or proceeds relating to such partnership interest, or the sale or pledge of limited partnership interests or any profits or proceeds relating to such limited partnership interests or the creation or issuance of new limited partnership interests; (c) if a Restricted Party is a limited liability company, any merger or consolidation or the change, removal, resignation or addition of a managing member or non-member manager (or if no managing member, any member) or the sale or pledge of the membership interest of a managing member (or if no managing member, any member) or any profits or proceeds relating to such membership interest, or the sale or pledge of non-managing membership interests or the creation or issuance of new non-managing membership interests; and (d) if a Restricted Party is a trust or nominee trust, any merger, consolidation or the sale or pledge of the legal or beneficial interest in a Restricted Party or the creation or issuance of new legal or beneficial interests.
“Type” means, with respect to a Loan, its character as a Base Rate Loan or a Eurodollar Rate Loan.
“UCC” means the Uniform Commercial Code as in effect in the State of New York; provided that, if perfection or the effect of perfection or non-perfection or the priority of any security interest in any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, “UCC” means the Uniform Commercial Code as in effect from time to time in such other jurisdiction for purposes of the provisions hereof relating to such perfection, effect of perfection or non-perfection or priority.
“Unaudited Financial Statements” means the unaudited balance sheets of each Borrower and its Subsidiaries for the Fiscal Year ended December 31, 2013, and the related statements of income or operations, and shareholders’ equity for such Fiscal Year of each Borrower, including the notes thereto.
“Union Square Hotel Fee Owner” means FelCor Union Square Hotel and any successor thereto as permitted pursuant to this Agreement.
“Union Square Hotel Management Agreement” means (a) the Management Agreement, by and between Marriott International, Inc., as “Manager,” and BHR Operations, L.L.C., as owner, dated as of September 5, 2007, as amended and assigned by (i) the Amendment to Management Agreement, dated as of March 31, 2009, by and between BHR Operations, L.L.C. and Marriott International, Inc., (ii) the Second Amendment to Management Agreement, dated as of July 30, 2010, by and between BHR Operations, L.L.C. and Marriott International, Inc., and (iii) the Assignment and Assumption of Management Agreement, to be dated as of the Funding Date, by and between BHR Operations, L.L.C., as assignor, and FelCor Union Square Lessee, L.L.C., as assignee; and (b) the Owner Agreement, dated as of September 5, 2007, by and among FelCor Union Square Hotel, FelCor Union Square Lessee and Marriott International Inc..
“Union Square Hotel Operating Lease” means Lease Agreement, dated as of July 27, 1998, by and between FelCor Hotel Asset Company, L.L.C., as lessor, and Bristol Hotel Tenant Company, as lessee, as amended by (i) Contribution, Assignment and Assumption Agreement, dated as of 2:35 p.m. Central Time on July 27, 1998, by and among Bristol Hotel Company, Bristol Hotels & Resorts, Inc., Bristol Hotel Management Corporation, BHMC GenPar, L.L.C., Bristol Hotel Tenant Company, Bristol Lodging Tenant Company, Bristol Salt Lake Tenant Company, Bristol Hospitality Tenant Company, BHTC Canada, Inc., BHMC LimPar, L.L.C., Bristol IP Company, and Bristol Management, L.P., (ii) Leasehold Acquisition Agreement, dated as of March 30, 2001, by and among Bass (U.S.A.) Incorporated, in its individual capacity and on behalf of its subsidiaries and affiliates, including but not limited to Bristol Hotel Tenant Company, Bristol Hospitality Tenant Company, Bristol Salk Lake Tenant Company and Bristol Lodging Tenant Company, and FelCor Lodging Trust Incorporated, in its individual capacity and on behalf of its subsidiaries and affiliates, (iii) Assignment and Assumption of Leasehold Estate, Bill of Sale and Indemnity, dated as of 12:01 A.M. on July 1, 2001, by and among FelCor Hotel Asset Company, Bristol Hotel Tenant Company, and BHR Operations, L.L.C., as assignee, (iv) Assignment and Assumption of Operating Agreements, dated as of July 1, 2001, by and between Bristol Hotel Tenant Company and Bristol Management, L.P., as assignors, and BHR Operations, L.L.C., as assignee, (v) Amendment to Lease Agreement, dated as of May 29, 2003, by and between FelCor Hotel Asset Company, L.L.C. and BHR Operations, L.L.C, (vi) Assignment and Assumption of Lease, to be dated as of the Funding Date, by and between FelCor Hotel Asset Company, L.L.C., as assignor, and FelCor Union Square Hotel, L.L.C., as assignee, and (vii) Assignment and Assumption of Lease, to be dated as of the Funding Date, by and between BHR Operations, L.L.C., as assignor, and FelCor Union Square Lessee, L.L.C., as assignee.
“Union Square Hotel Property” means the Marriott - San Francisco-Union Square Hotel, located at 480 Sutter Street, San Francisco, California 94108.
“United States” and “U.S.” mean the United States of America.
“Working Capital Estimate” means, with respect to any Collateral Property, for each calendar month, an estimated amount of Property Expenses anticipated by the applicable Manager in its reasonable, good faith business judgment to be incurred in the next thirty (30) days (other than property taxes, property insurance premiums and FF&E Reserves), as reasonably determined by such Manager in accordance with the Management Agreement (including any provisions of such Manager’s Consent and Subordination of Management Agreement).
1.02    Other Interpretive Provisions. With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:
(a)    The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document (including any Organizational Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “herein,” “hereof” and “hereunder,” and words of similar import when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof, (iv) all references in a Loan Document to Articles, Sections, Preliminary Statements, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Preliminary Statements, Exhibits and Schedules to, the Loan Documents in which such references appear, (v) any reference to any law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.
(b)    In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”
(c)    Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.
1.03    Accounting Terms.
(a)    Generally. All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the Unaudited Financial Statements, except as otherwise specifically prescribed herein.
(b)    Changes in GAAP. If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either Borrowers or the Required Lenders shall so request, Administrative Agent, the Lenders and Borrowers shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) Borrowers shall provide to Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.
1.04    Rounding. Any financial ratios required to be maintained by Borrowers pursuant to this Agreement shall be calculated by dividing the appropriate component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).
1.05    Times of Day. Unless otherwise specified, all references herein to times of day shall be references to Eastern Time (daylight or standard, as applicable).
1.06    Joint and Several Obligations.
(a)    All representations contained herein shall be deemed individually made by each Borrower, and each of the covenants, agreements, and obligations set forth herein shall be deemed to be the joint and separate covenants, agreements, and obligations of each Borrower. Any notice, request, consent, report, or other information or agreement delivered to any Loan Party by any Borrower shall be deemed to be ratified by, consented to, and also delivered by the other Borrowers. Each Borrower recognizes and agrees that each covenant and agreement of a “Borrower” and “Borrowers” in this Agreement and in any other Loan Document shall create a joint and several obligation of such entities, which may be enforced against such entities jointly, or against each entity separately.
(b)    Each Borrower hereby irrevocably and unconditionally agrees: (i) that it is jointly and severally liable to Administrative Agent and Lenders for the full and prompt payment of the Obligations and the performance by each Borrower of its obligations hereunder in accordance with the terms hereof; (ii) to fully and promptly perform all of its obligations hereunder with respect to the Obligations; and (iii) as a primary obligation to indemnify Administrative Agent and Lenders on demand for and against any loss (including losses due to Administrative Agent’s or any Lender’s negligence but excluding losses determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of Administrative Agent or any Lender) actually incurred by Administrative Agent or any Lender as a result of any of the obligations of any one or more of Borrowers being or becoming void, voidable, unenforceable, or ineffective for any reason whatsoever, whether or not known to Administrative Agent, any Lender or any other Person.
(c)    At any time a payment in respect of the Obligations is made, the right of contribution of each Borrower against each other Borrower shall be determined as provided in the immediately following sentence, with the right of contribution of each Borrower to be revised and restated as of each date on which a payment (a “Relevant Payment”) is made on the Obligations. At any time that a Relevant Payment is made by a Borrower that results in the aggregate payments made by such Borrower in respect of the Obligations to and including the date of the Relevant Payment exceeding such Borrower’s Contribution Percentage (as defined below) of the aggregate payments made by all Borrowers in respect of the Obligations to and including the date of the Relevant Payment (such excess, the “Aggregate Excess Amount”), each such Borrower shall have a right of contribution against each other Borrower who has made payments in respect of the Obligations to and including the date of the Relevant Payment in an aggregate amount less than such other Borrower’s Contribution Percentage of the aggregate payments made to and including the date of the Relevant Payment by all Borrowers in respect of the Obligations (the aggregate amount of such deficit, the “Aggregate Deficit Amount”) in an amount equal to (x) a fraction the numerator of which is the Aggregate Excess Amount of such Borrower and the denominator of which is the Aggregate Excess Amount of all Borrowers multiplied by (y) the Aggregate Deficit Amount of such other Borrower. A Borrower’s right of contribution pursuant to the preceding sentences shall arise at the time of each computation, subject to adjustment to the time of each computation; provided that no Borrower may take any action to enforce such right until the Obligations have been irrevocably paid in full in cash, it being expressly recognized and agreed by all parties hereto that any Borrower’s right of contribution arising pursuant to this Section 1.06(c) against any other Borrower shall be expressly junior and subordinate to such other Borrower’s obligations and liabilities in respect of the Obligations. As used in this Section 1.06(c): (i) each Borrower’s “Contribution Percentage” shall mean the percentage obtained by dividing (x) the Adjusted Net Worth (as defined below) of such Borrower by (y) the aggregate Adjusted Net Worth of all Borrowers; (ii) the “Adjusted Net Worth” of each Borrower shall mean the greater of (x) the Net Worth (as defined below) of such Borrower and (y) zero; and (iii) the “Net Worth” of each Borrower shall mean the amount by which the fair saleable value of such Borrower’s assets on the date of any Relevant Payment exceeds its existing debts and other liabilities (including contingent liabilities, but without giving effect to any Obligations) on such date. Notwithstanding anything to the contrary contained above, any Borrower that is released pursuant to Section 2.13 hereof shall thereafter have no contribution obligations, or rights, pursuant to this Section 1.06(c), and at the time of any such release, if the released Borrower had an Aggregate Excess Amount or an Aggregate Deficit Amount, same shall be deemed changed to $0, and the contribution rights and obligations of the remaining Borrowers shall be recalculated on the respective date of release (as otherwise provided above) based on the payments made hereunder by the remaining Borrowers. All parties hereto recognize and agree that, except for any right of contribution arising pursuant to this Section 1.06(c), each Borrower who makes any payment in respect of the Obligations shall have no right of contribution or subrogation against any other Borrower in respect of such payment until all of the Obligations have been irrevocably paid in full in cash. Each of the Borrowers recognizes and acknowledges that the rights to contribution arising hereunder shall constitute an asset in favor of the party entitled to such contribution. In this connection, each Borrower has the right to waive its contribution right against any Borrower to the extent that after giving effect to such waiver such Borrower would remain solvent, in the determination of the Required Lenders.

(d)    Each Borrower waives any right to require the Secured Parties to: (i) proceed against any of the Borrowers, any Guarantors, any other guarantor of the Obligations or any other Person; (ii) proceed against or exhaust any security held from any of the Borrowers, any Guarantors, any other guarantor of the Obligations or any other Person; or (iii) pursue any other remedy in the Secured Parties’ power whatsoever. Each Borrower waives any defense based on or arising out of any defense of any of the Borrowers, any Guarantor, any other guarantor of the Obligations or any other Person other than payment in full in cash of the Obligations, including, without limitation, any defense based on or arising out of the disability of any of the Borrowers, any Guarantor, any other guarantor of the Obligations or any other Person, or the unenforceability of the Obligations or any part thereof from any cause, or the cessation from any cause of the liability of any of the Borrowers other than payment in full in cash of the Obligations. The Secured Parties may, at their election, foreclose on any collateral serving as security held by Administrative Agent or the other Secured Parties by one or more judicial or nonjudicial sales, whether or not every aspect of any such sale is commercially reasonable (to the extent such sale is permitted by applicable law), or exercise any other right or remedy the Secured Parties may have against any of the Borrowers or any other Person, or any security, without affecting or impairing in any way the liability of any Borrower hereunder except to the extent the Obligations have been paid in full in cash. Each Borrower waives any defense arising out of any such election by the Secured Parties, even though such election (such as nonjudicial foreclosure with respect to any security for the Obligations) operates to impair or extinguish any right of reimbursement, contribution, indemnification or subrogation or other right or remedy of such Borrower against any of the other Borrowers, any Guarantors, any other guarantor of the Obligations or any other Person or any security. Without limiting the generality of the foregoing, each Borrower further waives:
(i)    any defense based upon any lack of authority of the officers, directors, partners or agents acting or purporting to act on behalf of any other Borrower or any Principal of any other Borrower or any defect in the formation of any other Borrower or any Principal of any other Borrower;
(ii)    any defense based upon any statute or rule of law which provides that the obligation of a surety must be neither larger in amount nor in any other respects more burdensome than that of a principal;
(iii)    any defense based upon any failure by Administrative Agent or any other Secured Party to obtain collateral for the Obligations or failure by Administrative Agent to perfect a Lien on any Collateral;
(iv)    presentment, demand, protest and notice of any kind except as set forth in the Loan Documents;
(v)    any defense based upon any failure of Administrative Agent or any other Secured Party to give notice of sale or other disposition of any Collateral to any other Borrower or to any other Person or any defect in any notice that may be given in connection with any sale or disposition of any Collateral;
(vi)    any defense based upon any failure of Administrative Agent or any other Secured Party to comply with applicable laws in connection with the sale or other disposition of any Collateral, including, without limitation, any failure of Administrative Agent or any other Secured Party to conduct a commercially reasonable sale or other disposition of any Collateral;
(vii)    any defense based upon any election by Administrative Agent or any other Secured Party, in any bankruptcy proceeding, of the application or non-application of Section 1111 (6)(2) of the Bankruptcy Code or any successor statute;

(viii)    any defense based upon any use of cash collateral under Section 363 of the Bankruptcy Code;
(ix)    any defense based upon any agreement or stipulation entered into by Administrative Agent or any other Secured Party with respect to the provision of adequate protection in any bankruptcy proceeding;
(x)    any defense based upon any borrowing or any grant of a security interest under Section 364 of the Bankruptcy Code;
(xi)    any defense based upon the avoidance of any security interest in favor of Administrative Agent or any other Secured Party for any reason;
(xii)    any defense based upon any bankruptcy, insolvency, reorganization, arrangement, readjustment of debt, liquidation or dissolution proceeding, including any discharge of, or bar or stay against collecting, all or any of the Obligations;
(xiii)    all rights and defenses that such Borrower may have because any of the Obligations are secured by real property. This means, among other things: (A) Administrative Agent may collect from such Borrower without first foreclosing on any real or personal property Collateral pledged by any other Borrower, (B) if Administrative Agent forecloses on any real property Collateral pledged by any other Borrower, (1) except as provided by applicable law, the amount of the Obligations may be reduced only by the price for which that Collateral is sold at the foreclosure sale, even if the collateral is worth more than the sale price, (2) Administrative Agent or Lenders may collect from such Borrower even if Administrative Agent or Lenders, by foreclosing on the real property Collateral, have impaired, limited or destroyed any right such Borrower may have to collect from any other Borrower; and
(xiv)    any claim or other right that Borrower might now have or hereafter acquire against any other Borrower or any other person that arises from the existence or performance of any Obligations, including, without limitation, any of the following: (A) any right of subrogation, reimbursement, exoneration, contribution, or indemnification; or (B) any right to participate in any claim or remedy of Administrative Agent or any other Secured Party against any other Borrower or any collateral security therefor, whether or not such claim, remedy or right arises in equity or under contract, statute or common law.
(e)    Each Borrower hereby acknowledges and affirms that it understands that to the extent the Obligations are secured by real property located in the State of California, such Borrower shall be liable for the full amount of the liability hereunder notwithstanding foreclosure on such real property by trustee sale or any other reason impairing such Borrower’s or any Secured Party’s right to proceed against any Borrower, any Guarantors, any other guarantor of the Obligations or any other Person.
(f)    Each Borrower hereby waives (to the fullest extent permitted by applicable law) all rights and benefits under Section 580a, 580b, 580d and 726 of the California Code of Civil Procedure. Each Borrower hereby further waives (to the fullest extent permitted by applicable law), without limiting the generality of the foregoing or any other provision hereof, all rights and benefits which might otherwise be available to such Borrower under Sections 2809, 2810, 2815, 2819, 2821, 2839, 2845, 2848, 2849, 2850, 2899 and 3433 of the California Civil Code.
(g)    Until the Obligations have been paid in full in cash, each Borrower waives its rights of subrogation and reimbursement and any other rights and defenses available to such Borrower by reason of Sections 2787 to 2855, inclusive, of the California Civil Code, including, without limitation, (1) any defenses such Borrower may have by reason of an election of remedies by the Secured Parties and (2) any rights or defenses such Borrower may have by reason of protection afforded to any Borrower pursuant to the antideficiency or other laws of California limiting or discharging such Borrower’s indebtedness, including, without limitation, Section 580a, 580b, 580d or 726 of the California Code of Civil Procedure. In furtherance of such provisions, each Borrower hereby waives all rights and defenses arising out of an election of remedies by the Secured Parties, even though that election of remedies, such as a nonjudicial foreclosure, destroys such Borrower’s rights of subrogation and reimbursement against any Borrower by the operation of Section 580d of the California Code of Civil Procedure or otherwise.
(h)    Each Borrower hereby acknowledges and agrees that no Secured Party nor any other Person shall be under any obligation (a) to marshal any assets in favor of such Borrower or in payment of any or all of the liabilities of any Borrower under the Loan Documents or the obligation of such Borrower hereunder or (b) to pursue any other remedy that such Borrower may or may not be able to pursue itself any right to which such Borrower hereby waives.
(i)    Each Borrower warrants and agrees that each of the waivers set forth in this Section 1.06(d) is made with full knowledge of its significance and consequences and that if any of such waivers are determined to be contrary to any applicable law or public policy, such waivers shall be effective only to the maximum extent permitted by applicable law.
ARTICLE II

THE COMMITMENTS AND LOANS
2.01    The Loans.
(a)    Subject to the terms and conditions set forth herein (including, without limitation, Section 5.01 and Section 5.02), as of the Effective Date, each Lender severally agrees to make a single Loan to Borrowers on the Funding Date in a principal amount equal to such Lender’s Commitment. The aggregate Outstanding Amount of all Loans made on the Funding Date shall be $140,000,000.
(b)    The Commitment of each Lender shall terminate in its entirety on September 30, 2014, unless the Funding Date has occurred on or prior to such date.
(c)    Amounts borrowed under this Section 2.01 and repaid or prepaid may not be reborrowed. Loans may be Base Rate Loans or Eurodollar Rate Loans, as further provided herein.
2.02    Loans, Conversions and Continuations of Loans.
(a)    The initial making of Loans, each conversion of Loans from one Type to the other, and each continuation of Eurodollar Rate Loans shall be made upon Borrowers’ irrevocable notice to Administrative Agent, which (other than in the initial borrowing of Loans on the Funding Date) may be given by telephone. Each such notice must be received by Administrative Agent not later than 12:00 noon (i) three (3) Business Days prior to the requested date of the making of Loans of, conversion to or continuation of Eurodollar Rate Loans or of any conversion of Eurodollar Rate Loans to Base Rate Loans, and (ii) (x) three (3) Business Days prior to the Funding Date in the case of the making of Base Rate Loans on such date and (y) thereafter on the requested date of any Base Rate Loans. Each telephonic notice by a Borrower pursuant to this Section 2.02(a) must be confirmed promptly by delivery to Administrative Agent of a written Committed Loan Notice, appropriately completed and signed by a Responsible Officer of Borrowers. The initial Eurodollar Rate Loans and any conversion to or continuation of Eurodollar Rate Loans shall be in a principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof. The initial Base Rate

Loans and each conversion to Base Rate Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof. Each Committed Loan Notice (whether telephonic or written) shall specify (i) whether Borrowers are requesting the initial making of Loans, a conversion of Loans from one Type to the other, or a continuation of Eurodollar Rate Loans, (ii) the requested date of the Loans, conversion or continuation, as the case may be (which shall be a Business Day), (iii) the principal amount of Loans to be borrowed, converted or continued, and (iv) the Type of Loans to be borrowed or to which existing Loans are to be converted. If Borrowers fail to specify a Type of Loan in a Committed Loan Notice or if Borrowers fail to give a timely notice requesting a conversion or continuation, then the applicable Loans shall be made as, or converted to, Eurodollar Rate Loans. Any such automatic conversion to Eurodollar Rate Loans shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Eurodollar Rate Loans.
(b)    Following receipt of a Committed Loan Notice, Administrative Agent shall promptly notify each Lender of the amount of its Applicable Percentage of Loans, and if no timely notice of a conversion or continuation is provided by Borrowers, Administrative Agent shall notify each Lender of the details of any automatic conversion to Eurodollar Rate Loans described in Section 2.02(a). In the case of the initial Loans, each Lender shall make the amount of its Loan available to Administrative Agent in immediately available funds at Administrative Agent’s Office not later than 10:00 a.m. on the Funding Date. Upon satisfaction of the applicable conditions set forth in Section 5.02, Administrative Agent shall make all funds so received available to Borrowers not later than 11:00 a.m. on the Funding Date in like funds as received by Administrative Agent by wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) Administrative Agent by Borrowers.
(c)    Except as otherwise provided herein, a Eurodollar Rate Loan may be continued or converted only on the last day of an Interest Period for such Eurodollar Rate Loan. During the existence of a Default, no Loans may be requested as, converted to or continued as Eurodollar Rate Loans without the consent of the Required Lenders.
(d)    Administrative Agent shall promptly notify Borrowers and Lenders of the interest rate applicable to any Interest Period for Eurodollar Rate Loans upon determination of such interest rate. At any time that Base Rate Loans are outstanding, Administrative Agent shall notify Borrowers and Lenders of any change in DBNY’s prime rate used in determining the Base Rate promptly following the public announcement of such change.
(e)    After giving effect to the initial Loans, all conversions of Loans from one Type to the other, and all continuations of Loans as the same Type, there shall not be more than five (5) Interest Periods in effect in respect of the Facility.
2.03    Optional Prepayments. Subject to the last sentence of this Section 2.03, Borrowers may, upon notice to Administrative Agent, at any time or from time to time voluntarily prepay Loans in whole or in part without premium or penalty; provided that (a) such notice must be received by Administrative Agent not later than 11:00 a.m. (i) three (3) Business Days prior to any date of prepayment of Eurodollar Rate Loans and (ii) on the date of prepayment of Base Rate Loans; (b) any prepayment of Eurodollar Rate Loans shall be in a principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof; and (c) any prepayment of Base Rate Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof or, in each case, if less, the entire principal amount thereof then outstanding. Each such notice shall specify the date and amount of such prepayment and the Type(s) of Loans to be prepaid. Administrative Agent will promptly notify each Lender of its receipt of each such notice, and of the amount of such Lender’s ratable portion of such prepayment (based on such Lender’s Applicable Percentage in respect of the Facility). If such notice is given by Borrowers, Borrowers shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein. Any prepayment of a Eurodollar Rate Loan shall be accompanied by all accrued interest on the amount prepaid, together with any additional amounts required pursuant to Section 4.05. Each prepayment of the outstanding Loans pursuant to this Section 2.03 shall be applied to the principal repayment installments thereof on a pro rata basis, and each such prepayment paid to Lenders in accordance with their respective Applicable Percentages in respect of the Facility.
2.04    Repayment of Loans; Amortization. Borrowers shall:
(a)    repay the Outstanding Amount on the last Business Day of each calendar quarter, beginning on the last day of September, 2017, in an amount equal to $375,000; provided that there shall be credited against such payments, in inverse order of maturity, the amount of any optional prepayments made by Borrowers pursuant to Section 2.03; and
(b)    on the Stated Maturity Date, repay in full the Outstanding Amount, together with all other Obligations.
2.05    Interest.
(a)    Each Eurodollar Rate Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the Eurodollar Rate for such Interest Period plus the Applicable Margin; and each Base Rate Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Margin.
(b)    (i) If any amount of principal of any Loan is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws; (ii) if any amount (other than principal of any Loan) payable by Borrowers under any Loan Document is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, then upon the request of the Required Lenders such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws; (iii) upon the request of the Required Lenders, while any Event of Default exists, Borrowers shall pay interest on the principal amount of all outstanding Obligations hereunder at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws; and (iv) accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.
(c)    Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.
2.06    Fees.
(a)    Borrowers shall pay fees in the amounts and at the times specified in the Fee Letter. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.
(b)    Borrowers shall pay to Administrative Agent for distribution to each Lender a fee for the period extending from and including the Effective Date to but excluding the earlier of (i) the Funding Date and (ii) September 30, 2014, computed at a rate per annum equal to 0.75% of the Commitment of such Lender. Such fee shall be due and payable on the earlier of (x) the Funding Date and (y) September 30, 2014, fully earned when paid and not refundable for any reason whatsoever.

2.07    Computation of Interest and Fees. All computations of interest for Base Rate Loans shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed. All other computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365-day year). Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid; provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.09, bear interest for one day. Each determination by Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.
2.08    Evidence of Debt. The Loans made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by Administrative Agent in the ordinary course of business. The accounts or records maintained by Administrative Agent and each Lender shall be conclusive absent manifest error of the amount of the Loans made by Lenders to Borrowers and the interest and the other payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of Borrowers hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of Administrative Agent in respect of such matters, the accounts and records of Administrative Agent shall control in the absence of manifest error. Upon the request of any Lender made through Administrative Agent, Borrowers shall execute and deliver to such Lender (through Administrative Agent) a Note, which shall evidence such Lender’s Loans in addition to such accounts or records. Each Lender may attach schedules to its Note and endorse thereon the date, Type (if applicable), amount and maturity of its Loans and payments with respect thereto.
2.09    Payments Generally; Administrative Agent’s Clawback.
(a)    General. All payments to be made by Borrowers shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein, all payments by Borrowers hereunder shall be made to Administrative Agent, for the account of the respective Lenders to which such payment is owed, at Administrative Agent’s Office in Dollars and in immediately available funds not later than 3:00 p.m. on the date specified herein. Administrative Agent will promptly distribute to each Lender its Applicable Percentage in respect of the Facility (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Lending Office. All payments received by Administrative Agent after 3:00 p.m. shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue. If any payment to be made by Borrowers shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected on computing interest or fees, as the case may be.
(b)    Presumption by Administrative Agent. Unless Administrative Agent shall have received notice from Borrowers prior to the time at which any payment is due to Administrative Agent for the account of the Lenders hereunder that Borrowers will not make such payment, Administrative Agent may assume that Borrowers have made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders the amount due. In such event, if Borrowers have not in fact made such payment, then each of the Lenders severally agree to repay to Administrative Agent forthwith on demand the amount so distributed to such Lender, in immediately available funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by Administrative Agent in accordance with banking industry rules on interbank compensation.

(c)    Obligations of Lenders Several. The obligations of the Lenders hereunder to make Loans and to make payments pursuant to Section 12.04(c) are several and not joint. The failure of any Lender to make any Loan, to fund any such participation or to make any payment under Section 12.04(c) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan, to purchase its participation or to make its payment under Section 12.04(c).
(d)    Funding Source. Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.
(e)    Insufficient Funds. If at any time insufficient funds are received by and available to Administrative Agent to pay fully all amounts of principal, interest and fees then due hereunder, such funds shall be applied (i) first, toward payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, toward payment of principal then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal then due to such parties.
2.10    Sharing of Payments by Lenders. If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of (a) Obligations in respect of the Facility due and payable to such Lender hereunder and under the other Loan Documents at such time in excess of its ratable share (according to the proportion of (i) the amount of such Obligations due and payable to such Lender at such time to (ii) the aggregate amount of the Obligations in respect of the Facility due and payable to all Lenders hereunder and under the other Loan Documents at such time) of payments on account of the Obligations in respect of the Facility due and payable to all the Lenders hereunder and under the other Loan Documents at such time obtained by all the Lenders at such time or (b) Obligations in respect of the Facility owing (but not due and payable) to such Lender hereunder and under the other Loan Documents at such time in excess of its ratable share (according to the proportion of (i) the amount of such Obligations owing (but not due and payable) to such Lender at such time to (ii) the aggregate amount of the Obligations in respect of the Facility owing (but not due and payable) to all Lenders hereunder and under the other Loan Parties at such time) of payment on account of the Obligations in respect of the Facility owing (but not due and payable) to all Lenders hereunder and under the other Loan Documents at such time obtained by all of the Lenders at such time then the Lender receiving such greater proportion shall (a) notify Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Loans of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by Lenders ratably in accordance with the aggregate amount of Obligations then due and payable to the Lenders or owing (but not due and payable) to the Lenders, as the case may be, provided that:
(a)    if any such participations or subparticipations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and
(b)    the provisions of this Section shall not be construed to apply to (A) any payment made by Borrowers pursuant to and in accordance with the express terms of this Agreement or (B) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant, other than to Borrowers (as to which the provisions of this Section shall apply).
Borrowers consent to the foregoing and agree, to the extent they may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against any such Borrower’s right of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Borrower in the amount of such participation.
2.11    [Intentionally Deleted]

2.12    [Intentionally Deleted]

2.13    Collateral Property Releases. Borrowers may obtain the release of a Collateral Property (other than the Union Square Hotel Property) from the Lien of the Mortgage thereon (and related Collateral Documents) and the release of Borrowers’ obligations under the Loan Documents with respect to such Collateral Property (other than those expressly stated to survive), but only upon the satisfaction of each of the following conditions:
(a)    No Default or Event of Default has occurred and is continuing, or would occur after giving effect to the release of such Collateral Property;
(b)    Borrowers shall provide Administrative Agent with at least fifteen (15) days but no more than thirty (30) days prior written notice of its request to obtain a release of the Collateral Property;
(c)    After giving effect to such release and any prepayment of the Outstanding Amount Borrowers elect to make in connection therewith, (i) the Loan to Value Ratio shall be equal to or less than fifty-five percent (55%) and (ii) the Debt Yield calculated on a pro-forma basis shall be equal to or greater than thirteen percent (13%);
(d)    Administrative Agent shall have received a wire transfer of immediately available federal funds in an amount equal to any prepayment of the Outstanding Amount which Borrowers elect to make in connection with such release, together with (i) all accrued and unpaid interest on the amount of principal being prepaid through and including the date of such prepayment, (ii) any amounts required to be paid pursuant to Section 4.05, if any, and (iii) all other sums due under this Agreement, the Notes or the other Loan Documents in connection with such release;
(e)    Borrowers shall submit to Administrative Agent, not less than five (5) days prior to the date of such release, (i) a release of Lien (and related Loan Documents) for such Collateral Property for execution by Administrative Agent in a form or forms appropriate (x) in the state in which such Collateral Property is located and (y) for the type of Collateral to be released, which shall contain standard provisions, if any, protecting the rights of Administrative Agent and Lenders, (ii) all other documentation Administrative Agent reasonably requires to be delivered by Borrowers in connection with such release, (iii) an officer’s certificate (A) certifying that (x) such documentation is in compliance with all applicable Legal Requirements, and (y) the release will not impair or otherwise adversely affect the Liens, security interests and other rights of Administrative Agent and Lenders under the Loan Documents not being released (or as to the parties to the Loan Documents and Collateral Properties subject to the Loan Documents not being released) and (B) setting forth in reasonable detail Borrowers’ calculation of the Loan to Value Ratio and the Debt Yield for purposes of Section 2.13(c); and
(f)    Administrative Agent shall have received payment of all of its reasonable out of pocket costs and expenses, including due diligence review costs and reasonable counsel fees and disbursements, incurred in connection with the release of such Collateral Property and the review and approval of the documents and information required to be delivered in connection therewith.

2.14    Release on Payment in Full. Administrative Agent shall, upon the written request and at the expense of Borrowers, upon payment in full of all Obligations, release the Lien of the Mortgages and any other Loan Document on each Collateral Property not theretofore released.
2.15    Defaulting Lenders. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by applicable Law:
(a)    Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of “Required Lenders” and Section 12.01.
(b)    Any payment of principal, interest, fees or other amounts received by Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article X or otherwise) shall be applied at such time or times as may be determined by Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to Administrative Agent hereunder; second, to the payment of any amounts owing to the Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; third, so long as no Default or Event of Default exists, to the payment of any amounts owing to Borrowers as a result of any judgment of a court of competent jurisdiction obtained by Borrowers against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and fourth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.
2.16    Extension of Stated Maturity Date. So long as no Default or Event of Default has occurred and is continuing on the then effective Stated Maturity Date (each such date, the “Extension Effective Date”), Borrowers may on two (2) occasions extend the then effective Stated Maturity Date to a date that is not later than one (1) year after the then effective Stated Maturity Date, upon:
(a)    delivery of a written extension request to Administrative Agent at least thirty (30) days, but no more than ninety (90) days, prior to the then effective Stated Maturity Date;
(b)    delivery to Administrative Agent of an officer’s certificate, dated as of the applicable Extension Effective Date, certifying that (i) all representations and warranties of Borrowers set forth in this Agreement are/shall be true and correct in all material respects as of the applicable Extension Effective Date, except to the extent such representations and warranties were made as of a specified date, in which case such representation and warranty shall have been true and correct in all material respects as of such specified date; (ii) no Default or Event of Default has occurred and is continuing on the applicable Extension Effective Date after giving effect to the extension of the then effective Stated Maturity Date on such date; and (iii) the calculations attached, and made in reasonable detail, in support of the determinations made in clauses (c) through (f), below;
(c)    the Debt Yield, calculated on a pro-forma basis as of the applicable Extension Effective Date, being equal to or greater than twelve percent (12%);
(d)    delivery to Administrative Agent of Interest Rate Cap Documentation with respect to the Outstanding Amount on the applicable Extension Effective Date (after giving effect to any optional prepayment being made in connection with such Extension) in which Administrative Agent, for Lenders and itself, has a first priority security interest, which caps one-month LIBOR for the applicable Extension period to produce an implied Debt Service Coverage Ratio of 1.25 to 1;

(e)    payment to Administrative Agent for the benefit of the Lenders of a facility extension fee equal to one quarter of one percent (0.25%) of the Outstanding Amount as of the applicable Extension Effective Date (after giving effect to any optional prepayment of the Outstanding Amount being made in connection with such Extension);
(f)    payment by Borrowers of all other reasonable fees and expenses to Administrative Agent and the Lenders to the extent then due as of the applicable Extension Effective Date; and
(g)    execution (and if required by local law, recordation) of any extension agreement in form as required by Administrative Agent with respect to each Collateral Property and endorsements and other assurances as Administrative Agent may reasonably require to conform the Title Policies (including “datedown” endorsements, to the extent available in the state in which the applicable Collateral Property is located) and amendment to any Mortgages of the remaining Collateral Properties to reflect any change in respective Appraised Values of such Collateral Properties (together with payment by Borrowers of any fees or expenses, including any additional mortgage tax, in connection therewith).
Each Extension shall be evidenced by delivery of written confirmation of the same by Administrative Agent to Borrowers. In no event shall the Stated Maturity Date (as it may be extended pursuant to this Section 2.16) occur later than July 21, 2019. During any Extension of the term of the Loans, all terms and conditions of the Loan Documents shall continue to apply, except that Borrowers shall have no further right to extend the term of the Loans after the second Extension.
2.17    Appraisals. The Appraisal for any one or more of the Collateral Properties may be updated (i) at the expense of Borrowers, at any time that an Event of Default is continuing and Administrative Agent or the Required Lenders desire to update such Appraisal and (ii) at the expense of the Lenders, at any other time that Administrative Agent or the Required Lenders desire to update such Appraisal.
2.18    Interest Rate Cap Arrangements. Within 30 days after the Funding Date, Borrowers shall enter into interest rate cap arrangements with respect to the Facility with a counterparty reasonably acceptable to Administrative Agent, pursuant to documentation which is reasonably satisfactory in form and substance to Administrative Agent (“Interest Rate Cap Documentation”), which shall cap one month LIBOR (i) through the second anniversary of the Effective Date at 5.50% and (ii) at a rate that caps one month LIBOR at the calculation date to produce an implied Debt Service Coverage Ratio of 1.25 to 1 for the third year of the term of the Facility or any Extension of such term. The Interest Rate Cap Documentation shall contain such representations and covenants by Borrowers with respect to such interest rate cap arrangements as Administrative Agent may reasonably request, and Borrowers shall grant to Administrative Agent (for the benefit of the Secured Parties) in such documentation a first-priority security interest in the interest rate cap and such documentation.
ARTICLE III

CASH MANAGEMENT
3.01    Accounts.
(a)    Borrowers acknowledge and confirm that (i) within ninety (90) days following the Funding Date, each Borrower shall establish or cause its Manager to establish, and each Borrower covenants that it shall at all times thereafter maintain, or cause its Managers to maintain, (A) one or more accounts at one or more banking institutions reasonably acceptable to Administrative Agent (individually, a “Property Account” and all of such accounts established by Borrowers, all funds at any time on deposit therein and any proceeds, replacements or substitutions of such accounts or funds therein, collectively the “Property

Accounts”) for the collection and deposit of all revenues from operations of such Borrower’s Collateral Property, and (ii) not later than the Funding Date, the Borrowers shall establish and Borrowers covenant that they shall at all times thereafter maintain an account at DBNY or such other banking institution reasonably acceptable to Administrative Agent for the deposit of Excess Cash Flow as required pursuant to Section 3.03(a) below (such account, all funds at any time on deposit therein and any proceeds, replacements or substitutions of such account or funds therein, collectively the “Sweep Account”). The Property Accounts (other than the Property Accounts with respect to the Union Square Hotel Property (the “Union Square Property Account”)) and the Sweep Account shall each be subject to account control agreements reasonably satisfactory to Administrative Agent.
(b)    Each Property Account shall be opened by the applicable Manager as agent for the applicable Operating Lessee and in the name of such Operating Lessee (or, with respect to the Union Square Hotel Property, in the name of the applicable Manager) for the benefit of Administrative Agent, for the benefit of Lenders and itself, provided that such Operating Lessee shall be the owner of all funds on deposit in such account for all purposes, including for federal and applicable state and local tax purposes. The Sweep Account shall be in the name of “FelCor TRS Holdings, L.L.C.” for the benefit of “Agent”, provided that Borrowers shall be the owner of all funds on deposit in such account for all purposes, including for federal and applicable state and local tax purposes.
(c)    The Sweep Account and each Property Account (other than the Union Square Property Accounts) shall be subject to the exclusive dominion and control of Administrative Agent, subject to the terms of each Management Agreement and the respective Manager’s Consent and Subordination of Management Agreement and, except as otherwise expressly provided herein (including without limitation Sections 3.02(d) and 3.02(e) below), neither Borrowers, any Manager, nor any other Person claiming on behalf of or through Borrowers or any Manager shall have any right of withdrawal therefrom or any other right or power with respect thereto.
(d)    Borrowers agree to pay (i) all fees, expenses and charges (which fees, expenses and charges shall be subject to change from time to time) in connection with administering and maintaining the Property Accounts, and administering and processing all items for payment therefrom, and (ii) the reasonable and customary fees, expenses and charges (which fees, expenses and charges shall be subject to change from time to time) in connection with the Sweep Account and administering and processing all items for payment therefrom.
(e)    Administrative Agent shall be responsible for the performance only of such duties with respect to the Property Accounts and the Sweep Account, and administering and maintaining such accounts, as are specifically set forth herein, and no duty shall be implied from any provision hereof. Except as may be otherwise agreed by Administrative Agent in writing, Administrative Agent shall not be under any obligation or duty to perform any act which would involve it in any expense or liability or to institute or defend any suit in respect hereof, or to advance any of its own monies.
3.02    Deposits and Withdrawals. Each Borrower represents, warrants and covenants as follows:
(a)    It shall, or shall cause its Manager to, promptly deposit all revenues from operations of its Collateral Property, other than cash which is retained for petty cash (provided that such petty cash does not exceed $150,000 in the aggregate for all of the Collateral Properties), into the Property Accounts for such Collateral Property. If any sums required to be deposited into any Property Account as provided in the immediately preceding sentence are received by any Borrower or any Manager, such Person shall deposit such sums in the applicable Property Account within two (2) Business Days of receipt.
(b)    All revenues from operations of the Collateral Properties shall be deemed collateral security for payment of the Obligations and shall be held in trust for the benefit, and as the property, of

Administrative Agent, for the benefit of Lenders and itself and, other than as described in Section 3.02(c), shall not be commingled with any other funds or property of any Borrower, Manager or other Person.
(c)    Without the prior written consent of Administrative Agent, so long as any portion of the Obligations remains outstanding, no Borrower, Manager or any other Person shall open or maintain any accounts, other than the Property Accounts, into which revenues from operations of the Collateral Properties are deposited. The foregoing clauses (a) and (b) of this Section 3.02 and the immediately preceding sentence in this clause (c) shall not prohibit (i) any Borrower or its Manager from establishing and utilizing one or more other accounts for the disbursement or retention of funds initially deposited in its Property Accounts or (ii) any Manager from commingling funds initially deposited in its Property Accounts with funds from other hotels managed by such Manager.
(d)    Subject to Section 3.02(e) and Section 10.03, whether or not an Event of Default has occurred and is continuing each Manager shall be permitted to make withdrawals and receive transfers of funds from its Property Accounts, and use all such funds for all purposes, with respect to such Borrower and its Manager, not prohibited by this Agreement or the other Loan Documents and, with respect to such Manager, for all purposes permitted under its Management Agreement; provided, however, that (i) during any Cash Sweep Period no Incentive Management Fee shall be paid under this Section 3.02(d) to any Manager (other than the Manager under the Union Square Hotel Management Agreement) and (ii) this Section 3.02(d) shall not limit or otherwise affect any application of funds as described in Section 10.03.
(e)    Upon the occurrence of a Cash Sweep Event and continuing during any Cash Sweep Period, Borrowers irrevocably authorize Administrative Agent to instruct each Manager to transfer, or cause to be transferred, no less frequently than once a month, by wire transfer or other method of transfer mutually agreeable to such Manager and Administrative Agent of immediately available funds, all Excess Cash Flow to the Sweep Account. If any sums required to be deposited into the Sweep Account as provided in the immediately preceding sentence are received by any Borrower, it shall deposit such funds in the Sweep Account within two (2) Business Days of receipt. During a Cash Sweep Period which is not due to the occurrence of an Event of Default, Administrative Agent and Borrowers agree that Administrative Agent shall disburse or reimburse Borrowers from funds in the Sweep Account for payment from time to time of the following items (to the extent not payable and paid by the Managers pursuant to Section 3.02(d)), in the priority set forth below:
(i)    first, to Borrowers to pay Taxes and Other Charges then due and payable upon presentation to Administrative Agent of bills evidencing such Taxes and Other Charges;
(ii)    second, to Borrowers to pay the Insurance Premiums then due and payable (or, if Borrowers participate in a blanket insurance coverage policy of FelCor Trust, then to Borrowers to pay or reimburse them for their pro rata share of such expenses under such blanket insurance policy), which shall be disbursed upon evidence of payment of such Insurance Premiums;
(iii)    third, to Administrative Agent to pay Debt Service;
(iv)    fourth, to Borrowers to pay any Incentive Management Fees then due and payable under any Management Agreement (other than the Union Square Hotel Management Agreement);
(v)    fifth, to Borrowers to pay FF&E Expenditures as set forth in the then Approved Annual Budget and as documented in a manner reasonably requested by Administrative Agent;

(vi)    sixth, to Borrowers (A) to pay (x) expenses which are payable under any Management Agreement but were not paid by the applicable Manager and (y) expenses which are not payable under any Management Agreement but relate to the Collateral Properties and are approved by Administrative Agent in its reasonable discretion and (B) to reimburse Borrower for any expenses previously paid by it which are described in subclauses (i) - (vi)(A); and
(vii)    the balance, if any, to remain in the Sweep Account as security for the Obligations.
3.03    Excess Cash Flow Sweep Cure.
(a)    So long as no Default or Event of Default shall have occurred and be continuing and Borrowers deliver to Lender a certificate certifying as such, a Cash Sweep Period shall terminate, and all funds on deposit in the Sweep Account at the time of such release shall be released to Borrowers, upon:
(i)    Borrowers’ delivery to Administrative Agent of a certificate of a Responsible Officer, financial statements, and other deliveries demonstrating that the Debt Yield as of the last day of the most recent fiscal quarter is equal to or greater than eight and one half percent (8.5%), or, if the Cash Sweep Period was triggered by a Cash Sweep Event (other than an Event of Default) that occurred in any fiscal quarter prior to the immediately preceding fiscal quarter, demonstrating that the Debt Yield as of the last day of two (2) most recent consecutive fiscal quarters equals or exceeds eight and one half percent (8.5%); or
(ii)    (the prepayment of the Outstanding Amount in an amount sufficient to cause the Debt Yield as of the last day of the most recent fiscal quarter to equal or exceed eight and one-half percent (8.5%) after giving effect to such payment.
(b)    Any interest and other income on any funds deposited into the Sweep Account shall be credited to and accrue to the benefit of Borrowers, shall be added to and become a part of the funds held in the Sweep Account and shall be disbursed in the same manner as other monies deposited in the Sweep Account. The Sweep Account or any funds deposited therein shall be maintained in interest-bearing accounts to the extent available; provided, however, that upon the occurrence and during the continuance of any Event of Default, Administrative Agent may elect not to hold any or all of such funds in an interest-bearing account. In no event shall Administrative Agent be required to select any particular account or credit funds therein at the highest business savings or comparable rate of interest, or use any account deposits in which would be insured by the Federal Depositary Insurance Corporation or other Governmental Authority.
3.04    Security Interest; Cash Management Account Generally.
(a)    Each Borrower hereby grants to Administrative Agent, for the benefit of Lenders and itself, a first-priority perfected security interest in, and assigns and pledges to Administrative Agent, for the benefit of Lenders and itself, each Property Account (other than the Union Square Property Accounts), the Sweep Account, and any and all funds now or hereafter maintained therein and any and all “Investment Property” (as defined in the UCC of each applicable jurisdiction) contained therein as collateral security for payment and performance of the Obligations. The provisions of this Section 3.04 and other provisions of this Agreement and the other Loan Documents are intended to give Administrative Agent “control” of the Property Accounts and the Sweep Account within the meaning of the UCC of each applicable jurisdiction.
(b)    Each Borrower authorizes Administrative Agent to file any financing statement or statements required by Administrative Agent to establish or maintain the validity, perfection and priority of the security interest granted herein in connection with each Property Account and the Sweep Account. Each Borrower agrees that at any time and from time to time, at the expense of Borrowers, such Borrower will promptly and duly execute and deliver all further instruments and documents, and take all further action that Administrative Agent may reasonably request, in order to perfect and protect any security interest granted or purported to be granted hereby or the priority thereof, to obtain or preserve the full benefits of this Agreement and of the rights and powers herein granted, or to enable Administrative Agent to exercise and enforce its rights and remedies hereunder.
(c)    All disbursements of funds (i) from the Property Accounts or the Sweep Account during the continuance of an Event of Default, or (ii) from the Sweep Account upon request from Borrower during a Cash Sweep Period when no Event of Default has occurred and is continuing, in each case as contemplated by this Agreement shall be deemed to have been expressly pre-authorized by Borrowers, and shall not be deemed to constitute the exercise by Administrative Agent of any remedies against any Collateral Property unless an Event of Default shall have occurred and be continuing and Administrative Agent shall have expressly stated in writing its intent to proceed to exercise its remedies as a secured party, pledgee or lienholder with respect to any Property Account or the Sweep Account.
(d)    In the event that funds are released to any Borrower for one or more specific purposes either (i) from a Property Account or the Sweep Account during the continuance of an Event of Default or (ii) from the Sweep Account during a Cash Sweep Period when no Event of Default has occurred and is continuing, then such Borrower shall use, and cause its Manager to use, any such funds released to any of them or at any of their direction solely for the applicable purposes for which such funds were released.
(e)    Funds deposited to any Property Account or the Sweep Account shall not constitute escrow or trust funds.
(f)    No Borrower shall, nor shall it permit its Manager to, further pledge, assign or grant any security interest in any Property Account or the Sweep Account, or the funds deposited therein or permit any Lien to attach thereto, except for the security interest granted to Administrative Agent, or any levy to be made thereon, or any UCC financing statements, except those naming Administrative Agent as the secured party, to be filed with respect thereto.
(g)    Borrowers will defend the right, title and interest of Administrative Agent in and to each Property Account and the Sweep Account and the funds deposited therein against the claims and demands of all Persons whomsoever.
(h)    Beyond the exercise of reasonable care in the custody thereof, Administrative Agent shall not have any duty as to any funds deposited in any Property Account, the Sweep Account, or Investment Property in its possession or control as agent therefor or bailee thereof or any income thereon or the preservation of rights against any Person or otherwise with respect thereto. In no event shall Administrative Agent, any Lender, or any of their respective Affiliates, agents, employees or bailees, be liable or responsible for any loss or damage to any funds or Investment Property, or for any diminution in value thereof, by reason of any act or omission of Administrative Agent, any Lender, or any such Affiliate, agents, employees or bailees, except to the extent that such loss or damage results from such Person’s gross negligence or willful misconduct.
(i)    Upon the occurrence and during the continuance of any Event of Default, but subject to Section 3.02(d), Administrative Agent may exercise any or all of its rights and remedies as a secured party, pledgee and lienholder with respect to each Property Account and the Sweep Account. Without limitation of the foregoing, upon the occurrence and during the continuance of any Event of Default, subject to Section 3.02(d), Administrative Agent may in its sole discretion apply amounts held in any Property Account and the Sweep Account to pay for the costs of protecting or preserving the Liens under the Loan Documents and/or the value of the collateral securing the Obligations, and for such other purposes as Administrative Agent may elect in its sole discretion, including for any of the following purposes: (i) repayment of the Obligations including principal prepayments; (ii) reimbursement of Administrative Agent for all losses, fees, costs and expenses (including reasonable attorneys’ fees) suffered or incurred by Administrative Agent as a result of such Event of Default; (iii) payment of any amount expended in exercising any or all rights and remedies available to Administrative Agent at law or in equity or under this Agreement or under any of the other Loan Documents; or (iv) payment of any item as required or permitted under this Agreement; provided, however, that any application of funds shall not cure or be deemed to cure any Event of Default. Without limiting any other provisions hereof, each of the remedial actions described in the immediately preceding sentence shall be deemed to be a commercially reasonable exercise of Administrative Agent’s rights and remedies as a secured party with respect to any Property Account and the Sweep Account and shall not in any event be deemed to constitute a setoff or a foreclosure of a statutory banker’s Lien. Except as provided in this Article III, nothing in this Agreement shall obligate Administrative Agent to apply all or any portion of any Property Account or the Sweep Account to effect a cure of any Event of Default, or to pay the Obligations, or in any specific order of priority. The exercise of any or all of Administrative Agent’s rights and remedies under this Agreement or under any of the other Loan Documents shall not in any way prejudice or affect Administrative Agent’s rights to initiate and complete a foreclosure under the Mortgages.
ARTICLE IV

TAXES, YIELD PROTECTION AND ILLEGALITY
4.01    Taxes.
(a)    Payments Free of Taxes. Any and all payments by or on account of any obligation of Borrowers hereunder or under any other Loan Document shall be made free and clear of and without reduction or withholding for any Taxes, provided that if any Borrower shall be required by applicable law to deduct any Taxes from such payments, then (i) if such Taxes are Indemnified Taxes, the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) Administrative Agent or any Lender, as the case may be, receives an amount equal to the sum it would have received had no such deductions been made, (ii) such Borrower shall make such deductions and (iii) such Borrower shall timely pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.
(b)    Payment of Other Taxes by Borrowers. Without limiting the provisions of subsection (a) above, Borrowers shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law or, at the option of the Administrative Agent, timely reimburse it for the payment of, any Other Taxes.
(c)    Indemnification by Borrowers. Borrowers shall indemnify Administrative Agent and each Lender, within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) paid by Administrative Agent or such Lender, as the case may be, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to Borrowers by a Lender (with a copy to Administrative Agent), or by Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.
(d)    Indemnification by the Lenders. Each Lender shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that the Borrowers have not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Borrowers to do so), (ii) any

Taxes attributable to such Lender’s failure to comply with the provisions of Section 12.06(f) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (d).
(e)    Evidence of Payments. As soon as practicable after any payment of Taxes by any Borrower to a Governmental Authority pursuant to this Section 4.01, such Borrower shall deliver to Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to Administrative Agent.
(f)    Status of Lenders.
(i)    Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the laws of the jurisdiction in which a Borrower is resident for tax purposes, or any treaty to which such jurisdiction is a party, with respect to payments hereunder or under any other Loan Document shall deliver to such Borrower (with a copy to Administrative Agent), at the time or times prescribed by applicable law or reasonably requested by such Borrower or Administrative Agent, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if requested by any Borrower or Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by such Borrower or Administrative Agent as will enable such Borrower or Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 4.01(f)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.
(ii)    Without limiting the generality of the foregoing, in the event that any Borrower is resident for tax purposes in the United States,
(A)    any Lender that is not a Foreign Lender shall deliver to Borrowers and Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of Borrowers or Administrative Agent), executed originals of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;
(B)    any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to Borrowers and Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of Borrowers or Administrative Agent), whichever of the following is applicable:

1.    in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed originals of IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;
2.    executed originals of IRS Form W-8ECI;
3.    in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate acceptable to Administrative Agent to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of any Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed originals of IRS Form W-8BEN;
4.    to the extent a Foreign Lender is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W‑8ECI, IRS Form W-8BEN, a U.S. Tax Compliance Certificate acceptable to Administrative Agent, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate acceptable to Administrative Agent on behalf of each such direct and indirect partner;
(C)    any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to Borrowers and Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of Borrowers or Administrative Agent), executed originals of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit Borrowers or Administrative Agent to determine the withholding or deduction required to be made; and
(D)    if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to Borrowers and Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by Borrowers or Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by Borrowers or Administrative Agent as may be necessary for Borrowers and Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.
(g)    Treatment of Certain Refunds. If Administrative Agent or any Lender determines, in its sole discretion, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by Borrowers or with respect to which a Borrower has paid additional amounts pursuant to this Section, it shall pay to such Borrower an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by such Borrower under this Section with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of Administrative Agent or such Lender, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that such Borrower, upon the request of Administrative Agent or such Lender agrees to repay the amount paid over to such Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to Administrative Agent or such Lender if Administrative Agent or such Lender is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (g), in no event will the Administrative Agent or any Lender be required to pay any amount to an indemnifying party pursuant to this paragraph (g) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This subsection shall not be construed to require Administrative Agent or any Lender to make available its tax returns (or any other information relating to its taxes that it deems confidential) to any Borrower or any other Person.
4.02    Illegality. If any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund Eurodollar Rate Loans, or to determine or charge interest rates based upon the Eurodollar Rate, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars in the London interbank market, then, on notice thereof by such Lender to Borrowers through Administrative Agent, any obligation of such Lender to make or continue Eurodollar Rate Loans or to convert Base Rate Loans to Eurodollar Rate Loans shall be suspended until such Lender notifies Administrative Agent and Borrowers that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, Borrowers shall, upon demand from such Lender (with a copy to Administrative Agent), prepay or, if applicable, convert all Eurodollar Rate Loans of such Lender to Base Rate Loans, either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurodollar Rate Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Eurodollar Rate Loans. Upon any such prepayment or conversion, Borrowers shall also pay accrued interest on the amount so prepaid or converted.
4.03    Inability to Determine Rates. If the Required Lenders determine that for any reason in connection with any request for a Eurodollar Rate Loan or a conversion to or continuation thereof that (a) Dollar deposits are not being offered to banks in the London interbank eurodollar market for the applicable amount and Interest Period of such Eurodollar Rate Loan, (b) adequate and reasonable means do not exist for determining the Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan, or (c) the Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan does not adequately and fairly reflect the cost to such Lenders of funding such Loan, Administrative Agent will promptly so notify Borrowers and each Lender. Thereafter, the obligation of the Lenders to make or maintain Eurodollar Rate Loans shall be suspended until Administrative Agent (upon the instruction of the Required Lenders) revokes such notice. Upon receipt of such notice, Borrowers may revoke any pending request for the Loans or conversion to or continuation of Eurodollar Rate Loans or, failing that, will be deemed to have converted such request into a request for Base Rate Loans in the amount specified therein.

4.04    Increased Costs; Reserves on Eurodollar Rate Loans.
(a)    Increased Costs Generally. If any Change in Law shall:
(i)    impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement contemplated by Section 4.04(e));
(ii)    subject any Lender to any tax of any kind whatsoever with respect to this Agreement or any Eurodollar Rate Loan made by it, or change the basis of taxation of payments to such Lender in respect thereof (except for Indemnified Taxes or Other Taxes covered by Section 4.01 and the imposition of, or any change in the rate of, any Excluded Tax payable by such Lender); or
(iii)    impose on any Lender or the London interbank market any other condition, cost or expense affecting this Agreement or Eurodollar Rate Loans made by such Lender;
and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurodollar Rate Loan (or of maintaining its obligation to make any such Loan) or to reduce the amount of any sum received or receivable by such Lender hereunder (whether of principal, interest or any other amount) then, upon request of such Lender, Borrowers will pay to such Lender such additional amount or amounts as will compensate such for such additional costs incurred or reduction suffered.
(b)    Capital Requirements. If any Lender determines that any Change in Law affecting such Lender or any Lending Office of such Lender or such Lender’s holding company, if any, regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement, the Commitment of such Lender or the Loans made by such Lender to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy), then from time to time Borrowers will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.
(c)    Certificates for Reimbursement. A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in subsection (a) or (b) of this Section and delivered to Borrowers shall be conclusive absent manifest error. Borrowers shall pay such Lender the amount shown as due on any such certificate within ten (10) days after receipt thereof.
(d)    Delay in Requests. Failure or delay on the part of any Lender to demand compensation pursuant to the foregoing provisions of this Section shall not constitute a waiver of such Lender’s right to demand such compensation, provided that Borrowers shall not be required to compensate a Lender pursuant to the foregoing provisions of this Section for any increased costs incurred or reductions suffered more than nine (9) months prior to the date that such Lender notifies Borrowers of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine (9) month period referred to above shall be extended to include the period of retroactive effect thereof).
(e)    Reserves on Eurodollar Rate Loans. Borrowers shall pay to each Lender, as long as such Lender shall be required to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency funds or deposits (currently known as “Eurocurrency liabilities”), additional interest on the unpaid principal amount of each Eurodollar Rate Loan equal to the actual costs of such reserves allocated to such Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive), which shall be due and payable on each date on which interest is payable on such Loan, provided Borrowers shall have received at least ten (10) days’ prior notice (with a copy to Administrative Agent) of such additional interest from such Lender. If a Lender fails to give notice ten (10) days prior to the relevant Interest Payment Date, such additional interest shall be due and payable ten (10) days from receipt of such notice.
4.05    Compensation for Losses. Upon demand of any Lender (with a copy to Administrative Agent) from time to time, Borrowers shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of:
(a)    any continuation, conversion, payment or prepayment of any Loan other than a Base Rate Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise);
(b)    any failure by any Borrower (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Loan other than a Base Rate Loan on the date or in the amount notified by such Borrower; or
(c)    any assignment of a Eurodollar Rate Loan on a day other than the last day of the Interest Period therefor as a result of a request by Borrowers pursuant to Section 12.14;
including any loss of anticipated profits and any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained. Borrowers shall also pay any customary administrative fees charged by such Lender in connection with the foregoing.
For purposes of calculating amounts payable by Borrowers to the Lenders under this Section 4.05, each Lender shall be deemed to have funded each Eurodollar Rate Loan made by it at the Eurodollar Rate for such Loan by a matching deposit or other borrowing in the London interbank eurodollar market for a comparable amount and for a comparable period, whether or not such Eurodollar Rate Loan was in fact so funded.
4.06    Mitigation Obligations; Replacement of Lenders.
(a)    Designation of a Different Lending Office. If any Lender requests compensation under Section 4.04, or any Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 4.01, or if any Lender gives a notice pursuant to Section 4.02, then such Lender shall use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 4.01 or 4.04, as the case may be, in the future, or eliminate the need for the notice pursuant to Section 4.02, as applicable, and (ii) in each case, would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. Borrowers hereby agree to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.
(b)    Replacement of Lenders. If any Lender requests compensation under Section 4.04, or if any Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 4.01, Borrowers may replace such Lender in accordance with Section 12.14.
4.07    Survival. All of Borrowers’ obligations under this Article IV shall survive termination of the Commitments and repayment of all other Obligations hereunder.
ARTICLE V

CONDITIONS PRECEDENT
5.01    Conditions to Effective Date. The occurrence of the Effective Date is subject to the satisfaction of the following conditions precedent:
(a)    each of Borrowers, Administrative Agent and Lenders shall have executed a counterpart hereof (whether the same or different counterparts) and shall have delivered same to Administrative Agent;
(b)    any fees required to be paid on or before the Effective Date as provided in Section 2.06 shall have been paid;
(c)    Borrowers shall have paid all attorney’s costs of Administrative Agent required to be paid by Borrowers under Section 12.04 to the extent invoiced prior to or on the Effective Date, plus such additional amounts of attorney costs as shall constitute its reasonable estimate of such costs incurred or to be incurred by it through the Effective Date (provided that such estimate shall not thereafter preclude fund settling of accounts between Borrowers and Administrative Agent); and
(d)    Administrative Agent shall have received the following, each of which shall be an original or facsimile (followed promptly by an original) unless otherwise specified, each properly executed by a Responsible Officer of the signing Loan Party (if a Loan Document), each dated the Effective Date (or, in the case of certificates of governmental officials, a recent date before the Effective Date) and each in form and substance satisfactory to Administrative Agent and its legal counsel:
(i)    such documents and certifications as Administrative Agent may reasonably require to evidence that each Loan Party is duly organized or formed, and that each Loan Party is validly existing, in good standing, and qualified to engage in business in each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect;
(ii)    evidence satisfactory to Administrative Agent that no Collateral Property or any use or activity thereon violates or is or could be subject to any response, remediation, clean up, or other obligation under any Law pertaining to health or the environment including without limitation, a written report of an environmental assessment of each Collateral Property, made within thirty (30) days prior to the Effective Date (an “Environmental Report”), by an engineering firm, and of a scope and in form and content reasonably satisfactory to Administrative Agent, complying with Administrative Agent’s established guidelines, showing that there is no evidence of any Hazardous Material which has been generated, treated, stored, released, or disposed of in any Collateral Property, and such additional evidence as may be required by Administrative Agent. All reports, drafts of reports, and recommendations, whether written or oral, from such engineering firm shall be made available and communicated to Administrative Agent;

(iii)    a Physical Condition Report for each Collateral Property;
(iv)    not later than fifteen (15) Days prior to the Effective Date, an Acceptable Appraisal of each Collateral Property, which Appraisals collectively show a Loan to Value Ratio for all of the Collateral Properties not greater than 60%; and
(v)    a true and correct copy of (A) each Franchise Agreement and (B) each Management Agreement for each Collateral Property, in each case, in the form to be assigned to the applicable Operating Lessee.
5.02    Conditions to Funding Date. The occurrence of the Funding Date is subject to the occurrence of the Effective Date and the satisfaction of the following conditions precedent:
(a)    Administrative Agent shall have received the following, each of which shall be an original or facsimile (followed promptly by an original) unless otherwise specified, each properly executed by a Responsible Officer of the signing Loan Party (if a Loan Document), each dated the Funding Date (or, in the case of certificates of governmental officials, a recent date before the Funding Date) and each in form and substance satisfactory to Administrative Agent and its legal counsel:
(i)    counterparts executed by the Loan Parties of the Guaranty and with respect to each Collateral Property the Environmental Indemnity and the applicable Collateral Documents (other than the Account Pledges and Interest Rate Cap Documentation), in each case, sufficient in number for distribution to Administrative Agent, each Lender, and Borrowers;
(ii)    Notes executed by Borrowers in favor of each Lender requesting a Note;
(iii)    [Intentionally Deleted]
(iv)    a favorable opinion of one or more firms counsel to the Loan Parties, addressed to Administrative Agent and each Lender, and such local counsel opinions as Administrative Agent shall request, in each case as to such matters concerning the Loan Parties and the Loan Documents as Administrative Agent may reasonably request;
(v)    (A) evidence that all insurance required to be maintained pursuant to the Loan Documents has been obtained and is in effect and (B) a Flood Insurance Policy for each Collateral Property in an amount required by Administrative Agent, but in no event less than the amount sufficient to meet the requirements of applicable law and the Flood Insurance Acts, or evidence satisfactory to Administrative Agent that none of such Collateral Property is located in a flood hazard area and appropriate flood certificates acceptable to Administrative Agent;
(vi)    executed, acknowledged, and/or sworn to, as required, counterparts of a Mortgage and Assignment of Leases and Rents for each Collateral Property, which shall have been delivered to the Title Company and released for recordation in the official records of the city or county in which such Collateral Property is located, and UCC-1 financing statements which shall have been furnished for filing in all filing offices that Administrative Agent may require;
(vii)    Title Insurance Commitments for all Collateral Properties and Title Policies for all Collateral Properties, together with evidence of payment of applicable premiums, fees, all applicable mortgage taxes and other charges required for recording of the Mortgages and issuance of the Title Policies. No Borrower and none of Borrowers’ counsel shall have any interest, direct or indirect, in the Title Company (or its agent) or any portion of the premium paid for the title insurance;

(viii)    with respect to each Collateral Property: (A) true and correct copies of each Major Lease, Operating Lease and Ground Lease (if applicable), and (if applicable) any guarantees thereof; (B) an estoppel certificate from Ground Lessor in form and substance satisfactory to Administrative Agent and estoppel certificates and subordination and attornment agreements (including nondisturbance agreements if and to the extent required by Administrative Agent in its discretion), dated within thirty (30) days prior to this Agreement and in form and content satisfactory to Administrative Agent, from the tenants and subtenants under Major Leases as Administrative Agent reasonably requires; (C) copies of all material personal property leases; and (D) copies of all material operating and service agreements, and if reasonably requested by Administrative Agent estoppel and recognition agreements relating thereto;
(ix)    (A) evidence that immediately prior to the Funding Date and as of the time the Mortgages will be filed for record, except for Permitted Liens; (1) no contract, or memorandum thereof, for construction, design, surveying, or any other service relating to any Collateral Property has been filed for record in the county where each Collateral Property is located; and (2) no mechanic’s or materialman’s Lien claim or notice, lis pendens, judgment, or other claim or encumbrance against such Collateral Property has been filed for record in the county where such Collateral Property is located or in any other public record which by Law provides notice of claims or encumbrances regarding such Collateral Property; (B) a certificate or certificates of a reporting service acceptable to Administrative Agent, reflecting the results of searches made not earlier than forty-five (45) days prior to the date of this Agreement, (1) of the central and local Uniform Commercial Code records, showing no filings against any of the collateral for the Obligations or against Borrowers otherwise except as consented to by Administrative Agent; and (2) if required by Administrative Agent, of the appropriate judgment and tax Lien records, showing no outstanding judgment or tax Lien against Borrowers;
(x)    to the extent reasonably deemed necessary by Administrative Agent, an executed REA notice or estoppel letter from each party to any REA for any applicable Collateral Property;
(xi)    a true and correct copy of (A) form of a “comfort letter” for each Franchise Agreement in form and substance satisfactory to Administrative Agent and Franchisor and (B) a fully executed Manager’s Consent and Subordination of Management Agreement relating to each Management Agreement;
(xii)    unless otherwise agreed or approved by Administrative Agent, (A) two (2) prints of an original survey (a “Survey”) of each Collateral Property and improvements thereon dated not more than sixty (60) days prior to the Effective Date (or dated such earlier date, if any, as is satisfactory to Administrative Agent and the Title Company, but in any event not more than one hundred eighty (180) days prior to the Effective Date) and otherwise complying with Exhibit H to the extent required by Administrative Agent and the Title Company;
(xiii)    Environmental Reports that reflect that no portion of any Collateral Property is “wetlands” under any applicable Law. Environmental Reports reflecting that no Collateral Property contains nor is within or near any area designated as a hazardous waste site by any Governmental Authority, and that no Collateral Property contains any Hazardous Material under any Law pertaining to health or the environment (except as permitted by Section 6.37);
(xiv)    (A) Surveys that reflect that each Collateral Property abuts and has direct (or indirect, via a currently effective private easement which will be encumbered by the applicable Mortgage) access to one or more public streets; (B) zoning reports and Physical Condition Reports that do not reflect any present material violation of any applicable zoning ordinances, restrictive covenants, and Laws affecting each Collateral Property; and (C) to the extent commercially available, evidence of compliance by Borrowers and each Collateral Property, and any proposed construction, use and occupancy of the Improvements, with such other applicable Laws as Administrative Agent may reasonably request; with such exceptions from subclauses (A) through (C) as previously disclosed in writing to and accepted by Administrative Agent;
(xv)    [Intentionally Deleted]
(xvi)    such payoff letters in respect of the repayment of any Indebtedness outstanding on the Funding Date not permitted pursuant to Section 8.01 and evidence of releases of Liens outstanding on the Funding Date and not permitted pursuant to Section 8.03; and
(xvii)    such other assurances, officer’s certificates, other certificates, documents, consents, or opinions as Administrative Agent or the Required Lenders reasonably may require.
(b)    Any fees required to be paid on or before the Funding Date as provided in Section 2.06 shall have been paid.
(c)    Borrowers shall have paid all attorney’s costs of Administrative Agent to the extent invoiced prior to or on the Funding Date, plus such additional amounts of attorney costs as shall constitute its reasonable estimate of such costs incurred or to be incurred or to be incurred by it through the closing proceeding (provided that such estimate shall not thereafter preclude a final settling of accounts between Borrowers and Administrative Agent).
(d)    The representations and warranties contained in Article VI or any other Loan Document, or which are contained in any document furnished at any time under or in connection herewith or therewith, shall be true and correct on and as of the Funding Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct as of such earlier date, and except that for purposes of this clause (d), the representations and warranties contained in Section 6.10 shall be deemed to refer to the most recent statements furnished pursuant to clauses (a) and (b), respectively, of Section 7.10.
(e)    There shall not have occurred a material adverse change in the business, assets, properties, liabilities (actual or contingent), operations, conditions (financial or otherwise) or prospects of (i) Borrowers taken as a whole or (ii) Guarantors and their respective Subsidiaries taken as whole.
(f)    The absence of any condition, circumstance, action, suit, investigation or proceeding pending or, to the knowledge of Borrowers or Guarantors, threatened in any court or before any arbitrator or governmental authority that would reasonably be expected to have a Material Adverse Effect.
(g)    Borrowers shall have delivered to Administrative Agent a written Committed Loan Notice in accordance with Section 2.02.
(h)    No Default or Event of Default shall exist, or would result from the making of Loans on and as of the Funding Date.
(i)    Administrative Agent shall have received a certificate of a Responsible Officer of Borrowers, dated as of the Funding Date and in form and substance reasonably satisfactory to Administrative Agent, including:
(A)    such certificates of resolutions or other action, incumbency certificates, and/or other certificates of Responsible Officers of each Loan Party as

Administrative Agent may require evidencing the identity, authority, and capacity of each Responsible Officer in connection with this Agreement and the other Loan Documents to which such Loan Party is a party;
(B)    a certificate of a Responsible Officer of each Loan Party, dated as of the Funding Date, either (A) attaching copies of all consents, licenses, and approvals required in connection with the execution, delivery and performance by such Loan Party and the validity against such Loan Party of the Loan Documents to which it is party, and such consents, licenses, and approvals shall be in full force and effect, or (B) stating that no such consents, licenses, or approvals are so required;
(C)    a completed and executed certificate of a Responsible Officer of each Borrower, dated as of the Funding Date, (A) providing calculations of the Loan to Value Ratios and Debt Yield, which calculations shall show a Debt Yield of at least 11% and (B) stating that all of the conditions precedent set forth in Section 5.01 remain satisfied as of the Funding Date and that the facts and circumstances that were the basis for the satisfaction of such conditions precedent have not changed; and
(D)    as to the matters set forth Sections 5.02(d), (e), (f), (g) and (h) above.
ARTICLE VI

REPRESENTATIONS AND WARRANTIES
Borrowers represent and warrant to Administrative Agent and the Lenders that except as otherwise provided in the Schedules hereto as of each of (i) the Effective Date and (ii) the Funding Date (except, in each case, as specified below) and after giving effect to the making of Loans and the application of proceeds thereof on the Funding Date, that:
6.01    Existence, Qualification and Power. Each Borrower (a) is duly organized or formed, validly existing and, as applicable, in good standing under the Laws of the jurisdiction of its incorporation or organization, (b) has all requisite power and authority and all requisite governmental licenses, authorizations, consents and approvals to (i) own or lease its assets and carry on its business and (ii) execute, deliver and perform its obligations under the Loan Documents to which it is a party and consummate the transactions contemplated thereby, and (c) is duly qualified and is licensed and, as applicable, in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license; except in each case referred to in clause (b)(i) or (c), to the extent that failure to do so would not reasonably be expected to have a Material Adverse Effect.
6.02    Proceedings. Each Borrower has taken all necessary action to authorize the execution, delivery and performance of this Agreement and the other Loan Documents to which it is a party. This Agreement and the other Loan Documents have been (or will be) duly executed and delivered by or on behalf of each Borrower party thereto and constitute (or, when executed and delivered, will constitute) legal, valid and binding obligations of such Borrower, enforceable against such Borrower in accordance with their respective terms, subject only to applicable Debtor Relief Laws, and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).
6.03    No Conflicts. The execution, delivery and performance of this Agreement and the other Loan Documents by each Borrower party thereto (with respect to the Collateral Documents, in each case, as of the Funding Date) will not conflict with or result in a breach of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any Lien, charge or encumbrance (other than pursuant to the Loan Documents) upon any of the property or assets of such Borrower, as applicable, pursuant to the terms of its Organizational Documents, any indenture, mortgage, deed of trust, loan agreement, partnership agreement, management agreement, franchise agreement, or other agreement or instrument to which any Borrower is a party or by which any of such Borrower’s property or assets is subject, nor will such action result in any violation of the provisions of any statute or any order, rule or regulation of any court or Governmental Authority or body having jurisdiction over any Borrower or any of the Collateral Properties or any of such Borrower’s other assets, or any license or other approval required to operate the Collateral Properties, and any consent, approval, authorization, order, registration or qualification of or with any Governmental Authority required for the execution, delivery and performance by any Borrower of this Agreement or by Borrowers of any other Loan Document (with respect to the Collateral Documents, in each case, as of the Funding Date) has been obtained and is in full force and effect, in each case if such Borrower’s noncompliance with this Section 6.03 would reasonably be expected to have a Material Adverse Effect.
6.04    Litigation. There are no actions, suits or proceedings at law or in equity by or before any Governmental Authority or other agency now pending or threatened against or affecting any Borrower or any Collateral Property, which actions, suits or proceedings, if determined against such Borrower or any Collateral Property, would reasonably be expected to have a Material Adverse Effect.
6.05    Agreements. No Borrower is party to any agreement or instrument or subject to any restriction which would reasonably be expected to have a Material Adverse Effect or cause a Material Property Event. No Borrower is in default in any material respect in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any Contractual Obligation, Law or Legal Requirement to which it is a party or by which such Borrower or any of the Collateral Properties are bound. As of the Funding Date, no Borrower has any material financial obligation under any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which such Borrower is a party or by which such Borrower or any Collateral Property is otherwise bound, other than (a) obligations incurred in the ordinary course of the operation of the Collateral Properties as permitted by this Agreement and (b) obligations under the Loan Documents.
6.06    Solvency. No Borrower (a) has entered into the transaction or executed the Notes, this Agreement or any other Loan Document with the actual intent to hinder, delay or defraud any creditor and (b) has not received reasonably equivalent value in exchange for its obligations under the Loan Documents. Giving effect to the Loans, the fair saleable value of each Borrower’s assets exceeds and will, immediately following the making of the Loans, exceed such Borrower’s total liabilities, including, without limitation, subordinated, unliquidated, disputed and contingent liabilities. Each Borrower’s assets do not and, immediately following the making of the Loans will not, constitute unreasonably small capital to carry out its business as conducted or as proposed to be conducted. No Borrower intends to incur debt and liabilities (including contingent liabilities and other commitments) beyond its ability to pay such debt and liabilities as they mature (taking into account the timing and amounts of cash to be received by such Borrower and the amounts to be payable on or in respect of obligations of such Borrower). No petition under any Debtor Relief Laws has been filed against any Borrower or any of its constituent Persons in the last seven (7) years, and neither such Borrower nor any such constituent Person in the last seven (7) years has ever made an assignment for the benefit of creditors or taken advantage of any insolvency act for the benefit of debtors. Neither any Borrower nor any of its constituent Persons are contemplating either the filing of a petition by it under any Debtor Relief Laws or the liquidation of all or a major portion of such Borrower’s assets or property, and no Borrower has knowledge of any Person contemplating the filing of any such petition against it or such constituent Persons.
6.07    Full and Accurate Disclosure. No statement of fact made by a Borrower in this Agreement or in any of the other Loan Documents contains any untrue statement of a material fact or omits to state any material fact necessary to make statements contained herein or therein not misleading in any material respect.

There is no fact presently known to any Borrower which has not been disclosed to Administrative Agent which would have a Material Adverse Effect or would reasonably be expected to cause a Material Property Event.
6.08    No Plan Assets. No Borrower is a Plan and none of the assets of any Borrower constitute or will constitute “Plan Assets” of one or more Plans. In addition, (a) no Borrower is a “governmental plan” within the meaning of Section 3(32) of ERISA and (b) transactions by or with any Borrower are not subject to state statutes regulating investment of, and fiduciary obligations with respect to, governmental plans similar to the provisions of Section 406 of ERISA or Section 4975 of the Code currently in effect, which prohibit or otherwise restrict the transactions contemplated by this Agreement.
6.09    Compliance with Legal Requirements. Borrowers and the Collateral Properties and the ownership, operation and use thereof comply in all material respects with all applicable Legal Requirements, including, without limitation, all Environmental Laws, building and zoning ordinances and codes except for compliance with Laws regarding access and facilities for handicapped and disabled persons to the extent previously disclosed in writing and accepted by Administrative Agent. No Borrower is in default or violation in any material respect of any order, writ, injunction, decree or demand of any Governmental Authority. There has not been committed by any Borrower or any other Person in occupancy of or involved with the operation or use of the Collateral Properties any act or omission affording the Federal government or any other Governmental Authority the right of forfeiture as against any Collateral Property or any part thereof or any monies paid in performance of any Borrower’s obligations under any of the Loan Documents.
6.10    Financial Information. All financial data, including, without limitation, the statements of cash flow and income and operating expense, that have been delivered to Administrative Agent by or on behalf of Borrowers and the Collateral Properties (a) considered in the aggregate, are true, complete and correct in all material respects, (b) fairly present the financial condition of Borrowers and the Collateral Properties, as applicable, as of the date of such reports, and (c) have been prepared in accordance with GAAP throughout the periods covered, except as disclosed therein (but subject to normal year-end adjustments). Except for Permitted Liens, no Borrower has any contingent liabilities, liabilities for taxes, unusual forward or long-term commitments or unrealized or anticipated losses from any unfavorable commitments that are known to such Borrower and reasonably likely to have a materially adverse effect on any Collateral Property or the operation thereof as hotels except as referred to or reflected in said financial statements. Since the date of the most recent such financial statements supplied to Administrative Agent, there has been no materially adverse change in the financial condition, operations or business of Borrowers from that set forth in said financial statements.
6.11    Condemnation. Except as provided on Schedule 6.11, no Condemnation or other similar proceeding has been commenced or, to the best of Borrowers’ knowledge, is threatened or contemplated with respect to all or any portion of any Collateral Property or for the relocation of roadways providing access to any Collateral Property.
6.12    Federal Reserve Regulations. No part of the proceeds of the Loans will be used for the purpose of purchasing or acquiring any “margin stock” within the meaning of Regulation U of the Board of Governors of the Federal Reserve System or for any other purpose that would be inconsistent with such Regulation U or any other Regulations of such Board of Governors, or for any purposes prohibited by Legal Requirements or by the terms and conditions of this Agreement or the other Loan Documents.
6.13    Utilities and Public Access
. Each Collateral Property has rights of access to public ways and is served by public water, sewer, sanitary sewer and storm drain facilities adequate to service such Collateral Property for its respective intended uses. All public utilities necessary or convenient to the full use and enjoyment of each Collateral Property are located either in the public right-of-way abutting each Collateral Property (which are connected so as to serve each Collateral Property without passing over other property) or in recorded easements serving each Collateral Property and, as of the Funding Date, such easements are set forth in and insured by the Title Policy. All roads necessary for the use of each Collateral Property for its current respective purposes have been completed, are physically open and except as disclosed on the Surveys, are dedicated to public use and have been accepted by all Governmental Authorities.
6.14    Foreign Person. No Borrower is a “foreign person” within the meaning of §1445(f)(3) of the Code.
6.15    Ownership. As of the Funding Date, Fee Owners are the sole legal and equitable fee owners of good and marketable title to the Union Square Hotel Property and Biltmore Hotel Property, respectively, subject only to Permitted Liens. As of the Funding Date, Ground Lessee is the sole legal and equitable owners of good and marketable title to the leasehold estates under the Ground Lease, subject only to Permitted Liens. As of the Funding Date, Operating Lessees are the sole legal and equitable owners of good and marketable title to the leasehold estates under the Operating Leases, subject only to Permitted Liens.
6.16    Separate Tax Lots; Assessments. Each Collateral Property is comprised of one (1) or more parcels which constitute a separate tax lot or lots and does not constitute a portion of any other tax lot not a part of such Collateral Property. To the best of each Borrower’s knowledge, except for Permitted Liens, there are no pending or proposed special or other assessments for public improvements or otherwise affecting any Collateral Property, nor are there any contemplated improvements to any Collateral Property that may result in such special or other assessments, except for Permitted Liens.
6.17    Enforceability. The Loan Documents are not subject to any right of rescission, set-off, counterclaim or defense by any Borrower, including the defense of usury, and no Borrower has asserted any right of rescission, set-off, counterclaim or defense with respect thereto.
6.18    No Prior Assignment. As of the Funding Date, there are no prior assignments of the Leases or any portion of the Rents due and payable or to become due and payable which are presently outstanding.
6.19    Insurance. As of the Funding Date, Borrowers have obtained and have delivered to Administrative Agent certificates of insurance reflecting the insurance coverages, amounts and other requirements set forth in this Agreement. To the best of each Borrower’s knowledge, no Person, including any Borrower, has done, by act or omission, anything which would impair the coverage of any such policy.
6.20    Use of Property. Each Collateral Property is used exclusively for hotel purposes and other appurtenant and related uses including but not limited to restaurants and lounges.
6.21    Certificate of Occupancy; Licenses. All material certifications, permits, licenses and approvals, including without limitation, certificates of completion and occupancy permits required for the legal use, occupancy and operation of each Collateral Property by any Borrower as a hotel for its current uses and amenities (collectively, the “Licenses”), have been obtained and are in full force and effect and are not subject to revocation, suspension or forfeiture. Borrowers shall keep and maintain all Licenses necessary for the operation of each Collateral Property as a hotel and for its other uses and amenities. The use being made of each Collateral Property is in conformity with the certificate of occupancy issued for such Collateral Property.
6.22    Flood Zone. Except as disclosed on the Surveys, none of the Improvements on any Collateral Property are located in an area identified by the Federal Emergency Management Agency as an area having special flood hazards and, if so located, the flood insurance required pursuant to Section 9.01(a)(vii) is in full force and effect with respect to each such Collateral Property.

6.23    Physical Condition. To the extent any Borrower’s noncompliance with this Section 6.23 would reasonably be expected to have a Material Adverse Effect or to cause a Material Property Event: (a) each Collateral Property, including, without limitation, all buildings, improvements, parking facilities, sidewalks, storm drainage systems, roofs, plumbing systems, HVAC systems, fire protection systems, electrical systems, equipment, elevators, exterior sidings and doors, landscaping, irrigation systems and all structural components, are in good condition, order and repair in all material respects; there exists no structural or other material defects or damages in any Collateral Property, whether latent or otherwise, and no Borrower has received notice from any insurance company or bonding company of any defects or inadequacies in any Collateral Property, or any part thereof, which would adversely affect the insurability of the same or cause the imposition of extraordinary premiums or charges thereon or of any termination or threatened termination of any policy of insurance or bond; (b) each Collateral Property is free from damage caused by fire or other casualty; and (c) all liquid and solid waste disposal, septic and sewer systems located on each Collateral Property are, in all material respects, in a good and safe condition and repair and in compliance with all Legal Requirements.
6.24    Boundaries. Except as disclosed on the Surveys, other than Permitted Liens, all of the Improvements that were included in determining the Appraised Value as set forth in the Acceptable Appraisal of each Collateral Property lies wholly within the boundaries and building restriction lines of such Collateral Property, and other than Permitted Liens, no improvements on adjoining properties encroach upon such Collateral Property, and other than Permitted Liens, no improvements on adjoining properties encroached upon such Collateral Property, and other than Permitted Liens, no easements or other encumbrances upon the applicable Collateral Property encroach upon any of the Improvements.
6.25    Leases. As of the Funding Date, each Operating Lessee is the lessor under all Leases at the applicable Collateral Property, and all Major Leases are set forth on Schedule 6.25. As of the Funding Date, no Person (other than hotel guests) other than with respect to Permitted Liens has any possessory interest in any Collateral Property or right to occupy the same except under and pursuant to the provisions of the Leases and Management Agreements. The current Major Leases are in full force and effect and there are no defaults by any Borrower or, to the best of each Borrower’s knowledge, any tenant under any Major Lease, and there are no conditions that, with the passage of time or the giving of notice, or both, would constitute defaults under any Major Lease. With respect to the Major Leases, no Rent has been paid more than one (1) month in advance of its due date. There are no offsets or defenses to the payment of any portion of the Rents under any Major Lease. All work to be performed by any Borrower under any Major Lease has been performed as required and has been accepted by the applicable tenant, and any payments, free rent, partial rent, rebate of rent or other payments, credits, allowances or abatements required to be given by any Borrower to any tenant under any Major Lease has already been received by such tenant. There has been no prior sale, transfer or assignment, hypothecation or pledge of any Major Lease or of the Rents received therein that is still in effect. No tenant under any Major Lease has sublet all or any portion of the premises demised thereby, nor does anyone except such tenant and its employees occupy such leased premises other than with respect to Permitted Liens. No tenant under any Lease has a right or option pursuant to such Lease or otherwise to purchase all or any part of Collateral Property. Except as set forth in the Leases, no tenant under any Lease has a right or option for additional space in any Collateral Property.
6.26    Survey. To the best of each Borrower’s knowledge, the Survey for each Collateral Property delivered to Administrative Agent in connection with this Agreement does not fail to reflect any material matter affecting such Collateral Property or any Material Title Defect, in each case, that is susceptible to being reflected on a Survey.
6.27    Filing and Recording Taxes. As of the Funding Date, all transfer taxes, deed stamps, intangible taxes or other amounts in the nature of transfer taxes required to be paid by any Person under applicable Legal Requirements currently in effect in connection with the transfer of the Collateral Properties to the respective Borrower have been paid. As of the Funding Date, all mortgage, mortgage recording, stamp, intangible or other similar tax required to be paid by any Person under applicable Legal Requirements currently in effect in connection with the execution, delivery, recordation, filing, registration, perfection or enforcement of any of the Loan Documents, including, without limitation, the Mortgages, have been paid.
6.28    Franchise Agreements; Property Improvement Plans.
(a)    As of the Funding Date, the Franchise Agreement for the Biltmore Hotel Property is in full force and effect, all franchise fees, reservation fees, royalties and other sums due and payable thereunder have been paid in full to date, and neither any Borrower nor, to the best of any Borrower’s knowledge, the respective Franchisor is in default thereunder. No unpaid fees are due and payable under any Franchise Agreement, including without limitation, all franchise fees, reservation fees, and royalties.
(b)    Except with respect to the French Quarter Hotel Property, as of the Funding Date, there exists no property improvement plan with respect to any Collateral Property pursuant to which improvements or repairs to such Collateral Property required by the applicable Franchisor remain incomplete or unsatisfied in accordance with such plan or other requirements of such Franchisor.
6.29    Management Agreements. As of the Funding Date, the Management Agreement for each Collateral Property is in full force and effect and there is no default thereunder by any Borrower or, to any Borrower’s knowledge, the Manager thereunder, and, to the best of each Borrower’s knowledge, no event has occurred that, with the passage of time and/or the giving of notice would constitute a default thereunder. As of the Funding Date, no Management Fees under any Management Agreement are accrued and unpaid except as provided or permitted under the express terms of such Management Agreement.
6.30    Illegal Activity. No portion of any Collateral Property has been or will be purchased by Borrowers with proceeds of any illegal activity, and, to the best of Borrowers’ knowledge, there are no illegal activities or activities relating to any controlled substances at any Collateral Property.
6.31    No Change in Facts or Circumstances; Disclosure. All information submitted by Borrowers to Administrative Agent or any Lender and in all financial statements, rent rolls, reports, certificates and other documents submitted in connection with this Agreement or in satisfaction of the terms thereof and all statements of fact made by any Borrower in this Agreement or in any other Loan Document, considered in the aggregate, are accurate, complete and correct in all material respects. There has been no material adverse change in any condition, fact, circumstance or event that would make any such information inaccurate, incomplete or otherwise misleading in any material respect or that otherwise materially and adversely affects or would reasonably be expected to cause a have a Material Adverse Effect.
6.32    Investment Company Act. No Borrower is (a) an “investment company” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940, as amended; (b) a “holding company” or a “subsidiary company” of a “holding company” or an “affiliate” of either a “holding company” or a “subsidiary company” within the meaning of the Public Utility Holding Company Act of 1935, as amended; or (c) subject to any other federal or state law or regulation which purports to restrict or regulate its ability to borrow money.
6.33    Principal Place of Business; State of Organization; Tax Identification Number. Each Borrower’s principal place of business, state of organization, organizational identification number and tax identification number as of the date hereof is set forth in Schedule 6.33 to this Agreement.
6.34    [Intentionally Deleted]
6.35    Business Purposes. The Loans are solely for the business purposes of Borrowers, and are not for personal, family, household, or agricultural purposes.

6.36    Taxes. Each Borrower has filed all federal, state, county, municipal, and city income and other tax returns required to have been filed by it and has paid, prior to delinquency thereof, all Taxes and related liabilities that have become due pursuant to such returns or pursuant to any assessments received by it. No Borrower knows of any basis for any additional assessment in respect of any such Taxes and related liabilities for prior years.
6.37    Environmental Representations and Warranties. Each Borrower represents and warrants, except as specifically disclosed in those certain Environmental Reports identified on Schedule 6.37 with respect to each Collateral Property that: (a) there are no Hazardous Materials or underground storage tanks in, on, or under any of the Collateral Properties, except those that are both (i) in compliance with current Environmental Laws and with permits issued pursuant thereto (if such permits are required), and (ii) either (A) in amounts not in excess of that necessary to operate, clean, repair and maintain the applicable Collateral Property or each tenant’s respective business at such Collateral Property as set forth in their respective Leases, or (B) held by a tenant for sale to the public in its ordinary course of business, (b) there are no past, present or threatened Releases of Hazardous Materials in violation of any Environmental Law and which would require remediation by a Governmental Authority in, on, under or from any of the Properties; (c) there is no threat of any Release of Hazardous Materials migrating to any of the Collateral Properties; (d) there is no present or, to any Borrower’s knowledge, prior non-compliance with Environmental Laws, or with permits issued pursuant thereto, in connection with any of the Collateral Properties; (e) each Borrower does not know of, and has not received, any written or oral notice or other communication from any Person (including but not limited to a Governmental Authority) relating to Hazardous Materials located or Released in, on, under or from any of the Collateral Properties or relating to any Environmental Liability; and (f) each Borrower has truthfully and fully provided to Administrative Agent, in writing, any and all information relating to environmental conditions in, on, under or from any of the Collateral Properties known to such Borrower or contained in such Borrower’s files and records, including but not limited to any reports relating to Hazardous Materials in, on, under or migrating to or from any of the Collateral Properties and/or to the environmental condition of the Collateral Properties.
6.38    Ground Lease Representations. As of the Funding Date:
(a)    The Collateral Property that is subject to the Ground Lease and Ground Lessor is set forth on Schedule 6.15, and (i) the Ground Lease is in full force and effect and has not been modified or amended in any manner whatsoever except as disclosed on Schedule 6.15, (ii) there are no defaults under the Ground Lease by any party thereunder, and no event has occurred which but for the passage of time, or notice, or both would constitute a default under the Ground Lease, (iii) all rents, additional rents and other sums due and payable under the Ground Lease have been paid in full, and (iv) neither Ground Lessor nor Ground Lessee has commenced any action or given or received any notice for the purpose of terminating the Ground Lease;
(b)    [Intentionally Deleted];
(c)    The Ground Lease or a memorandum thereof has been duly recorded, and the Ground Lease permits the interest of the lessee thereunder to be encumbered by the applicable Mortgage. There has not been any change in the terms of the Ground Lease since its recordation, except as disclosed on Schedule 6.15. After giving effect to the terms of the Ground Lease estoppel to be delivered pursuant to Section 5.02(a)(viii), the Ground Lease cannot be cancelled, terminated, surrendered or amended without the prior written consent of Administrative Agent;
(d)    The interests of Ground Lessee in the Ground Lease are not subject to any Liens (other than Permitted Liens) superior to, or of equal priority with, the applicable Mortgage;

(e)    After giving effect to the terms of the Ground Lease estoppel to be delivered pursuant to Section 5.02(a)(ix) and providing any required notices, Ground Lessee’s interest in the Ground Lease may be assigned as security to a lender holding a mortgage on such interest upon notice to, but without the consent of, the lessor thereunder;
(f)    After giving effect to the terms of the Ground Lease estoppel to be delivered pursuant to Section 5.02(a)(ix) and providing any required notices, the Ground Lease requires the lessor thereunder to give notice of any default by the applicable Borrower to Administrative Agent and the Ground Lease further provides that notice of termination given under the Ground Lease is not effective against Administrative Agent or any Lender unless a copy of the notice has been delivered to Administrative Agent in the manner described in the Ground Lease;
(g)    After giving effect to the terms of the Ground Lease estoppel to be delivered pursuant to Section 5.02(a)(ix) and providing any required notices, under the terms of the Ground Lease, Administrative Agent is permitted a reasonable opportunity (including, where necessary, sufficient time to gain possession of the interest of the applicable Borrower under the Ground Lease) to cure any default under the Ground Lease, which is curable after the receipt of notice of any default before the lessor thereunder may terminate the Ground Lease;
(h)    After giving effect to the terms of the Ground Lease estoppel to be delivered pursuant to Section 5.02(a)(ix) and providing any required notices, the Ground Lease has (or, upon the exercise of existing renewal and/or extension rights will have) a term that extends not less than twenty (20) years beyond the Maturity Date;
(i)    After giving effect to the terms of the Ground Lease estoppel to be delivered pursuant to Section 5.02(a)(ix) and providing any required notices, the Ground Lease requires Ground Lessor to enter into a new lease on similar terms and conditions upon termination of the Ground Lease for any reason, including rejection of the Ground Lease in a proceeding under any Debtor Relief Law; and
(j)    After giving effect to the terms of the Ground Lease estoppel to be delivered pursuant to Section 5.02(a)(ix) and providing any required notices, under the terms of the Ground Lease and the applicable Loan Documents, taken together, any Net Proceeds will be applied either to the Restoration of all or part of the related Collateral Property, with Administrative Agent or a trustee appointed by Administrative Agent having the right to hold and disburse such Net Proceeds as the Restoration progresses, or to the payment of the Obligations; subject, however, with respect to the French Quarter Hotel Ground Lease, to the requirements of Section 14 of the French Quarter Hotel Ground Lease.
6.39    Operating Lease Representations. As of the Funding Date:
(a)    (i) Each Operating Lease is in full force and effect and has not been modified or amended in any manner whatsoever, (ii) there are no defaults under any Operating Lease by any party thereunder, and no event has occurred that but for the passage of time, or notice, or both would constitute a default under such Operating Lease, (iii) all rents, additional rents and other sums due and payable under each Operating Lease have been paid in full, and (iv) neither the Operating Lessee nor the applicable Lessor under any Operating Lease has commenced any action or given or received any notice for the purpose of terminating such Operating Lease;
(b)    Each Operating Lease is subject and subordinate of record to the applicable Mortgage;
(c)    The Operating Leases cannot be cancelled, terminated, surrendered or amended without the prior written consent of Administrative Agent;

(d)    The interests of the applicable Borrower in the Operating Leases are not subject to any Liens (other than Permitted Liens) superior to, or of equal priority with, the applicable Mortgage;
(e)    Each Operating Lease requires the lessor thereunder to give notice of any default by the applicable Borrower to Administrative Agent and each Operating Lease further provides that notice of termination given under such Operating Lease is not effective against Administrative Agent or any Lender unless a copy of the notice has been delivered to Administrative Agent or Lenders in the manner described in such Operating Lease;
(f)    Under the terms of each Operating Lease, Administrative Agent is permitted a reasonable opportunity (including, where necessary, sufficient time to gain possession of the interest of the applicable Borrower under such Operating Lease) to cure any default under such Operating Lease, which is curable after the receipt of notice of any default before the lessor thereunder may terminate such Operating Lease;
(g)    Under the terms of each Operating Lease and the applicable Loan Documents, taken together, any Net Proceeds will be applied either to the Restoration of all or part of the related Collateral Property, with Administrative Agent or a trustee appointed by Administrative Agent having the right to hold and disburse such Net Proceeds as the Restoration progresses, or to the payment of the Obligations; and
(h)    No Operating Lease imposes restrictions on subletting.
6.40    [Intentionally Deleted].
6.41    Liens. The Collateral Documents will provide first priority Liens in the Collateral in favor of the Secured Parties, subject to no other Liens, other than Permitted Liens.
6.42    Service Contracts. Other than the Management Agreements, the Franchise Agreements, the Ground Lease, the Operating Leases and the Leases, no Borrower has entered into any Contractual Obligation with respect to property or services to be provided by third parties with respect to any Collateral Property except (a) those listed on Schedule 6.42, (b) after the Effective Date, those permitted under Section 8.05, and (c) those that are otherwise not material to Borrowers or any Collateral Property.
6.43    Personal Property Leasing and Financing. As of the Funding Date, no Personal Property used in the ownership or operation of any hotel, is subject to any financing or leasing arrangements except (a) as disclosed on Schedule 6.43, (b) after the Effective Date, those permitted under Section 8.04, and (c) those that are otherwise not material to Borrowers or any Collateral Property.
6.44    Reciprocal Agreements.
(a)    No Loan Party is currently in default in any respect (nor has any notice been given or received with respect to an alleged or current default) under any of the terms and conditions of the REA, and each REA remains unmodified and in full force and effect except where such failure would not reasonably be expected to cause a Material Property Event.
(b)    All sums due and owing by any Loan Party to the other parties to each REA (or by the other parties to each REA to any Loan Party) pursuant to the terms of such REA, have been paid, are current, and no lien has attached on any Collateral Property (or threat thereof been made) for failure to pay any of the foregoing except where such failure to pay any of the foregoing would not reasonably be expected to cause a Material Property Event.
6.45    OFAC and Anti-Corruption Laws.

(a)    No Borrower, nor any of its Subsidiaries, nor any director, officer, employee, nor, to the knowledge of any Borrower and its Subsidiaries, any agent, affiliate or representative thereof, is in violation of any applicable anti-corruption laws or is a Designated Party or is owned or controlled by or acting on behalf of a Designated Party, nor is any Borrower or any Subsidiary located, organized or resident in a Designated Jurisdiction.
(b)    Each Borrower represents and warrants that, for the past five years, it and its Subsidiaries, their respective directors, officers, and employees, and, to the knowledge of such Borrower, any persons acting on their behalf, have not knowingly engaged in, and are not now knowingly engaged in, and will not knowingly engage in, any dealings or transactions with any Designated Parties that at the time of the dealing or transaction is or was a Designated Party, or in any other transactions, that in any manner that would reasonably be expected to result in any party to this Agreement (including any person participating in the transaction, whether as underwriter, agent, advisor, investor, or otherwise) being in breach of any Sanctions or Export Controls or becoming a Designated Party.
6.46    No Default or Event of Default. As of the Funding Date and after giving effect to the actions to be taken on the Funding Date, no Default or Event of Default would exist under Sections 8.01, 8.03, 8.04, 8.11, 8.18 and 8.19 if the covenants set forth in such sections had been in effect from and after the Effective Date.
6.47    Survival of Representations. Borrowers agree that all of the representations and warranties set forth in this Article VI and elsewhere in this Agreement and in the other Loan Documents (as such representations and warranties are modified by the Schedules and other certificates and instruments delivered to Administrative Agent pursuant to this Agreement) shall survive for so long as any amount remains owing by any Loan Party under this Agreement or any of the other Loan Documents. All representations, warranties, covenants and agreements made in this Agreement or in the other Loan Documents by any Loan Party shall be deemed to have been relied upon by Administrative Agent and Lenders notwithstanding any investigation heretofore or hereafter made by any of Administrative Agent or Lenders or on its behalf.
ARTICLE VII

AFFIRMATIVE COVENANTS
From the date hereof (or, as specified below, from the Funding Date, as applicable) until payment and performance in full of all Obligations under the Loan Documents or, in respect of a specific Collateral Property, until the earlier release of the Liens, all Mortgages encumbering such Collateral Property in accordance with the terms of this Agreement and the other Loan Documents, Borrowers covenant as follows:
7.01    Existence; Compliance with Legal Requirements.
(a)    There shall never be committed by any Borrower or any other Person in occupancy of or involved with the operation or use of the Collateral Properties any act or omission affording the Federal government or any state or local government the right of forfeiture against any Collateral Property or any part thereof or any monies paid in performance of any Borrower’s obligations under any of the Loan Documents. Each Borrower hereby covenants and agrees not to commit, permit or suffer to exist any act or omission affording such right of forfeiture. To the extent that any Borrower’s noncompliance with this Section 7.01(a) would reasonably be expected to have a Material Adverse Effect: (i) such Borrower shall do or cause to be done all things necessary to preserve, renew and keep in full force and effect its existence, rights, licenses, permits and franchises, and comply, in all material respects, with all Legal Requirements applicable to it and its Collateral Property; (ii) such Borrower shall at all times maintain, preserve and protect all franchises and trade names and preserve all the remainder of its property used or useful in the conduct of its business and shall keep its Collateral Property in good working order and repair, and from time to time make, or cause to be made, all reasonably necessary repairs, renewals, replacements, betterments and improvements thereto, all as more fully provided in the Loan Documents; (iii) such Borrower shall keep its Collateral Property insured at all times by financially sound and reputable insurers, to such extent and against such risks, and maintain liability and such other insurance, as is more fully provided in this Agreement; and (iv) such Borrower shall operate its Collateral Property that is the subject of any O&M Program in accordance with the terms and provisions thereof in all material respects.
(b)    Borrowers, at their own expense, shall comply in all material respects with all Legal Requirements applicable to Borrowers or the Collateral Properties; provided, however, that Borrowers, at their own expense, may contest by appropriate legal proceeding promptly initiated and conducted in good faith and with due diligence, the validity of any Legal Requirement, the applicability of any Legal Requirement to Borrowers or any Collateral Property or any alleged violation of any Legal Requirement, provided that (i) no Event of Default has occurred and remains uncured; (ii) such proceeding shall be permitted under and be conducted in accordance with the provisions of any Contractual Obligation to which the applicable Borrowers are subject and shall not constitute a default thereunder and such proceeding shall be conducted in accordance with all applicable Laws; (iii) no Collateral Property nor any part thereof or interest therein will be in danger of being sold, forfeited, terminated, cancelled or lost; (iv) Borrowers shall promptly upon final determination thereof comply with any such Legal Requirement determined to be valid or applicable or cure any violation of any Legal Requirement; (v) such proceeding shall suspend the enforcement of the contested Legal Requirement against Borrowers or any Collateral Property; and (vi) Borrowers shall furnish such security as may be required in the proceeding, to insure compliance with such Legal Requirement, together with all interest and penalties payable in connection therewith. Administrative Agent may apply any such security or part thereof, as necessary to cause compliance with such Legal Requirement at any time when, in the reasonable judgment of Administrative Agent, the validity, applicability or violation of such Legal Requirement is finally established or any Collateral Property (or any part thereof or interest therein) shall be in danger of being sold, forfeited, terminated, cancelled or lost.
7.02    Taxes and Other Charges. Borrowers shall pay all Taxes and Other Charges now or hereafter levied or assessed or imposed against the Collateral Properties or any part thereof prior to delinquency thereof. Upon Administrative Agent’s request, each Borrower shall furnish to Administrative Agent receipts, or other evidence for the payment of the Taxes and the Other Charges prior to the date the same shall become delinquent. Borrowers shall not suffer and shall promptly cause to be paid and discharged any Lien or charge whatsoever which may be or become a Lien or charge against the Collateral Properties, and shall promptly pay for all utility services provided to the Collateral Properties. Borrowers, at their own expense, may contest by appropriate legal proceeding, promptly initiated and conducted in good faith and with due diligence, the amount or validity or application in whole or in part of any Taxes or Other Charges, provided that (i) no Event of Default has occurred and remains uncured; (ii) such proceeding shall be permitted under and be conducted in accordance with the provisions of any Contractual Obligation to which a Borrower is subject and shall not constitute a default thereunder and such proceeding shall be conducted in accordance with all applicable Laws; (iii) no Collateral Property nor any part thereof or interest therein will be in danger of being sold, forfeited, terminated, cancelled or lost; (iv) Borrowers shall promptly upon final determination thereof pay the amount of any such Taxes or Other Charges, together with all costs, interest and penalties that may be payable in connection therewith; (v) such proceeding shall suspend the collection of such contested Taxes or Other Charges from the applicable Collateral Properties; and (vi) each Borrower shall furnish such security as may be required in the proceeding to insure the payment of any such Taxes or Other Charges, together with all interest and penalties thereon. Administrative Agent may apply such security or part thereof held by Administrative Agent at any time when, in the reasonable judgment of Administrative Agent, the validity or applicability of such Taxes or Other Charges are established or any Collateral Property (or part thereof or interest therein) shall be in danger of being sold, forfeited, terminated, cancelled or lost or there shall be any danger of the Lien of any Mortgage being primed by any related Lien.
7.03    Litigation. Borrowers shall give prompt written notice to Administrative Agent of any litigation or governmental proceedings pending or threatened against any Borrower which would reasonably be expected to have a Material Adverse Effect, or would reasonably be expected to result in judgment individually, or in the aggregate, in excess of $10,000,000.
7.04    Access to Collateral Properties. Borrowers shall permit agents, representatives and employees of Administrative Agent and Lenders to inspect the Collateral Properties or any part thereof at reasonable hours upon reasonable advance notice and shall cause each Manager to permit such access.
7.05    Notice of Default. Borrowers shall promptly advise Administrative Agent of any material adverse change in any Borrower’s condition, financial or otherwise, or of the occurrence of any Default, Event of Default or Material Property Event of which a Borrower has knowledge.
7.06    Cooperation in Legal Proceedings. Borrowers shall cooperate fully with Administrative Agent with respect to any proceedings relating to Borrowers, the Collateral Properties or the Loans before any court, board or other Governmental Authority that may in any way adversely affect the rights of Administrative Agent or any Lender hereunder or any rights obtained by Administrative Agent or any Lender under any of the other Loan Documents and, in connection therewith, permit Administrative Agent on behalf of Lenders, at its election, to participate in any such proceeding.
7.07    Award and Insurance Benefits. Borrowers shall cooperate with Administrative Agent in obtaining for Lenders the benefits of any Awards or Insurance Proceeds lawfully or equitably payable in connection with any Collateral Property, and Administrative Agent shall be reimbursed for any reasonable out-of-pocket expenses incurred in connection therewith (including attorneys’ fees and disbursements, and the payment by Borrowers of the expense of an Acceptable Appraisal on behalf of Lenders in case of Casualty or Condemnation affecting any Collateral Property or any part thereof) out of such Award or Insurance Proceeds.
7.08    Further Assurances. Borrowers shall, at Borrowers’ sole cost and expense:
(a)    furnish to Administrative Agent all instruments, documents, boundary surveys, footing or foundation surveys, certificates, plans and specifications, appraisals, title and other insurance reports and agreements, and each and every other document, certificate, agreement and instrument required to be furnished by Borrowers pursuant to the terms of the Loan Documents or reasonably requested by Administrative Agent or any Lender in connection therewith;
(b)    from and after the Funding Date, execute and deliver to Administrative Agent such documents, instruments, certificates, assignments and other writings, and do such other acts necessary or desirable, to evidence, preserve and/or protect the Collateral at any time securing or intended to secure the Obligations under the Loan Documents and the Liens in favor of the Secured Parties and priority thereof, as Administrative Agent may reasonably require including, without limitation (i) the authorization of Administrative Agent to execute and/or the execution by Borrowers of UCC financing statements, (ii) the execution and delivery of all such writings necessary to transfer any liquor licenses into the name of Administrative Agent or its designee after the occurrence and during the continuance of any Event of Default, and (iii) in respect of Collateral consisting of motor vehicles in excess of $50,000.00 in value only, notification by Borrowers of the existence of such vehicles whether or not requested by Administrative Agent and upon the request of Administrative Agent such information relating to and instruments of title relating thereto as may be necessary to perfect Liens; and

(c)    do and execute all and such further lawful and reasonable acts, conveyances and assurances for the better and more effective carrying out of the intents and purposes of this Agreement and the other Loan Documents, as Administrative Agent shall reasonably require from time to time.
7.09    Mortgage and Intangible Taxes. Borrowers shall pay (to the extent permitted by applicable Law) all state, county and municipal recording, mortgage, intangible, and all other taxes imposed upon the execution and recordation of the Mortgage and/or upon the execution and delivery of Notes.
7.10    Financial Reporting.
(a)    Borrowers will keep and maintain or will cause to be kept and maintained on a Fiscal Year basis, in accordance with GAAP (or such other accounting basis acceptable to Administrative Agent) proper and accurate books, records and accounts reflecting all of the financial affairs of Borrowers and all items of income and expense in connection with the operation on an individual basis of the Collateral Properties. Administrative Agent shall have the right from time to time during normal business hours upon reasonable notice to examine such books, records and accounts at the office of Borrowers or any other Person maintaining such books, records and accounts and to make such copies or extracts thereof as Administrative Agent shall desire. Upon the occurrence and during the continuance of an Event of Default, Borrowers shall pay any reasonable out-of-pocket costs and expenses incurred by Administrative Agent to examine Borrowers’ accounting records with respect to the Collateral Properties, as Administrative Agent shall determine to be necessary or appropriate. All operating and profits and loss statements required pursuant to this Section 7.10 shall be prepared for each Collateral Property and for the Collateral Properties taken as a whole. All other statements required pursuant to this Section 7.10 shall be prepared for the Collateral Properties taken as a whole.
(b)    Each Borrower will furnish to Administrative Agent annually, within ninety (90) days following the end of each Fiscal Year: a complete copy of (i) Borrower’s annual financial statements certified by a Responsible Officer of such Borrower or Principal, as applicable, both in accordance with GAAP (or such other accounting basis acceptable to Administrative Agent) covering the Collateral Properties for such Fiscal Year and containing statements of profit and loss and a balance sheet, and (ii) an operating statement certified by a Responsible Officer of Borrower for each Collateral Property and the Collateral Properties taken as a whole that presents the operating results of the Collateral Properties in a manner consistent with those operating statements given by Borrowers to Administrative Agent prior to the Effective Date, which operating statement shall be in substantially the form of Exhibit I, and (iii) calculations, set forth in reasonable detail, of the Debt Yield, certified by a Responsible Officer of Borrowers. Such statements referred to in subsection (ii) above shall set forth the financial condition and the results of operations of the Collateral Properties for such Fiscal Year, and shall include, but not be limited to, amounts representing annual net cash flow, net operating income, Gross Income from Operations and Operating Expenses. Borrower’s annual financial statements shall be accompanied by (1) a comparison of the income and expenses contained in the prior Fiscal Year’s Approved Annual Budget and the actual income and expenses for the prior Fiscal Year, and (2) a certificate executed by a Responsible Officer or other appropriate officer of such Borrower or Principal, as applicable, stating that each such annual financial statement presents fairly the financial condition and the results of operations of each Borrower and the Properties being reported upon and has been prepared in accordance with GAAP.
(c)    Each Borrower will furnish, or cause to be furnished, to Administrative Agent on or before forty-five (45) days after the end of each calendar quarter the following items, accompanied by a certificate of a Responsible Officer or other appropriate officer of Borrower or Principal, as applicable, stating that such items are true, correct, accurate, and complete and fairly present the results of the operations of Borrower and the Collateral Properties: (i) quarterly and year-to-date operating statements (including Capital Expenditures) presented for each Collateral Property and the Collateral Properties taken as a whole in a form consistent with the operating statements delivered by Borrower to Administrative Agent in connection with Lenders’ underwriting of the Loans (which operating statement shall be in substantially the form of Exhibit I) and prepared for each calendar quarter, noting net operating income, Gross Income from Operations, and Operating Expenses, and other information necessary and sufficient to fairly present the results of operation of the Collateral Properties during such calendar quarter, and containing a comparison of budgeted income and expenses and the actual income and expenses; (ii) calculations, set forth in reasonable detail, of the Debt Yield, certified by a Responsible Officer of Borrower; and (iii) a Smith Travel Research STAR Report or similar market benchmarking service for each Collateral Property.
(d)    For each Fiscal Year, Borrowers shall (i) submit to Administrative Agent a preliminary annual budget (the “Preliminary Annual Budget”) for each Collateral Property not later than the December 20 prior to the commencement of such Fiscal Year, and (ii) Borrowers shall submit to Administrative Agent a final proposed annual budget for each Collateral Property not later than March 15 of such Fiscal Year. The final budget and Schedule 7.10(d) shall be in form reasonably satisfactory to the Administrative Agent, and shall be subject to Administrative Agent’s written approval, which approval shall not be unreasonably withheld or delayed (each such Annual Budget after it has been approved in writing by Administrative Agent shall be hereinafter referred to as an “Approved Annual Budget”). In the event that Administrative Agent objects to the final proposed annual budget submitted by Borrowers, Administrative Agent shall advise Borrowers of such objections in writing within fifteen (15) days after receipt respectively thereof (and deliver to Borrowers a reasonably detailed description of such objections) and Borrowers shall promptly revise such annual budget and resubmit the same to Administrative Agent. Administrative Agent shall advise Borrowers in writing of any objections to such revised annual budget within ten (10) days after receipt thereof (and deliver to Borrowers a reasonably detailed description of such objections) and Borrowers shall promptly revise the same in accordance with the process described in this subsection until Administrative Agent approves the annual budget. Until such time that Administrative Agent approves a proposed annual budget, the most recently Approved Annual Budget shall apply; provided that such Approved Annual Budget shall be adjusted to reflect actual increases in Taxes, Insurance Premiums and utilities expenses. Any such final proposed annual budget submitted to Administrative Agent for Administrative Agent’s approval shall be deemed approved if Administrative Agent shall have failed to notify Borrowers of its approval or disapproval within fifteen (15) Business Days following Administrative Agent’s receipt of Borrowers’ written request together with such final proposed annual budget, as the case may be, and any and all required information and documentation reasonably required by Administrative Agent to reach a decision, provided that such request to Administrative Agent is marked in bold lettering with the following language: “ADMINISTRATIVE AGENT’S RESPONSE IS REQUIRED WITHIN FIFTEEN (15) BUSINESS DAYS OF RECEIPT OF THIS NOTICE PURSUANT TO THE TERMS OF A LOAN AGREEMENT BETWEEN THE UNDERSIGNED AND ADMINISTRATIVE AGENT” and the envelope containing the request must be marked “PRIORITY.” To the extent that the timing and the procedures for approval of Annual Budgets as set forth herein is inconsistent with the timing and the procedures for approval set forth in the applicable Management Agreement, the timing and procedures set forth in such Management Agreement shall control, provided that Borrowers shall provide to Administrative Agent notice of any delivery of an Annual Budget after the date upon which the Annual Budget is otherwise required to be delivered hereunder resulting from such inconsistencies, and the foregoing shall not in any way limit Administrative Agent’s rights to approve such Annual Budget as set forth above prior to Borrowers’ agreement on such Annual Budget with the applicable Manager. The Approved Annual Budget for the period from the Effective Date until the end of Fiscal Year 2014 is set forth on Schedule 7.10(d).
(e)    Each Borrower will furnish, or will cause the applicable Manager to furnish, to Administrative Agent (i) a Monthly Cash Sweep Reconciliation for each Collateral Property and (ii) a list of all Property Receivables listing the amounts, payers, due date, and payment status thereof, each month during the continuation of a Cash Sweep Period.

(f)    [Intentionally deleted].
(g)    Borrowers shall furnish to Administrative Agent, promptly, and in any event within ten (10) Business Days, after written request therefor, such further detailed information with respect to the operations of the Collateral Properties as may reasonably be requested by Administrative Agent.
(h)    [Intentionally deleted].
(i)    Any reports, statements or other information required to be delivered under this Agreement shall be delivered (i) on a diskette or via email, (ii) if requested by Administrative Agent and within the capabilities of Borrowers’ data systems without change or modification thereto, in electronic form and prepared using a Microsoft Excel, Microsoft Word for Windows or WordPerfect for Windows files (which files may be prepared using a spreadsheet program and saved as word processing files) and (iii) if requested by Administrative Agent, in paper form.
(j)    Borrowers shall furnish to Administrative Agent any financial information with respect to the Guarantors that is provided by the Guarantors pursuant to the Senior Secured Notes Indenture 2012 to the holders of the Senior Secured Notes (2023) (or pursuant to any indenture under which notes are issued to refinance the Senior Secured Notes (2023)), promptly after any such information is provided to such holders.
7.11    Business and Operations. From and after the Funding Date, each Borrower will continue to engage in the business presently proposed to be conducted by it as and to the extent the same are necessary for the ownership, maintenance, management and operation of its Collateral Property. Borrowers will remain in good standing under the laws of each jurisdiction to the extent required for the ownership, maintenance, management and operation of its Collateral Property.
7.12    Costs of Enforcement. In the event (a) that any Mortgage encumbering any Collateral Property is foreclosed in whole or in part or that any such Mortgage is put into the hands of an attorney for collection, suit, action or foreclosure, (b) of the foreclosure of any other mortgage prior to or subsequent to any Mortgage encumbering any Collateral Property in which proceeding Administrative Agent or any Lender is made a party, or (c) of the bankruptcy, insolvency, rehabilitation or other similar proceeding in respect of any Borrower, Ground Lessor or any of their constituent Persons or an assignment by any Borrower, Ground Lessor or any of their constituent Persons for the benefit of its creditors, Borrowers, their successors or assigns, shall be chargeable with and agree to pay all costs of collection and defense, including attorneys’ fees and costs, incurred by Administrative Agent, any Lender or Borrowers in connection therewith and in connection with any appellate proceeding or post-judgment action involved therein, together with all required service or use taxes.
7.13    Estoppel Statements. From and after the Funding Date:
(a)    After written request by Administrative Agent, Borrowers shall within ten (10) Business Days furnish Administrative Agent with a statement, duly acknowledged and certified, setting forth (i) the original principal amount of the Obligations, (ii) the unpaid principal amount of the Obligations, (iii) the Applicable Margin, (iv) the date installments of interest and/or principal were last paid, (v) any offsets or defenses to the payment of the Indebtedness hereunder, and (vi) that the Notes, this Agreement, the Mortgages, and the other Loan Documents are valid, legal and binding obligations and have not been modified or if modified, giving particulars of such modification.
(b)    Borrowers shall use commercially reasonable efforts to deliver to Administrative Agent, upon request, tenant estoppel certificates from each commercial tenant under a Major Lease in form and substance reasonably satisfactory to Administrative Agent.

(c)    (i)    Borrowers shall use commercially reasonable efforts, promptly upon request of Administrative Agent, to deliver an estoppel certificate from each Franchisor stating that (A) its Franchise Agreement is in full force and effect and has not been modified, amended or assigned, (B) neither such Franchisor nor the respective Operating Lessee is in default under any of the terms, covenants or provisions of the Franchise Agreement and Franchisor knows of no event which, but for the passage of time or the giving of notice or both, would constitute an event of default under such Franchise Agreement, (C) neither such Franchisor nor Operating Lessee has commenced any action or given or received any notice for the purpose of terminating such Franchise Agreement and (D) all sums due and payable to such Franchisor under its Franchise Agreement have been paid in full.
(i)    Borrowers shall use commercially reasonable efforts, promptly upon request of Administrative Agent, to deliver an estoppel from each Manager stating that (A) its Management Agreement is in full force and effect and has not been modified, amended or assigned, (B) neither such Manager nor the respective Operating Lessee is in default under any of the terms, covenants or provisions of such Management Agreement and such Manager knows of no event which, but for the passage of time or the giving of notice or both, would constitute an event of default under such Management Agreement, (C) neither such Manager nor such Operating Lessee has commenced any action or given or received any notice for the purpose of terminating such Management Agreement and (D) all sums due and payable to such Manager under such Management Agreement have been paid in full.
(d)    Borrowers shall, promptly upon request of Administrative Agent, deliver to Administrative Agent an estoppel certificate from each Operating Lessee stating that (i) its Operating Lease is in full force and effect and has not been modified, amended or assigned, (ii) no Borrower is in default under any of the terms, covenants or provisions of such Operating Lease and such Operating Lessee knows of no event which, but for the passage of time or the giving of notice or both, would constitute an event of default under its Operating Lease, (iii) no Borrower has commenced any action or given or received any notice for the purpose of terminating such Operating Lease and (iv) all sums due and payable under such Operating Lease have been paid in full.
(e)    Borrowers shall, promptly upon request of Administrative Agent, deliver to Administrative Agent an estoppel certificate from Ground Lessor stating that (i) the Ground Lease is in full force and effect and has not been modified, amended or assigned, (ii) neither Ground Lessor nor applicable Borrower is in default under any of the terms, covenants or provisions of the Ground Lease and Ground Lessor knows of no event which, but for the passage of time or the giving of notice or both, would constitute an event of default under the Ground Lease, (iii) neither Ground Lessor nor the applicable Borrower has commenced any action or given or received any notice for the purpose of terminating the Ground Lease and (iv) all sums due and payable under the Ground Lease have been paid in full.
7.14    Use of Proceeds. Borrowers shall use the proceeds of the Loans only to refinance certain Indebtedness existing on the Funding Date and secured by certain of the Collateral Properties.
7.15    Performance by Borrowers. Each Borrower shall in a timely manner observe, perform and fulfill each and every covenant, term and provision of each Loan Document executed and delivered by, or applicable to, such Borrower, and shall not enter into or otherwise suffer or permit any amendment, waiver, supplement, termination or other modification of any Loan Document executed and delivered by, or applicable to, such Borrower without the prior written consent of Administrative Agent or Requisite Lenders as required herein or in such Loan Document.
7.16    Leasing Matters. From and after the Funding Date:
(a)    With respect to any Collateral Property, the applicable Operating Lessee may enter into a proposed Lease (including the renewal or extension of an existing Lease (a “Renewal Lease”)) without the prior written consent of Administrative Agent, provided such proposed Lease or Renewal Lease (i) provides for rental rates and terms comparable to existing local market rates and terms (taking into account the type and quality of the tenant) as of the date such Lease is executed by such Borrower (unless, in the case of a Renewal Lease, the rent payable during such renewal, or a formula or other method to compute such rent, is provided for in the original Lease), (ii) is an arms-length transaction with a bona fide, independent third party tenant, (iii) would not cause a Material Property Event, (iv) is subject and subordinate to the related Mortgage and, upon Administrative Agent’s reasonable request, the lessee thereunder agrees to attorn to Administrative Agent and Lenders pursuant to an agreement acceptable to Administrative Agent and (v) is not a Major Lease. All proposed Leases that do not satisfy the requirements set forth in this Section 7.16(a) shall be subject to the prior approval of Administrative Agent, which approval shall not be unreasonably withheld, delayed or conditioned. At Administrative Agent’s request, Borrowers shall promptly deliver to Administrative Agent copies of all Leases that are entered into pursuant to this Subsection together with Borrowers’ certification that they have satisfied all of the conditions of this Section.
(b)    Borrowers (i) shall observe and perform all material obligations imposed upon the lessors under the Major Leases and shall not do or permit to be done anything to impair the value of any of the Major Leases as security for the Obligations; (ii) shall promptly send copies to Administrative Agent of all notices of default or other material matters which Borrowers shall send or receive with respect to the Major Leases; (iii) shall enforce all of the material terms, covenants and conditions contained in the Major Leases upon the part of the tenants thereunder to be observed or performed (except for the termination of a Major Lease, which shall require Administrative Agent’s prior written approval); (iv) shall not collect any of the Rents more than one (1) month in advance (except Security Deposits, and any overpayments of additional rent subject to later true-up provisions, shall not be deemed Rents collected in advance); (v) shall not execute any other assignment of the lessor’s interest in any of the Major Leases or the Rents; and (vi) shall not consent (to the extent that lessor’s consent is required under a Major Lease) to any assignment of or subletting under any Major Leases not in accordance with their terms, without the prior written consent of Administrative Agent, which consent shall not be unreasonably withheld, delayed or conditioned.
(c)    Borrowers may, without the consent of Administrative Agent, amend, modify or waive the provisions of any Lease or terminate, reduce rents under, accept a surrender of space under, or shorten the term of, any Lease (including any guaranty, letter of credit or other credit support with respect thereto) provided that such Lease is not a Major Lease and that such action (taking into account, in the case of a termination, reduction in rent, surrender of space or shortening of term, the planned alternative use of the affected space) would not cause a Material Property Event, and provided that such Lease, as amended, modified or waived, is otherwise in compliance with the requirements of this Agreement and any Lease subordination agreement binding upon Administrative Agent with respect to such Lease. A termination of a Lease (other than a Major Lease) with a tenant who is in default beyond applicable notice and grace periods shall not be considered an action that constitutes a Material Property Event unless it causes a breach, default or failure of performance under a Management Agreement or Franchise Agreement. Any amendment, modification, waiver, termination, rent reduction, space surrender or term shortening that does not satisfy the requirements set forth in this Subsection shall be subject to the prior written approval of Administrative Agent, at Borrowers’ expense, which approval shall not be unreasonably withheld, delayed or conditioned. At Administrative Agent’s request, Borrowers shall promptly deliver to Administrative Agent copies of all Leases, amendments, modifications and waivers that are entered into pursuant to this Section 7.16(c) together with each applicable Borrower’s certification that it has satisfied all of the conditions of this Section 7.16(c).
(d)    Notwithstanding anything contained herein to the contrary, with respect to any Collateral Property, no Borrower shall, without the prior written consent of Administrative Agent (which consent shall not be unreasonably withheld, delayed or conditioned), enter into, materially amend, materially modify, waive any material provisions of, terminate, reduce rents under, accept a surrender of space under, or shorten the term of, or renew or extend upon terms and conditions less favorable to such Borrower, any Major Lease or any instrument guaranteeing or providing credit support for any Major Lease; provided, however, such Borrower shall not be required to obtain Administrative Agent’s written consent to any immaterial, non-economic change or beneficial economic change to a Major Lease (provided that, changes materially altering: the square footage leased, the location or use of the Collateral Property or extending the term including any renewal option for a period in excess of five (5) years shall, in each case, be considered a material change); and provided further, that no consent shall be required for any amendment under any Operating Lease, to the extent such amendment would not reasonably be expected to cause a Material Property Event or result in a Material Adverse Effect including, without limitation, any extension or amendment made to adjust lease rates between lessor and lessee as needed in order to comply with the transfer pricing requirement of Section 482 of the Code as necessary to avoid the imposition of penalties and to protect the status of FelCor Trust as a real estate investment trust. For the avoidance of doubt, to the extent that the lessor’s consent is required under the applicable Major Lease, any assignment or sublease of a Major Lease shall require the consent of Administrative Agent, which consent shall not be unreasonably withheld, delayed or conditioned.
(e)    To the extent actually received by Administrative Agent, Administrative Agent shall hold any and all monies representing security deposits under the Leases (the “Security Deposits”) received by Administrative Agent, in accordance with the terms of this Agreement and the respective Lease, and shall only release the Security Deposits in order to return a tenant’s Security Deposit to such tenant if such tenant is entitled to the return of the Security Deposit under the terms of the Lease.
(f)    To the extent that Administrative Agent’s consent or approval is required under this Section 7.16, any such proposed modification, change, supplement, alteration, amendment, assignment or sublease of a Lease or Major Lease submitted to Administrative Agent for approval shall be deemed approved if (i) Borrowers deliver to Administrative Agent a written request for such approval marked in bold lettering with the following language: ADMINISTRATIVE AGENT’S RESPONSE IS REQUIRED WITHIN FIFTEEN (15) BUSINESS DAYS OF RECEIPT OF THIS NOTICE PURSUANT TO THE TERMS OF A LOAN AGREEMENT BETWEEN THE UNDERSIGNED AND ADMINISTRATIVE AGENT” and the envelope containing the request must be marked “PRIORITY”; and (ii) Administrative Agent shall have failed to notify Borrowers of its approval or disapproval within such fifteen (15) Business Days following Administrative Agent’s receipt of Borrowers’ written request together with such proposed modification, change, supplement, alteration, amendment, assignment or sublease of a Lease or Major Lease, and any and all other information and documentation relating thereto reasonably required by Administrative Agent to reach a decision. In no event shall Administrative Agent be deemed under the preceding sentence to have approved any change having a Material Adverse Effect. Upon Borrowers’ request, Administrative Agent shall deliver to Borrower a reasonably detailed description of the reasons for any disapprovals under this Section 7.16.
7.17    Management Agreements. From and after the Funding Date:
(a)    Each Collateral Property is operated under the terms and conditions of the applicable Management Agreement. Operating Lessees (which term for purposes of the application of this section to the Union Square Hotel Management Agreement shall mean each of FelCor Union Square Hotel and FelCor Union Square Lessee, to the extent each is a party thereto) shall (i) pay all sums required to be paid by the applicable Operating Lessee under the Management Agreement, (ii) diligently perform and observe all of the terms, covenants and conditions of the Management Agreements on the part of Operating Lessees to be performed and observed to the end that all things shall be done that are necessary to keep unimpaired the rights of Operating Lessees under the Management Agreements, and (iii) promptly notify Administrative Agent of the giving of any notice by any Manager to any Operating Lessee of any default by such Operating Lessee in the performance or observance of any of the terms, covenants or conditions of any Management

Agreement on the part of Operating Lessee to be performed and observed and deliver to Administrative Agent a true copy of each such notice. Operating Lessees shall not surrender any Management Agreement, consent to the assignment by any Manager of its interest under a Management Agreement, or terminate or cancel any Management Agreement, or modify, change, supplement, alter or amend any Management Agreement, in any material respect, either orally or in writing without Administrative Agent’s prior written consent, which consent shall not be unreasonably withheld, delayed or conditioned; provided, however, that Borrowers shall be entitled to terminate or cancel any Management Agreement that is replaced with a Replacement Management Agreement with any Qualified Manager without the prior consent of Administrative Agent or any Lenders. Borrowers shall deliver notice of such termination or cancellation to Administrative Agent within five (5) Business Days of the occurrence thereof. Borrowers hereby assign to Administrative Agent for benefit of the Secured Parties as further security for the payment of the Obligations and for the performance and observance of the terms, covenants and conditions of this Agreement, all the rights, privileges and prerogatives of Borrowers to surrender any Management Agreement, or to terminate, cancel, modify, change, supplement, alter or amend such Management Agreement, in any material respect, and any such surrender of such Management Agreements, or termination, cancellation, modification, change, supplement, alteration or amendment of any Management Agreement in any material respect, without the prior consent of Administrative Agent, shall be void and of no force and effect. Any such proposed modification, change, supplement, alteration or amendment of the Management Agreement submitted to Administrative Agent for approval shall be deemed approved if (i) Borrowers deliver to Administrative Agent a written request for such approval marked in bold lettering with the following language: “ADMINISTRATIVE AGENT’S RESPONSE IS REQUIRED WITHIN FIFTEEN (15) BUSINESS DAYS OF RECEIPT OF THIS NOTICE PURSUANT TO THE TERMS OF A LOAN AGREEMENT BETWEEN THE UNDERSIGNED AND ADMINISTRATIVE AGENT” and the envelope containing the request must be marked “PRIORITY”, and (ii) Administrative Agent shall have failed to notify Borrowers of its approval or disapproval within such fifteen (15) Business Days following Administrative Agent’s receipt of Borrowers’ written request together with such proposed modification, change, supplement, alteration or amendment of the Management Agreement, and any and all other information and documentation relating thereto reasonably required by Administrative Agent to reach a decision. In no event shall Administrative Agent be deemed under the preceding sentence to have approved (1) a surrender, termination or cancellation of the Management Agreement, (2) any change having a Material Adverse Effect under the Management Agreement, or (3) or a new management agreement with a new property manager. Upon a Borrower’s request, Administrative Agent shall deliver to such Borrower a reasonably detailed description of the reasons for any disapprovals under this Section 7.17.
(b)    If any Operating Lessee shall default in the performance or observance of any material term, covenant or condition of any Management Agreement on the part of Operating Lessee to be performed or observed, after expiration of any applicable notice and cure periods provided in such Management Agreement, then, without limiting the generality of the other provisions of this Agreement, and without waiving or releasing such Borrower from any of its obligations hereunder, Administrative Agent shall have the right, but shall be under no obligation, to pay any sums and to perform any act or take any action as may be appropriate to cause all the terms, covenants and conditions of such Management Agreement on the part of Operating Lessee to be performed or observed to be promptly performed or observed on behalf of Operating Lessee to the end that the rights of Operating Lessee in, to and under such Management Agreement shall be kept unimpaired and free from default in all material respects. Administrative Agent and any Person designated by Administrative Agent by written notice to Borrowers shall have, and are hereby granted, the right to enter upon the applicable Collateral Property at any time and from time to time for the purpose of taking any such action. If any Manager shall deliver to Administrative Agent a copy of any notice of default under the Management Agreement, such notice shall constitute full protection to Administrative Agent for any action taken or omitted to be taken by Administrative Agent pursuant to the terms of this Agreement or the Collateral Documents in good faith, in reliance thereon. No Operating Lessee shall, and shall not permit any Manager to, sub-contract all or any material portion of its management responsibilities under any Management Agreement to a third-party without the prior written consent of Administrative Agent, which consent shall not be unreasonably withheld, delayed or conditioned. Operating Lessees shall request of Managers and deliver to Administrative Agent upon receipt such certificates of estoppel with respect to compliance by Operating Lessee with the terms of its respective Management Agreement as may be reasonably requested by Administrative Agent. Operating Lessees shall exercise each individual option, if any, to extend or renew the term of its respective Management Agreements to the extent required to continue it in full force and effect until after the Maturity Date, and each Operating Lessee hereby authorizes and appoints Administrative Agent its attorney-in-fact to exercise any such option in the name of and upon behalf of such Operating Lessee, which power of attorney shall be irrevocable and shall be deemed to be coupled with an interest. Any sums expended by Administrative Agent pursuant to this paragraph (i) shall bear interest at the Default Rate from the date such cost is incurred to the date of payment to Administrative Agent, (ii) shall be deemed to constitute a portion of the Obligations, (iii) shall be secured by the lien of the Mortgages and the other Loan Documents, and (iv) shall be immediately due and payable upon demand by Administrative Agent therefor.
(c)    Without limitation of the foregoing, the applicable Borrower shall, upon request of Administrative Agent, and in accordance with the provisions of the applicable Manager’s Consent and Subordination of Management Agreement, terminate any Management Agreement and replace the Manager thereunder, without penalty or fee payable by Borrowers, Administrative Agent or the Lenders, if at any time during the term of this Agreement, subject to clause (d) below, there exists an event of default by such Manager under the applicable Management Agreement which continues beyond any applicable notice and cure periods.
(d)    Notwithstanding the foregoing, so long as (x) no Event of Default exists and is continuing and no Material Adverse Effect and no Material Property Event (other than the Material Property Event caused by the referenced default or event of default under the applicable Management Agreement, so long as it has not terminated) shall have occurred and (y) the actions described below have been completed within one hundred twenty (120) days after the first date which Administrative Agent became entitled to act under Section 7.17(b) or Section 7.17(c)(ii). Administrative Agent shall not take any action under Section 7.17(b) or Section 7.17(c)(ii) with respect to any default or event of default under any Management Agreement, if:
(i)    either:
(A)    Manager has not delivered a notice of termination or otherwise sought to terminate the Management Agreement and Borrower and Manager are diligently prosecuting resolution of the substantive issues underlying the default or event of default in good faith and in a commercially reasonable manner; or
(B)    Manager has delivered a notice of termination or otherwise sought to terminate the Management Agreement but such termination is not yet effective, and: (x) the validity of such default or event of default is subject, in good faith, to dispute, by the applicable Borrower, (y) such Borrower is in the process of diligently contesting such disputed default or event of default, and/or prosecuting the resolution of such default in a commercially reasonable manner, and (z) in anticipation of such possible termination, Borrower:
1.    promptly engages a new Qualified Manager prior to the effective date of such termination; and

2.    provides a management agreement for such new Qualified Manager to Administrative Agent (and if required by Section 7.17(a) above, the Required Lenders) for review and, subject to Section 7.17(a) above and the definition of “Replacement Management Agreement”, consent and approval at least fifteen (15) days before the effective date of such termination; and
(ii)    such Borrower delivers to Administrative Agent promptly (and in any event within five (5) Business Days of Borrower’s receipt thereof) copies of all notices and material correspondence sent and/or received by the applicable Borrower with respect to such default or event of default; and
(iii)    the proposed Replacement Management Agreement shall be effective not later than the date of termination of the Management Agreement.
7.18    Environment Covenants.
(a)    Borrowers covenant and agree that currently and so long as the Loans are outstanding: (i) all uses and operations on or of the Collateral Properties, whether by a Borrower or any other Person, are and shall continue to be in compliance in all material respects with all Environmental Laws and permits issued pursuant thereto; (ii) there shall be no Releases of Hazardous Materials in, on, under or from any of the Collateral Properties; (iii) there shall be no Hazardous Materials stored or located in, on, or under any of the Collateral Properties, except those that are both (A) in compliance with all Environmental Laws and with permits issued pursuant thereto, if and to the extent required, and (B) (1) in amounts not in excess of that necessary to operate, clean, repair and maintain the applicable Collateral Property as a hotel or (2) fully disclosed to and approved by Administrative Agent in writing; (iv) Borrowers shall keep the Collateral Properties free and clear of all Environmental Liens; (v) Borrowers shall, at their sole cost and expense, fully and expeditiously cooperate in all activities pursuant to paragraph (b) below, including but not limited to providing all relevant information and making knowledgeable persons available for interviews; (vi) Borrowers shall, at their sole cost and expense, perform any environmental site assessment or other investigation of environmental conditions in connection with any of the Collateral Properties, pursuant to any reasonable written request of Administrative Agent, upon Administrative Agent’s reasonable belief that a Collateral Property is not in full compliance with all Environmental Laws or has been the subject of any Release of Hazardous Materials, and deliver to Administrative Agent full and complete copies of the reports and other results thereof, and Administrative Agent and other Indemnitee shall be entitled to rely on such reports and other results thereof; (vii) Borrowers shall, at their sole cost and expense (A) promptly and reasonably effectuate remediation of any Hazardous Materials in, on, under or from any Collateral Property in strict compliance with all requirements of Environmental Law; and (B) comply with any Environmental Law, in either case whether or not requested to do so by Administrative Agent; (viii) Borrowers shall not allow any tenant or other user of any of the Collateral Properties to violate any Environmental Law; and (ix) Borrowers shall immediately notify Administrative Agent in writing after any Borrower has become aware of (A) any presence or Release or threatened Releases of Hazardous Materials in, on, under, from or migrating towards any of the Collateral Properties; (B) any non-compliance with any Environmental Laws related in any way to any of the Collateral Properties; (C) any actual or potential Environmental Lien; (D) any required or proposed remediation of environmental conditions relating to any of the Collateral Properties; and (E) any written or oral notice or other communication of which a Borrower becomes aware from any source whatsoever (including but not limited to a Governmental Authority) relating in any way to Hazardous Materials in connection with the Collateral Properties.
(b)    Administrative Agent and any other Person designated by Administrative Agent by written notice to Borrowers, including but not limited to any representative of a Governmental Authority, and any environmental consultant, and any receiver appointed by any court of competent jurisdiction, shall have the right but not the obligation, to enter upon any Collateral Property at all reasonable times to assess any and all aspects of the environmental condition of any Collateral Property and its use. If any Event of Default shall have occurred or if Administrative Agent shall reasonably believe that any Hazardous Materials are located on the Property in violation of the terms and conditions of this Agreement or that any Release of any Hazardous Material has occurred to, from or onto any Collateral Property, then Administrative Agent and any other Person designated by Administrative Agent shall have the right, at the sole cost and expense of Borrowers, payable by Borrowers on demand from Administrative Agent, to conduct an environmental assessment or audit (the scope of which shall be determined in Administrative Agent’s sole and absolute discretion) of the Collateral Property, including, without limitation, the taking of samples of soil, groundwater or other water, air, or building materials, and conducting other invasive testing. Borrowers shall cooperate with and provide access to Administrative Agent and any such Person or entity designated by Administrative Agent by written notice to Borrowers.
7.19    Alterations. Other than the purchase, replacement and/or installation of FF&E or Capital Expenditures contemplated by the most recent Approved Annual Budget, Borrowers shall obtain Administrative Agent’s prior written consent to (i) any structural alteration with respect to any Collateral Property or (ii) with respect to each Collateral Property, any other alteration to any Improvements thereon that is estimated to cost in excess of four (4%) percent of the value of the Collateral Property, which consent shall not be unreasonably withheld, delayed or conditioned, except with respect to alterations that may have a Material Adverse Effect or cause a Material Property Event. To the extent that Administrative Agent’s consent or approval is required under this Section 7.19, any such proposed alterations to any Improvements submitted to Administrative Agent for approval shall be deemed approved if (i) Borrowers deliver to Administrative Agent a written request for such approval marked in bold lettering with the following language: “ADMINISTRATIVE AGENT’S RESPONSE IS REQUIRED WITHIN FIFTEEN (15) BUSINESS DAYS OF RECEIPT OF THIS NOTICE PURSUANT TO THE TERMS OF A LOAN AGREEMENT BETWEEN THE UNDERSIGNED AND ADMINISTRATIVE AGENT” and the envelope containing the request must be marked “PRIORITY”; and (ii) Administrative Agent shall have failed to notify Borrowers of its approval or disapproval within such fifteen (15) Business Days following Administrative Agent’s receipt of Borrowers’ written request together with a reasonably detailed description of such proposed alteration and any and all other information and documentation relating thereto reasonably required by Administrative Agent to reach a decision. In no event shall Administrative Agent be deemed under the preceding sentence to have approved alterations that may have a Material Adverse Effect or cause a Material Property Event. Upon a Borrower’s request, Administrative Agent shall deliver to such Borrower a reasonably detailed description of the reasons for any disapprovals under this Section 7.19.
7.20    Franchise Agreements. From and after the Funding Date:
(a)    The Biltmore Hotel Property shall be operated under the terms and conditions of a Franchise Agreement. Operating Lessees shall (i) pay all sums required to be paid by the applicable Operating Lessee under such Franchise Agreement, (ii) diligently perform, observe and enforce all of the terms, covenants and conditions of such Franchise Agreement on the part of such Operating Lessee to be performed, observed and enforced to the end that all things shall be done which are necessary to keep unimpaired the rights of any Borrower and/or Operating Lessee under such Franchise Agreement, (iii) promptly notify Administrative Agent of the giving of any notice to such Operating Lessee of any default by such Operating Lessee in the performance or observance of any of the terms, covenants or conditions of such Franchise Agreement on the part of such Operating Lessee to be performed and observed and deliver to Administrative Agent a true copy of each such notice, and (iv) promptly deliver to Administrative Agent a copy of each financial statement, business plan, capital expenditure plan, notice, report and estimate received by it under such Franchise Agreement. Borrowers shall not, without the prior consent of Administrative Agent (which consent shall not be unreasonably withheld, delayed or conditioned), surrender such Franchise Agreement or terminate or cancel such Franchise Agreement or modify, change, supplement, alter or amend such

Franchise Agreement, in any material respect, either orally or in writing, provided, however, that Borrowers shall be entitled to terminate or cancel such Franchise Agreement that is replaced with a Replacement Franchise Agreement. Borrowers hereby assign to Administrative Agent as further security for the payment of the Obligations and for the performance and observance of the terms, covenants and conditions of this Agreement and the other Loan Documents, all the rights, privileges and prerogatives of Borrowers and Operating Lessees to surrender any Franchise Agreement or to terminate, cancel, modify, change, supplement, alter or amend any Franchise Agreement in any material respect, and any such surrender of any Franchise Agreement or termination, cancellation, modification, change, supplement, alteration or amendment of any Franchise Agreement in any material respect without the prior consent of Administrative Agent shall be void and of no force and effect.
(b)    If any Operating Lessee shall default in the performance or observance of any material term, covenant or condition of any Franchise Agreement on the part of such Operating Lessee to be performed or observed after expiration of any applicable notice and cure periods provided in the Franchise Agreement, then, without limiting the generality of the other provisions of this Agreement, and without waiving or releasing a Borrower from any of its obligations hereunder, Administrative Agent shall have the right but shall be under no obligation, to pay any sums and to perform any act or take any action as may be appropriate to cause all the terms, covenants and conditions of any Franchise Agreement on the part of the respective Operating Lessee to be performed or observed to be promptly performed or observed on behalf of such Operating Lessee, to the end that the rights of such Operating Lessee in, to and under such Franchise Agreement shall be kept unimpaired and free from default in all material respects. Administrative Agent and any Person designated by Administrative Agent by written notice to Borrowers shall have, and are hereby granted, the right to enter upon the Collateral Properties at any time and from time to time for the purpose of taking any such action. If any Franchisor shall deliver to Administrative Agent a copy of any notice of default under any Franchise Agreement, such notice shall constitute full protection to Administrative Agent for any action taken or omitted to be taken by Administrative Agent pursuant to the terms of this Agreement and any other Collateral Document in good faith, in reliance thereon. Borrowers shall, from time to time, use their best efforts to obtain from each Franchisor such certificates of estoppel with respect to compliance by each Operating Lessee with the terms of its Franchise Agreement as may be requested by Administrative Agent. Each Operating Lessee shall exercise each individual option, if any, to extend or renew the term of its respective Franchise Agreement to the extent required to continue it in full force and effect until after the Maturity Date, and each Operating Lessee hereby expressly authorizes and appoints Administrative Agent as its attorney-in-fact to exercise any such option in the name of and upon behalf of such Operating Lessee, which power of attorney shall be irrevocable and shall be deemed to be coupled with an interest. Any sums expended by Administrative Agent pursuant to this paragraph shall bear interest at the Default Rate from the date such cost is incurred to the date of payment to Administrative Agent, shall be deemed to constitute a portion of the Obligations, shall be secured by the lien of the Mortgages and the other Loan Documents and shall be immediately due and payable upon demand by Administrative Agent therefor.
(c)    To the extent that Administrative Agent’s consent or approval is required under this Section 7.20, any such proposed modification, change, supplement, alteration or amendment of the Franchise Agreement submitted to Administrative Agent for approval shall be deemed approved if (i) Borrowers deliver to Administrative Agent a written request for such approval marked in bold lettering with the following language: “ADMINISTRATIVE AGENT’S RESPONSE IS REQUIRED WITHIN FIFTEEN (15) BUSINESS DAYS OF RECEIPT OF THIS NOTICE PURSUANT TO THE TERMS OF A LOAN AGREEMENT BETWEEN THE UNDERSIGNED AND ADMINISTRATIVE AGENT” and the envelope containing the request must be marked “PRIORITY”; and (ii) Administrative Agent shall have failed to notify Borrowers of its approval or disapproval within such fifteen (15) Business Days following Administrative Agent’s receipt of Borrowers’ written request together with such proposed modification, change, supplement, alteration or amendment of the Franchise Agreement and any and all other information and documentation relating thereto reasonably required by Administrative Agent to reach a decision. In no event shall Administrative Agent be deemed under the preceding sentence to have approved (1) a surrender, termination or cancellation of the Franchise Agreement, (2) any change having a Material Adverse Effect under the Franchise Agreement, or (3) a new franchise agreement with a new franchisor (other than a Replacement Franchise Agreement). Upon a Borrower’s request, Administrative Agent shall deliver to such Borrower a reasonably detailed description of the reasons for any disapprovals under this Section 7.20.
(d)    Notwithstanding the foregoing, so long as (x) no Event of Default exists and is continuing and no Material Adverse Effect and no Material Property Event (other than the Material Property Event caused by the subject default or event of default under the applicable Franchise Agreement, so long as it has not terminated) shall have occurred and (y) the actions described below shall have been completed within one hundred twenty (120) days after the first date on which Administrative Agent became entitled to act under Section 7.20(b) or Section 7.20(c), Administrative Agent shall not take any action under Section 7.20(b) or Section 7.20(d)(ii) with respect to any default or event of default under any Franchise Agreement, if:
(i)    either:
(A)    Franchisor has not delivered a notice of termination or otherwise sought to terminate the Franchise Agreement and Borrower and Franchisor are diligently prosecuting resolution of the substantive issues underlying the default or event of default in good faith and in a commercially reasonable manner; or
(B)    Franchisor has delivered a notice of termination or otherwise sought to terminate the Franchise Agreement but such termination is not yet effective, and: (x) the validity of such default or event of default is subject, in good faith, to dispute, by the applicable Borrower, (y) such Borrower is in the process of diligently contesting such disputed default or event of default, and/or prosecuting the resolution of such default in a commercially reasonable manner, and (z) in anticipation of such possible termination, such Borrower:
1.    promptly engages a new Qualified Franchisor prior to the effective date of such termination; and
2.    provides a franchise agreement for such new Qualified Franchisor to Administrative Agent for review and subject to Section 7.20(a) above and the definition of “Replacement Franchise Agreement”, consent and approval at least fifteen (15) days before the effective date of such termination; and
(ii)    such Borrower delivers to Administrative Agent promptly (and in any event within five (5) Business Days of Borrower’s receipt thereof) copies of all notices and material correspondence sent and/or received by the applicable Borrower with respect to such default or event of default; and
(iii)    the proposed Replacement Franchise Agreement shall be effective not later than the date of termination of the Franchise Agreement.
7.21    Operating Leases. From and after the Funding Date, each Operating Lessee shall:
(a)    promptly perform and/or observe all of the covenants and agreements required to be performed and observed by it under any Operating Lease and do all things necessary to preserve and to keep unimpaired its rights thereunder;

(b)    promptly notify Administrative Agent of any event of default under any Operating Lease;
(c)    promptly enforce the performance and observance of all the covenants and agreements required to be performed and/or observed by any Operating Lessee under any Operating Lease;
(d)    maintain each Operating Lease in full force and effect during the term of the Loan.
7.22    OFAC. At all times throughout the term of the Loan, each Loan Party shall be in compliance in all material respects with all applicable orders, rules, regulations and recommendations of The Office of Foreign Assets Control of the U.S. Department of the Treasury.
7.23    Ground Lease. From and after the Funding Date:
(a)    Ground Lessee shall (i) pay all rents, additional rents and other sums required to be paid by Ground Lessee, as tenant under and pursuant to the provisions of the Ground Lease, (ii) diligently perform and observe all of the terms, covenants and conditions of the Ground Lease on the part of Ground Lessee, as tenant thereunder, (iii) promptly notify Administrative Agent of the giving of any notice by the landlord under the Ground Lease to any Borrower of any default by Ground Lessee, as tenant thereunder, and deliver to Administrative Agent a true copy of each such notice within five (5) days of receipt, and (iv) promptly notify Administrative Agent of any bankruptcy, reorganization or insolvency of the landlord under the Ground Lease or of any notice thereof, and deliver to Administrative Agent a true copy of such notice within five (5) days of such Borrower’s receipt. Ground Lessee shall not, without the prior consent of Administrative Agent, surrender the leasehold estate created by the Ground Lease or terminate or cancel the Ground Lease or modify, change, supplement, alter, amend or waive any material term of the Ground Lease, either orally or in writing, and if Ground Lessee shall default in the performance or observance of any term, covenant or condition of the Ground Lease on the part of Ground Lessee, as tenant thereunder, and shall fail to cure the same prior to the expiration of any applicable cure period provided thereunder, Administrative Agent shall have the right, but shall be under no obligation, to pay any sums and to perform any act or take any action as may be appropriate to cause all of the terms, covenants and conditions of the Ground Lease on the part of Ground Lessee to be performed or observed on behalf of Ground Lessee, to the end that the rights of Ground Lessee in, to and under the Ground Lease shall be kept unimpaired and free from default. If the landlord under the Ground Lease shall deliver to Administrative Agent a copy of any notice of default under the Ground Lease, such notices shall constitute full protection to Administrative Agent for any action taken or omitted to be taken by Administrative Agent, in good faith, in reliance thereon. Ground Lessee shall exercise each individual option, if any, to extend or renew the term of the Ground Lease upon demand by Administrative Agent made at any time within one (1) year prior to the last day upon which any such option may be exercised, and Ground Lessee hereby expressly authorizes and appoints Administrative Agent its attorney-in-fact to exercise any such option in the name of and upon behalf of Ground Lessee, which power of attorney shall be irrevocable and shall be deemed to be coupled with an interest.
(b)    Notwithstanding anything contained in the Ground Lease to the contrary and except for the French Quarter Hotel Operating Lease, Ground Lessee shall not further sublet any portion of the related Collateral Property (other than as permitted pursuant to Section 7.16) without prior written consent of Administrative Agent. To the extent that Administrative Agent’s consent or approval is required under this Section 7.23 any such proposed sublease submitted to Administrative Agent for approval shall be deemed approved if (i) Borrowers deliver to Administrative Agent a written request for such approval marked in bold lettering with the following language: “ADMINISTRATIVE AGENT’S RESPONSE IS REQUIRED WITHIN FIFTEEN (15) BUSINESS DAYS OF RECEIPT OF THIS NOTICE PURSUANT TO THE TERMS OF A LOAN AGREEMENT BETWEEN THE UNDERSIGNED AND ADMINISTRATIVE AGENT” and the envelope containing the request must be marked “PRIORITY”; and (ii) Administrative

Agent shall have failed to notify Borrowers of its approval or disapproval within such fifteen (15) Business Days following Administrative Agent’s receipt of Borrowers’ written request together with such proposed sublease and any and all other information and documentation relating thereto reasonably required by Administrative Agent to reach a decision. In no event shall Administrative Agent be deemed under the preceding sentence to have approved any sublease that may have a Material Adverse Effect. Upon a Borrower’s request, Administrative Agent shall deliver to such Borrower a reasonably detailed description of the reasons for any disapprovals under this Section 7.23.
(c)    Notwithstanding anything to the contrary contained herein with respect to the Ground Lease:
(i)    The Liens of the applicable Mortgage attach to all of Ground Lessee’s rights and remedies at any time arising under or pursuant to subsection 365(h) of the Bankruptcy Code, including, without limitation, all of Ground Lessee’s rights, as debtor, to remain in possession of the French Quarter Hotel Property;
(ii)    Ground Lessee shall not, without Administrative Agent’s written consent, elect to treat the Ground Lease as terminated under subsection 365(h)(1) of the Bankruptcy Code. Any such election made without Administrative Agent’s prior written consent shall be void;
(iii)    As security for the Obligations, Ground Lessee unconditionally assigns, transfers and sets over to Administrative Agent all of Ground Lessee’s claims and rights to the payment of damages arising from any rejection by Ground Lessee under the Bankruptcy Code. Administrative Agent and Ground Lessee shall proceed jointly or in the name of Ground Lessee in respect of any claim, suit, action or proceeding relating to the rejection of the Ground Lease, including, without limitation, the right to file and prosecute any proofs of claim, complaints, motions, applications, notices and other documents in any case in respect of Ground Lessee under the Bankruptcy Code. This assignment constitutes a present, irrevocable and unconditional assignment of the foregoing claims, rights, and remedies, and shall continue in effect until all of the Obligations shall have been satisfied and discharged in full. Any amounts received by Administrative Agent or Ground Lessee as damages arising out of the rejection of the Ground Lease as aforesaid shall be applied to all costs and expenses of Administrative Agent (including, without limitation, reasonable attorneys’ fees and costs) incurred in connection with the exercise of any of its rights or remedies in accordance with the applicable provisions hereof;
(iv)    If, pursuant to subsection 365(h) of the Bankruptcy Code, Ground Lessee seeks to offset, against the rent reserved in the Ground Lease, the amount of any damages caused by the nonperformance by Ground Lessee of any of its obligations thereunder after the rejection by Ground Lessee under the Bankruptcy Code, then Ground Lessee shall not affect any offset of the amounts objected to by Administrative Agent. If Administrative Agent has failed to object as aforesaid within ten (10) days after notice from Ground Lessee in accordance with the first sentence of this subsection, Ground Lessee may proceed to offset the amounts set forth in Ground Lessee’s notice to Administrative Agent;
(v)    In any action, proceeding, motion or notice shall be commenced or filed in respect of Ground Lessee of all or any part any Collateral Property subject to the Ground Lease in connection with any case under the Bankruptcy Code, Administrative Agent and Ground Lessee shall cooperatively conduct and control any such litigation with counsel agreed upon between Ground Lessee and Administrative Agent in connection with such litigation. Borrowers shall, upon demand, pay to Administrative Agent all costs and expenses (including reasonable attorneys’ fees and costs) actually paid or actually incurred by Administrative Agent or any Lender in connection with the cooperative prosecution or conduct of any such proceedings. All such costs and expenses shall be secured by the Lien of the applicable Mortgage; and
(vi)    Ground Lessee shall promptly, after obtaining knowledge of such filing, notify Administrative Agent orally of any filing by or against Ground Lessor of a petition under the Bankruptcy Code. Ground Lessee shall thereafter promptly give written notice of such filing to Administrative Agent, setting forth any information available to Ground Lessee as to the date of such filing, the court in which such petition was filed, and the relief sought in such filing. Ground Lessee shall promptly deliver to Administrative Agent any and all notices, summons, pleadings, applications and other documents received by Administrative Agent in connection with any such petition and any proceedings relating to such petition.
7.24    O&M Program. With respect to each Collateral Property listed on Schedule 7.01, the applicable Borrower shall enter into a contract with a licensed industrial hygienist to develop a fully documented O&M Program, which each applicable Borrower shall submit within thirty (30) days of the Funding Date to Administrative Agent for its approval. Borrowers further covenant and agree to implement and follow the terms and conditions of such O&M Program during the term of the Loan, including any extension or renewal thereof. Such requirement that a Borrower develops and comply with the O&M Program shall not be deemed to constitute a waiver or modification of any of Borrowers’ covenants and agreements with respect to Hazardous Materials or Environmental Laws.
7.25    Accrued Expenses, FF&E Reserves, and Working Capital Estimates. Borrowers shall use all amounts reserved for Accrued Expenses, FF&E Reserves, and Working Capital Estimates only for the actual payment of Accrued Expenses, FF&E Expenditures, and Property Expenses, respectively.
7.26    Changes to Operating Budgets. If a Cash Sweep Period exists, then with respect to all approvals of any Borrower required pursuant to the terms of any Management Agreement regarding changes to the then approved operating budget or other increases in operating expenses under such Management Agreement, no Borrower shall provide such approval unless it shall have received the prior written approval of Administrative Agent, which approval shall not be unreasonably withheld, delayed or conditioned. For purposes of this Section 7.26, the written approval of Administrative Agent may be in the form of an email.
ARTICLE VIII

NEGATIVE COVENANTS
From the date hereof (or, as specified below, from the Funding Date, as applicable) until payment and performance in full of all Obligations under the Loan Documents or, in respect of a specific Collateral Property, until the earlier release of the Lien of the Mortgage encumbering such Collateral Property in accordance with the terms of this Agreement and the other Loan Documents, each Borrower covenants that it will not do, directly or indirectly, any of the following:
8.01    Indebtedness. From and after the Funding Date, no Borrower shall create, incur, assume or suffer to exist any Indebtedness other than the Obligations, except for Indebtedness of the type described pursuant to Section 8.22(g) or permitted by Section 8.04.
8.02    Investments. No Borrower shall make any Investments except:
(a)    Investments in the form of Permitted Investments; and

(b)    Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss.
8.03    Liens. From and after the Funding Date, no Borrower shall, nor shall any Borrower permit any other Person to, create, incur, assume, or suffer to exist any Lien upon any Collateral Property or any other Collateral other than any of the following (each a “Permitted Lien”):
(a)    Liens pursuant to any Loan Document;
(b)    Liens existing on the date hereof and listed on Schedule 8.03;
(c)    Liens for taxes not yet due or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;
(d)    carriers', warehousemen’s, mechanics’, materialmen’s, repairmen’s, or other like Liens arising in the ordinary course of business which are (i) not in excess of $2,000,000 in the aggregate for any individual Collateral Property or (ii) remain undischarged of record (by payment, bonding or otherwise) for a period of more than sixty (60) days, provided that in case of (i) and (ii), such Liens are being contested in good faith by appropriate proceedings diligently conducted;
(e)    pledges or deposits in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation, other than any Lien imposed by ERISA;
(f)    deposits to secure the performance of bids, trade contracts and leases (other than Indebtedness), statutory obligations, surety bonds, performance bonds, and other obligations of a like nature incurred in the ordinary course of business;
(g)    Liens set forth in the Title Policies issued with respect to the Mortgages;
(h)    other encumbrances which do not constitute a grant by a Loan Party of a mortgage or deed of trust or pledge, which in the aggregate, are not substantial in amount, and do not in any case materially detract from the value of any Collateral Property subject thereto or materially interfere with the ordinary course conduct of the business of the applicable Borrower;
(i)    Liens securing judgments for the payment of money not constituting an Event of Default under Section 10.01(m) or securing appeal or other surety bonds related to such judgments;
(j)    with respect to Personal Property constituting a part of the Collateral Property, a Permitted Personal Property Lien; and
(k)    Liens related to financing or leasing arrangements permitted by Section 8.04.
8.04    Personal Property Leasing and Financing. From and after the Funding Date, without the prior consent of Administrative Agent, which consent may be withheld in Administrative Agent’s sole discretion, no Borrower shall, nor shall any Borrower permit any other Person to, create, incur, assume, or suffer to exist in connection with the ownership or operation of any hotel, any Personal Property subject to any financing or any leasing arrangements except (each a “Permitted Personal Property Lien”):
(a)    those disclosed on Schedule 6.43;

(b)    extensions, renewals, replacements and refinancings of any such financing or leasing arrangement referred to in clause (a) that are on an arm’s length basis and that do not materially increase the outstanding principal amount thereof except for amounts attributable to (i) fees and expenses for extensions and renewals and (ii) market increases for refinancings and replacements; or
(c)    any other financing or leasing arrangements, provided however, that the aggregate amount of debt service or lease payments in respect of all financing and leasing arrangements shall be less than $400,000 in the aggregate per annum for any individual Collateral Property.
8.05    Operation and Service Agreements. No Borrower has entered or shall enter into any material Contractual Obligation with respect to property or services to be provided by third parties with respect to any Collateral Property other than:
(a)    those listed on Schedule 6.42;
(b)    any renewal, replacement or extension of the foregoing on substantially similar financial terms or reasonable increases thereof made on an arm’s length basis; or
(c)    any other material Contractual Obligation entered into in the ordinary course of business consistent with past practices.
8.06    Restricted Payments. No Borrower shall declare or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, except that:
(a)    each Borrower may make Restricted Payments so long as (A) no Default or Event of Default has occurred and is continuing or would result therefrom or (B) no Cash Sweep Period exists;
(b)    each Borrower may declare and make dividend payments or other distributions payable solely in the common stock or other common Equity Interests of such Person; and
(c)    each Loan Party may purchase, redeem, or otherwise acquire shares of its common stock or other common Equity Interests or warrants or options to acquire any such shares with the proceeds received from the substantially concurrent issue of new shares of its common stock or other common Equity Interests;
provided, however, that notwithstanding the above, Borrowers may declare and make Restricted Payments during the term of this Agreement, in each case only in respect of Restricted Payments necessary for FelCor Trust to maintain its status as a real estate investment trust, but then only in the minimum amount necessary to maintain such status as a real estate investment trust: (i) during a Cash Sweep Period which is not due to the occurrence of an Event of Default, upon providing reasonable evidence to Administrative Agent of the amount required to be paid and the inability to pay such amount from any other source or (ii) during the continuation of an Event of Default, as approved by the Required Lenders.
8.07    [Intentionally Deleted]

8.08    Dispositions. No Borrower shall make any Disposition or enter into any agreement to make any Disposition except:
(a)    Dispositions of property, whether now owned or hereafter acquired, in the ordinary course of business for fair consideration and on an arm’s length basis, provided that if such property was required under any Loan Document to be subject to a first priority Lien in favor of Administrative Agent, such property shall be replaced by an item of equal or greater value which is subject to a first priority Lien in favor of Administrative Agent;
(b)    Dispositions permitted by Section 8.09;
(c)    Dispositions of Collateral Properties, so long as such Collateral Properties are released pursuant to Section 2.13 prior to or contemporaneously with such Disposition; and
provided, however, that any Disposition pursuant to clauses (a), (b) and (c) shall be for fair market value.
8.09    Dissolution, etc. No Borrower shall (a) engage in any dissolution, liquidation or consolidation or merger with or into any other business entity, (b) transfer, lease or sell, in one transaction or any combination of transactions, the assets or all or substantially all of the properties or assets of such Borrower except to the extent expressly permitted by the Loan Documents, (c) except as expressly permitted under the Loan Documents, modify, amend, waive or terminate its organizational documents or its qualification and good standing in any jurisdiction or (d) cause any Principal to dissolve, wind up or liquidate or take any action, or omit to take action, as a result of which such Principal would be dissolved, wound up or liquidated in whole or in part.
8.10    No Subsidiaries. Except as may be previously approved by Administrative Agent in writing, no Borrower shall create or suffer to exist any Subsidiary.
8.11    Burdensome Agreements. From and after the Funding Date, no Borrower shall enter into any Contractual Obligation (other than this Agreement or any other Loan Document) that (a) limits the ability (i) of any Guarantor to Guarantee the Indebtedness of Borrowers under the Guaranty or (ii) of any Borrower to create, incur, assume or suffer to exist Liens on property of such Person; or (b) requires the grant of a Lien to secure an obligation of such Person if a Lien is granted to secure another obligation of such Person.
8.12    Change In Business. Borrowers shall not enter into any line of business other than the ownership, acquisition, development, operation, leasing and management of the Collateral Properties (including providing services in connection therewith), or make any material change in the scope or nature of its business objectives, purposes or operations or undertake or participate in activities other than the continuance of its present business.
8.13    Debt Cancellation. Borrowers shall not cancel or otherwise forgive or release any material claim or debt (other than termination of Leases in accordance herewith) owed to Borrowers by any Person, except for adequate consideration and in the ordinary course of Borrowers’ business.
8.14    Zoning. Borrowers shall not initiate or consent to any zoning reclassification of any portion of any Collateral Property or seek any variance under any existing zoning ordinance or use or permit the use of any portion of any Collateral Property in any manner that could result in such use becoming a non-conforming use under any zoning ordinance or any other applicable Law, without the prior written consent of Administrative Agent.
8.15    No Joint Assessment. Borrowers shall not suffer, permit or initiate the joint assessment of any Collateral Property with (a) any other real property constituting a tax lot separate from such Collateral Property, or (b) any portion of such Collateral Property that may be deemed to constitute personal property, or any other procedure whereby the Lien of any taxes which may be levied against such personal property shall be assessed or levied or charged to such Collateral Property.
8.16    Name, Identity, Structure, or Principal Place of Business. No Borrower shall change its name, identity (including its trade name or names), or principal place of business as set forth in Schedule 6.33, without, in each case, first giving Administrative Agent thirty (30) days prior written notice. No

Borrower shall change its corporate, partnership or other structure, or the place of its organization as set forth in Schedule 6.33, without, in each case, the consent of Administrative Agent. To the extent that Administrative Agent’s consent or approval is required under this Section 8.16, any such proposed change submitted to Administrative Agent for approval shall be deemed approved if (i) Borrowers deliver to Administrative Agent a written request for such approval marked in bold lettering with the following language: “ADMINISTRATIVE AGENT’S RESPONSE IS REQUIRED WITHIN FIFTEEN (15) BUSINESS DAYS OF RECEIPT OF THIS NOTICE PURSUANT TO THE TERMS OF A LOAN AGREEMENT BETWEEN THE UNDERSIGNED AND ADMINISTRATIVE AGENT” and the envelope containing the request must be marked “PRIORITY”; and (ii) Administrative Agent shall have failed to notify Borrowers of its approval or disapproval within such fifteen (15) Business Days following Administrative Agent’s receipt of Borrowers’ written request together with a description of the nature of such proposed change, and any and all other information and documentation relating thereto reasonably required by Administrative Agent to reach a decision. Upon a Borrower’s request, Administrative Agent shall deliver to such Borrower a reasonably detailed description of the reasons for any disapprovals under this Section 8.16. Upon Administrative Agent’s request, such Borrower shall execute and deliver additional financing statements, security agreements and other instruments which may be necessary to effectively evidence or perfect the Secured Parties’ security interest in the Collateral as a result of such change of principal place of business or place of organization.
8.17    ERISA.
(a)    During the term of the Loans or while any Obligations are outstanding, no Borrower shall be a Plan and none of the assets of any Borrower shall constitute Plan Assets.
(b)    Borrowers represent and covenant that (A) each Borrower is not, and each Borrower and any ERISA Affiliate do not and will not at any time, maintain or otherwise have any liability (contingent or otherwise) with respect to an “employee benefit plan” as defined in Section 3(3) of ERISA, which (x) is subject to Title IV of ERISA, (y) is a “governmental plan” within the meaning of Section 3(32) of ERISA, or (z) provides for retiree welfare benefits; (B) no Borrower is subject to state statutes regulating investments and fiduciary obligations with respect to governmental plans; and (C) one or more of the following circumstances is true:
(i)    Equity Interests in such Borrower are publicly-offered securities, within the meaning of 29 C.F.R. §2510.3-101(b)(2);
(ii)    Less than twenty-five percent (25%) of each outstanding class of Equity Interests in such Borrower are held by “benefit plan investors” within the meaning of 29 C.F.R. §2510.3-101(f)(2), as modified by Section 3(42) of ERISA; or
(iii)    Such Borrower qualifies as an “operating company” within the meaning of 29 C.F.R. §2510.3-101(c), including a “venture capital operating company” or a “real estate operating company” within the meaning of 29 C.F.R. §2510.3-101(d) or (e), respectively.
8.18    Affiliate Transactions. From and after the Funding Date, except for the Operating Leases and the Overhead Sharing Agreement, Borrowers shall not enter into, or be a party to, any transaction with an Affiliate of Borrowers or any Principal or any of the partners of Borrowers or any Principal except in the ordinary course of business and are no less favorable to Borrowers or such Affiliate than would be obtained in a comparable arm’s length transaction with an unrelated third party.
8.19    Transfers.

(a)    From and after the Funding Date, except for (i) Permitted Liens, (ii) Permitted Personal Property Liens, (iii) Dispositions of Personal Property in accordance with the provisions of Section 8.08, (iv) in connection with a release of any Collateral Property in accordance with the provisions of Section 2.13 or 2.14, (v) Condemnation of Collateral Property, or (vi) as otherwise provided in Section 8.19(b) and (c) below, no Borrower shall, nor shall any Borrower permit, any Transfer of any Collateral, Collateral Property or any Equity Interest in any Restricted Party or any part thereof or any legal or beneficial interest therein, without the prior written consent of the Required Lenders, which may be withheld in their sole discretion. Administrative Agent and Lenders shall not be required to demonstrate any actual impairment of its security or any increased risk of default hereunder in order to declare the Obligations immediately due and payable upon a Transfer in violation of this Section 8.19. This provision shall apply to every Transfer regardless of whether voluntary or not, or whether or not Administrative Agent or Required Lenders have consented to any previous Transfer. Notwithstanding anything to the contrary contained in this Section 8.19, no transfer (whether or not such transfer shall constitute a Transfer) shall be made to any Person that is not permitted pursuant to applicable Law.
(b)    The provisions of Section 8.19(a) set forth above shall not apply to Transfers of Equity Interests in any Restricted Party (i) under any will or applicable law of descent, (ii) among any of the holders of direct or indirect Equity Interests in Borrowers that were holders of Equity Interests in Borrowers on the Effective Date, or (iii) to any entity that is wholly owned, directly or indirectly, by FelCor Trust or FelCor Op or any combination thereof, as long as following any Transfer described in (ii) or (iii), of this sentence (1) FelCor Op shall at all times own, directly or indirectly one hundred percent (100%) of the Equity Interests in Borrowers, and FelCor Trust shall at all times be the sole general partner of, and maintain Control over, FelCor Op, (2) Administrative Agent receives at least fifteen (15) days prior written notice of such Transfer, (2) unless the Lenders provide their prior written consent, such Transfer does not result in a Change of Control and (3) within fifteen (15) days following any such Transfer, Borrowers shall deliver to Administrative Agent (a) a statement showing the current ownership of Borrowers, (b) a certification from Borrowers that Borrowers remain in compliance with the ERISA provisions of the Loan Documents, and (c) a certification from Borrowers that Borrowers remain in compliance with the representations, warranties and covenants in the Loan Documents relative to anti-terrorism laws, rules and regulations.
(c)    Notwithstanding anything to the contrary in Section 8.19(a) above, (i) a Transfer of Equity Interests in FelCor Op or FelCor Trust shall be permitted so long as such Transfer does not result in a Change of Control or violate applicable Law and (ii) a Transfer of Equity Interests in FelCor Op or FelCor Trust that would result in a Change of Control shall be permitted so long as either (A) it is a FelCor Permitted Transaction or (B) all Lenders provide their prior written consent.
8.20    REA. No Borrower shall:
(a)    enter into, terminate, or modify any REA in any material respect without Administrative Agent’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed; or
(b)    fail to enforce, comply with, or cause each of the parties to the REA to comply with all of the material economic terms and conditions contained in any REA.
8.21    No Other Liens. Other than Permitted Liens, no Borrower shall, without the prior written consent of Administrative Agent, create, place, or permit to be created or placed, or through any act or failure to act, acquiesce in the placing of, or allow to remain, any deed of trust, mortgage, voluntary or involuntary lien, whether statutory, constitutional, or contractual, security interest, encumbrance, or charge, or conditional sale or other title retention document, against or covering any Collateral Property, or any part thereof and should any of the foregoing become attached hereafter in any manner to any part of any Collateral Property without the prior written consent of Administrative Agent, each Borrower will cause the same to be promptly discharged and released. Except as provided in Section 8.04, each Borrower will own all parts of the Collateral Properties and will not acquire any fixtures, equipment, or other property (including software embedded therein) forming a part of any Collateral Property pursuant to a Lease, license, security agreement, or similar agreement, whereby any party has or may obtain the right to repossess or remove same, without the prior written consent of Administrative Agent.
8.22    Single Purpose Entity. Each Borrower covenants and agrees that from and after the Funding Date it shall not (and its Organizational Documents shall provide that it shall not):
(a)    with respect to such Borrower, engage in any business or activity other than the acquisition, development, ownership, operation, leasing, managing and maintenance of its Collateral Property, and entering into the Loans, and activities incidental thereto;
(b)    with respect to such Borrower, acquire or own any material assets other than (i) (A) in the case of each Fee Owner, its Collateral Property, (B) in the case of Ground Lessee, its Ground Lease and (C) in the case of each Operating Lessee, its interest in its Operating Lease, and (ii) such incidental Personal Property as may be necessary for the operation of its Collateral Property;
(c)    merge into or consolidate with any Person or dissolve, terminate or liquidate in whole or in part, transfer or otherwise dispose of all or substantially all of its assets or change its legal structure;
(d)    (i) fail to observe its organizational formalities or preserve its existence as an entity duly formed, validly existing and in good standing (if applicable) under the laws of the jurisdiction of its formation, and qualification to do business in the state where its Collateral Property is located, if applicable, or (ii) without the prior written consent of the Required Lenders, amend, modify, terminate or fail to comply with the special purpose entity/bankruptcy remoteness provisions of such Borrower’s Organizational Documents;
(e)    own any Subsidiary or make any Investment in any Person, except in compliance with the terms of Sections 8.02 and 8.10, without the prior written consent of the Required Lenders;
(f)    commingle its assets with the assets of any of its members, general partners, Affiliates, Principals or of any other Person, participate in a cash management system (other than pursuant to a Management Agreement or in accordance with this Agreement) with any other Person or fail to use its own separate stationery, invoices and checks bearing its name and not bearing the name of any other entity unless such entity is clearly designated as its agent;
(g)    with respect to such Borrower, incur any Indebtedness, other than (i) Permitted Liens; (ii) the Obligations and (iii) trade payables in the ordinary course of its business of owning and operating the Collateral Property or Properties as applicable, provided that such trade debt (A) is not evidenced by a note, (B) is paid within sixty (60) days of the date incurred, (C) does not exceed, in the aggregate, four percent (4%) of the outstanding principal balance of the Notes and (D) is payable to trade creditors and in amounts as are normal and reasonable under the circumstances;
(h)    (i) fail to maintain its records (including financial statements), books of account and bank accounts separate and apart from those of the members, general partners, Principals and Affiliates of a Borrower, as the case may be, the Affiliates of a member, general partner or Principal of such Borrower, as the case may be, and any other Person, (ii) permit its assets or liabilities to be listed as assets or liabilities on the financial statement of any other Person or (iii) include the assets or liabilities of any other Person on its financial statements, except as required by GAAP;
(i)    seek the dissolution or winding up in whole, or in part, of such Borrower;
(j)    fail to correct any known misunderstandings regarding the separate identity of any Borrower or any member, general partner, Principal or Affiliate thereof or any other Person;
(k)    guarantee or become obligated for the debts of any other Person or hold itself out to be responsible for the debts of another Person, other than with respect to the Obligations or any guaranty of any Management Agreement, Replacement Management Agreement, Franchise Agreement or Replacement Franchise Agreement, as set forth therein as the case may be;
(l)    make any loans or advances to any third party, including any member, general partner, Principal or Affiliate of Borrowers or any member, general partner, Principal or Affiliate thereof, and shall not acquire obligations or securities of any member, general partner, Principal or Affiliate of a Borrower or any member, general partner, or Affiliate thereof;
(m)    to the extent required to file tax returns under applicable Law, fail to file its own tax returns or be included on the tax returns of any other Person except as required by applicable Law;
(n)    fail either to hold itself out to the public as a legal entity separate and distinct from any other Person or to conduct its business solely in its own name or a name franchised or licensed to it by an entity other than an Affiliate of a Borrower and not as a division or part of any other entity in order not (i) to mislead others as to the identity with which such other party is transacting business, or (ii) to suggest that such Borrower is responsible for the debts of any third party (including any member, general partner, Principal or Affiliate of a Borrower or any member, general partner, Principal or Affiliate thereof);
(o)    fail to maintain adequate capital for the normal obligations reasonably foreseeable in a business of its size and character and in light of its contemplated business operations;
(p)    hold itself out as or be considered as a department or division of (i) any general partner, Principal, member or Affiliate of a Borrower, (ii) any Affiliate of a general partner, Principal or member of a Borrower, or (iii) any other Person;
(q)    fail to allocate fairly and reasonably any overhead expenses that are shared with any other Loan Party or any Affiliate of any Loan Party, including paying for office space and services performed by any employee of an Affiliate of such Loan Party;
(r)    pledge its assets that constitute Collateral for the benefit of any other Person other than with respect to the Obligations or with respect to any Permitted Liens;
(s)    fail to maintain a sufficient number of employees in light of its contemplated business operations;
(t)    fail to provide in its Organizational Documents that for so long as the Loans are outstanding pursuant to the Notes, this Agreement and the other Loan Documents, it shall not file or consent to the filing of any petition, either voluntary or involuntary, to take advantage of any applicable Debtor Relief Law or make an assignment for the benefit of creditors without the affirmative vote of all general partners/managing members/directors;
(u)    fail to hold its assets in its own name;

(v)    if such Borrower is a corporation, fail to consider the interests of its creditors in connection with all corporate actions to the extent required by applicable Law;
(w)    have any of its obligations guaranteed by an Affiliate, other than with respect to the Obligations hereunder or any guarantee required by Ground Lessor or any guarantee of any Management Agreement, Replacement Management Agreement, Franchise Agreement or Replacement Franchise Agreement, as set forth therein as the case may be.
In the event such Borrower is a Delaware limited liability company, the limited liability company agreement of such Borrower (the “LLC Agreement”) shall provide that (i) upon the occurrence of any event that causes the last remaining member of a Borrower (“Member”) to cease to be the member of such Borrower (other than (1) upon an assignment by Member of all of its limited liability company interest in a Borrower and the admission of the transferee in accordance with the Loan Documents and the LLC Agreement, or (2) the resignation of Member and the admission of an additional member of a Borrower in accordance with the terms of the Loan Documents and the LLC Agreement), any Person designated by such Borrower shall, without any action of any other Person and simultaneously with the Member ceasing to be the member of such Borrower, automatically be admitted to such Borrower (“Special Member”) and shall continue such Borrower without dissolution and (ii) Special Member may not resign from such Borrower or transfer its rights as Special Member unless a successor Special Member has been admitted to such Borrower as Special Member in accordance with requirements of Delaware law. The LLC Agreement shall further provide that (v) Special Member shall automatically cease to be a member of such Borrower upon the admission to such Borrower of a substitute Member, (w) Special Member shall be a member of such Borrower that has no interest in the profits, losses and capital of such Borrower and has no right to receive any distributions of such Borrower’s assets, (x) pursuant to Section 18-301 of the Delaware Limited Liability Company Act (the “Act”), Special Member shall not be required to make any capital contributions to such Borrower and shall not receive a limited liability company interest in such Borrower, (y) Special Member, in its capacity as Special Member, may not bind such Borrower and (z) except as required by any mandatory provision of the Act, Special Member, in its capacity as Special Member, shall have no right to vote on, approve or otherwise consent to any action by, or matter relating to, such Borrower, including, without limitation, the merger, consolidation or conversion of such Borrower. In order to implement the admission to such Borrower of Special Member, Special Member shall execute a counterpart to the LLC Agreement. Prior to its admission to such Borrower as Special Member, Special Member shall not be a member of such Borrower.
Upon the occurrence of any event that causes the Member to cease to be a member of such Borrower, to the fullest extent permitted by law, the personal representative of Member shall, within ninety (90) days after the occurrence of the event that terminated the continued membership of Member in such Borrower, agree in writing (A) to continue such Borrower and (B) to the admission of the personal representative or its nominee or designee, as the case may be, as a substitute member of such Borrower, effective as of the occurrence of the event that terminated the continued membership of Member of such Borrower in such Borrower. Any action initiated by or brought against Member or Special Member under any Debtor Relief Laws shall not cause Member or Special Member to cease to be a member of such Borrower and upon the occurrence of such an event, the business of such Borrower shall continue without dissolution. The LLC Agreement shall provide that each of Member and Special Member waives any right it might have to agree in writing to dissolve such Borrower upon the occurrence of any action initiated by or brought against Member or Special Member under any Debtor Relief Laws, or the occurrence of an event that causes Member or Special Member to cease to be a member of such Borrower.
8.23    Use of Proceeds. None of the Borrowers, nor any of their Subsidiaries, nor any of their respective directors, officers, or employees, nor, to the knowledge of such Borrower, any persons acting on any of their behalf, will, directly or indirectly, use, and will not permit or authorize any other person to, use, lend, make payments of, contribute, or otherwise make available, all or any part of the proceeds of the Loan or other transaction contemplated by this Agreement, to fund any trade, business, or other activity:
(a)    involving or for the benefit of any Designated Party; or
(b)    in any other manner that would reasonably be expected to result in any party to this Agreement (including any person participating in the transaction, whether as underwriter, agent, advisor, investor, or otherwise) being in breach of any applicable anti-corruption laws, Sanctions or Export Controls or becoming a Designated Party.
ARTICLE IX

INSURANCE; CASUALTY; CONDEMNATION; REQUIRED REPAIRS
9.01    Insurance.
(a)    Borrowers shall obtain and maintain, or cause to be maintained, Policies for each Borrower and the Collateral Properties providing at least the following coverages:
(i)    so called “All Risk” or “Special Form” insurance on the Improvements and the Personal Property, in each case (A) in an amount equal to one hundred percent (100%) of the “Full Replacement Cost,” which for purposes of this Agreement shall mean actual replacement value (exclusive of costs of excavations, foundations, underground utilities and footings) with waiver of depreciation; (B) containing an agreed amount endorsement or its equivalent with respect to the Improvements, business income, rent loss and Personal Property waiving all co-insurance provisions; (C) providing for no deductible in excess of $100,000, other than deductibles for windstorm and earthquake coverage, which shall with respect to each Collateral Property, be no more than five percent (5%) of the insurable value of each Collateral Property; and (D) providing coverage for contingent liability from Operation of Building Laws, Demolition Costs and Increased Cost of Construction Endorsements together with customary “Ordinance or Law Coverage” if any of the Improvements or the use of each Collateral Property shall constitute legal non-conforming structures or uses;
(ii)    commercial general liability insurance against claims for personal injury, bodily injury, death or property damage occurring upon, in or about each Collateral Property, including “Dram Shop” or other liquor liability coverage if alcoholic beverages are sold from or may be consumed at the Collateral Property such insurance (A) to be on the so-called “occurrence” form with a combined single limit of not less than $1,000,000; (B) to continue at not less than the aforesaid limits until required to be changed by Administrative Agent in writing by reason of changed economic conditions making such protection inadequate; and (C) to cover at least the following hazards: (1) premises and operations; (2) products and completed operations on an “if any” basis; (3) independent contractors; (4) blanket contractual liability for all written and oral contracts; and (5) contractual liability covering the indemnities contained in Article X of the Mortgages to the extent the same is available;
(iii)    business interruption/loss of rents insurance (A) with loss payable to Administrative Agent on behalf of Lenders (subject to the rights of Managers under the Management Agreements); (B) covering all risks required to be covered by the insurance provided for in Section 9.01(a)(i); (C) in an amount equal to one hundred percent (100%) of the projected gross income from each Collateral Property (on an actual loss sustained basis) for a period continuing until the Restoration of the Collateral Property is completed; the amount of such business interruption/loss of rents insurance shall be determined prior to the Effective Date and at least once each year thereafter based on the greatest of: (x) Borrower’s reasonable estimate of the gross income from each Collateral Property and (y) the highest gross income received during the term of the Notes for any full calendar year prior to the date the amount of such insurance is being determined, in each case for the succeeding eighteen (18) month period and (D) containing an extended period of indemnity endorsement which provides that after the physical loss to the Improvements and the Personal Property has been repaired, the continued loss of income will be insured until such income either returns to the same level it was prior to the loss, or the expiration of twelve (12) months from the date that the applicable Collateral Property is repaired and operations are resumed, whichever first occurs, and notwithstanding that the policy may expire prior to the end of such period. All insurance proceeds payable to Administrative Agent pursuant to this Section 9.01(a)(iii) shall be held by Administrative Agent and shall be applied to the obligations secured hereunder from time to time due and payable hereunder and under the Notes and this Agreement; provided, however, that nothing herein contained shall be deemed to relieve any Borrower of its obligations to pay the obligations secured hereunder on the respective dates of payment provided for in the Notes and this Agreement except to the extent such amounts are actually paid out of the proceeds of such business interruption/loss of rents insurance;
(iv)    at all times during which structural construction, repairs or alterations are being made with respect to the Improvements (A) owner’s contingent or protective liability insurance covering claims not covered by or under the terms or provisions of the insurance provided for in Section 9.01(c)(ii); and (B) the insurance provided for in Section 9.01(a)(i) shall be written in a so-called builder’s risk completed value form (1) on a non-reporting basis, (2) against all risks insured against pursuant to Section 9.01(a)(i), (3) shall include permission to occupy each Collateral Property, and (4) shall contain an agreed amount endorsement waiving co‑insurance provisions; provided, however, the insurance required pursuant to this Section 9.01(a)(iv) may be obtained by a Manager for the benefit of the applicable Borrower and the applicable Collateral Property;
(v)    workers’ compensation, subject to the statutory limits of the state in which each Collateral Property is located, and employer’s liability insurance with a limit of at least $1,000,000 per accident and per disease per employee, and $1,000,000 for disease aggregate in respect of any work or operations on or about each Collateral Property, or in connection with such Collateral Property or its operation (if applicable);
(vi)    comprehensive boiler and machinery insurance covering all mechanical and electrical equipment and boilers and pressure valves, if applicable, in amounts as shall be reasonably required by Administrative Agent on terms consistent with the commercial property insurance policy required under Section 9.01(a)(i);
(vii)    if any portion of the Improvements is at any time located in an area identified by the Secretary of Housing and Urban Development or any successor thereto as an area having special flood hazards pursuant to the National Flood Insurance Act of 1968, the Flood Disaster Protection Act of 1973 or the National Flood Insurance Reform Act of 1994, as each may be amended, or any successor law (the “Flood Insurance Acts”), flood hazard insurance of the following types and in the following amounts (A) coverage under Policies issued pursuant to the Flood Insurance Acts (the “Flood Insurance Policies”) in an amount equal to the maximum limit of coverage available for the applicable Collateral Property under the Flood Insurance Acts, subject only to customary deductibles under such Policies and (B) coverage under supplemental private Policies in an amount, which when added to the coverage provided under the Flood Act Policies with respect to an Collateral Property in an amount reasonably acceptable to Administrative Agent;

(viii)    if required by Administrative Agent, earthquake, sinkhole and mine subsidence insurance in amounts as determined by Administrative Agent in its sole discretion and in form and substance satisfactory to Administrative Agent, provided that the insurance pursuant to this Section 9.01(a)(vii) shall be on terms consistent with the all risk insurance policy required under Section 9.01(a)(i);
(ix)    umbrella liability insurance in an amount not less than $100,000,000 per occurrence on terms consistent with the commercial general liability insurance policy required under Section 9.01(a)(ii);
(x)    insurance against terrorism, terrorist acts or similar acts of sabotage (“Terrorism Insurance”) on terms consistent with Sections 9.01(a)(i) and 9.01(a)(iii) above, or as commercially available from carrier(s) maintaining a claims paying ability rating reasonably acceptable to Administrative Agent, with a deductible of not more than $100,000 (the “Terrorism Insurance Required Amount”). Notwithstanding the foregoing sentence, such Borrower shall not be obligated to expend more than $100,000 in any Fiscal Year on Insurance Premiums for Terrorism Insurance (the “Terrorism Insurance Cap”) and if the cost of the Terrorism Insurance Required Amount exceeds the Terrorism Insurance Cap, such Borrower shall purchase the maximum amount of Terrorism Insurance available with funds equal to the Terrorism Insurance Cap; provided, however, in the event it is customary among owners of Class A hotel properties in the United States to have “All Risk” coverage without any exclusion (a “Terrorism Exclusion”) from coverage under such Policy for loss or damage incurred as a result of an act of terrorism, terrorist acts or similar acts of sabotage, such Borrower shall obtain a Policy without any such Terrorism Exclusion. After the occurrence of any event which reduces the amount of insurance available under the Terrorism Insurance required hereunder (whether due to a claim or otherwise), such Borrower shall be obligated to immediately increase the coverage of such Terrorism Insurance to allow for limits described in Sections 9.01(a)(i) and 9.01(a)(iii) above;
(xi)    a blanket fidelity bond and errors and omissions insurance coverage insuring against losses resulting from dishonest or fraudulent acts committed by (A) a Borrower’s personnel; (B) any employees of outside firms that provide appraisal, legal, data processing or other services for a Borrower or (C) temporary contract employees or student interns; provided, however, the insurance required pursuant to this Section 9.01(a)(xi) may be obtained by a Manager for the benefit of the applicable Borrowers and the applicable Collateral Property;
(xii)    such other insurance and in such amounts as are required pursuant to the Franchise Agreement or as Administrative Agent from time to time may reasonably request against such other insurable hazards which at the time are commonly insured against for property similar to each Collateral Property located in or around the region in which the each Collateral Property is located; and
(b)    All insurance provided for in Section 9.01(a) shall be obtained under valid and enforceable policies (the “Policies” or in the singular, the “Policy”), in such forms and, from time to time after the date hereof, in such amounts as may be satisfactory to Administrative Agent, issued by financially sound and responsible insurance companies authorized to do business in the state in which the property is located, and approved by Administrative Agent. The primary $15,000,000 in coverage shall be provided by carriers having a claims paying ability rating of A- or better by at least two approved Rating Agencies. The excess layers up to $50,000,000 in coverage shall be provided by carriers having a claims paying ability rating of A- or better by S & P, or such other Rating Agency approved by Administrative Agent. At least seventy-five percent (75%) of the remaining coverage shall be provided by carriers having a claims paying ability rating of A- or better by S & P, or such other Rating Agency approved by Administrative Agent. All carriers providing insurance at any level shall have a general policy rating of A: VIII or better by A.M. Best Company Inc. (each such insurer shall be referred to as a “Qualified Insurer”). Notwithstanding the above, Administrative Agent agrees to accept Ironshore Specialty Insurance Company provided they maintain their current A. M. Best Company Inc. rating. Not less than thirty (30) days prior to the expiration dates of the Policies theretofore furnished to Administrative Agent pursuant to Section 9.01(a), Borrowers shall notify Administrative Agent of their intent to renew such Policies in accordance with the requirements thereof, and prior to such renewal, shall deliver evidence of insurance reasonably satisfactory to Administrative Agent reflecting such policies (copies of binders of insurance or emails between the carriers and the Borrower or their insurance representative confirming renewal coverage is in effect shall be deemed to satisfy this requirement), and within thirty (30) days after such renewal shall deliver certificates of insurance reflecting such Policies. In the event any Borrower desires to obtain the insurance required hereunder from an insurer not meeting the requirements of this Section 9.01(b), such Borrower may request, in writing, Administrative Agent’s approval of such insurer, which approval may not be unreasonably withheld.
(c)    Borrowers shall not obtain (i) any umbrella or blanket liability or casualty Policy unless, in each case, such Policy is at least equal in scope of coverage as if a “stand above” Policy meeting all of the requirements noted above are provided such Policy is approved in advance in writing by Administrative Agent and Administrative Agent’s interest is included therein as provided in this Agreement and such Policy is issued by a Qualified Insurer, or (ii) separate insurance concurrent in form or contributing in the event of loss with that required in Section 9.01(a) to be furnished by, or which may be reasonably required to be furnished by, a Borrower. In the event any Borrower obtains separate insurance or an umbrella or a blanket policy, such Borrower shall notify Administrative Agent of the same and shall cause certificates of insurance reflecting such Policy to be delivered as required in Section 9.01(a). Any blanket insurance Policy shall otherwise provide the same protection as would a separate Policy insuring only the Collateral Property in compliance with the provisions of Section 9.01(a). Notwithstanding Administrative Agent’s approval of any umbrella or blanket liability or casualty Policy hereunder, Administrative Agent reserves the right, in its sole discretion, to require any Borrower to obtain a separate Policy in compliance with this Section 9.01.
(d)    All Policies provided for or contemplated by Section 9.01(a), except for the Policy referenced in Section 9.01(a)(v), shall name Administrative Agent on behalf of Lenders and Borrowers as the insured or additional insured, as their respective interests may appear, and in the case of property damage, boiler and machinery, and flood insurance, shall contain a so-called New York standard non-contributing mortgagee clause in favor of Administrative Agent providing that the loss thereunder shall be payable to Administrative Agent.
(e)    All Policies provided for in Section 9.01(a) shall contain clauses or endorsements to the effect that:
(i)    no act or negligence of Borrowers, or anyone acting for Borrowers, or failure to comply with the provisions of any Policy which might otherwise result in a forfeiture of the insurance or any part thereof, shall in any way affect the validity or enforceability of the insurance insofar as Administrative Agent is concerned;
(ii)    the Policy shall not be materially changed (other than to increase the coverage provided thereby) or cancelled without at least thirty (30) days’ written notice to Administrative Agent and any other party named therein as an insured;
(iii)    each Policy shall provide that the issuers thereof shall give written notice to Administrative Agent if the Policy has not been renewed thirty (30) days prior to its expiration; and

(iv)    Administrative Agent and the Lenders shall not be liable for any Insurance Premiums thereon or subject to any assessments thereunder.
(f)    Borrowers shall furnish to Administrative Agent, on or before thirty (30) days after the close of Borrowers’ Fiscal Year, a statement certified by Borrowers or a duly authorized officer of Borrowers of the amounts of insurance maintained in compliance herewith, of the risks covered by such insurance and of the insurance company or companies which carry such insurance and, if requested by Administrative Agent, verification of the adequacy of such insurance by an independent insurance broker or appraiser acceptable to Administrative Agent.
(g)    If at any time Administrative Agent is not in receipt of written evidence that all insurance required hereunder is in full force and effect, Administrative Agent shall have the right, with prior notice to Borrowers, to take such action as Administrative Agent deems necessary to protect its interest in the Collateral Properties, including, without limitation, the obtaining of such insurance coverage as Administrative Agent in its sole discretion deems appropriate, and all expenses incurred by Administrative Agent in connection with such action or in obtaining such insurance and keeping it in effect shall be paid by Borrowers to Administrative Agent upon demand and until paid shall be secured by the Mortgages and shall bear interest at the Default Rate.
(h)    In the event of a foreclosure of any of the Mortgages, or other transfer of title to any Collateral Property in extinguishment in whole or in part of the Obligations all right, title and interest of Borrowers in and to the Policies then in force and all proceeds payable thereunder shall thereupon vest in the purchaser at such foreclosure or Administrative Agent or other transferee in the event of such other transfer of title.
9.02    Casualty. If a Collateral Property shall be damaged or destroyed, in whole or in part, by fire or other casualty resulting in an amount greater than $100,000 to repair (a “Casualty”), Borrowers shall give prompt notice of such damage to Administrative Agent and shall promptly commence and diligently prosecute the completion of the Restoration of the Collateral Property as nearly as possible to the condition the Collateral Property was in immediately prior to such Casualty, with such alterations as may be reasonably approved by Administrative Agent and otherwise in accordance with Section 9.04. Borrowers shall pay all costs of such Restoration whether or not such costs are covered by insurance. Administrative Agent may, but shall not be obligated to make proof of loss if not made promptly by Borrowers.
9.03    Condemnation. Borrowers shall promptly give Administrative Agent notice of the actual or threatened commencement of any proceeding for the Condemnation of all or any part of any Collateral Property and shall deliver to Administrative Agent copies of any and all papers served in connection with such proceedings. Administrative Agent may participate in any such proceedings, and Borrowers shall from time to time deliver to Administrative Agent all instruments requested by it to permit such participation. Each Borrower shall, at its expense, diligently prosecute any such proceedings, and shall consult with Administrative Agent, its attorneys and experts, and cooperate with them in the carrying on or defense of any such proceedings. Notwithstanding any taking by any public or quasi-public authority through Condemnation or otherwise (including, but not limited to, any transfer made in lieu of or in anticipation of the exercise of such taking), Borrowers shall continue to pay the Obligations at the time and in the manner provided for its payment in the Notes and in this Agreement and the Obligations shall not be reduced until any Award shall have been actually received and applied by Administrative Agent, after the deduction of expenses of collection, to the reduction or discharge of the Obligations, except as otherwise required pursuant to the applicable provisions of the Ground Lease. Administrative Agent shall not be limited to the interest paid on the Award by the condemning authority but shall be entitled to receive out of the Award interest at the rate or rates provided herein or in the Notes. If any Collateral Property or any portion thereof is taken by a condemning authority, Borrowers shall, promptly commence and diligently prosecute the Restoration of the applicable Collateral Property and otherwise comply with the provisions of Section 9.04. If any Collateral Property is sold, through foreclosure or otherwise, prior to the receipt by Administrative Agent of the Award, Administrative Agent shall have the right, whether or not a deficiency judgment on the Notes shall have been sought, recovered or denied, to receive the Award, or a portion thereof sufficient to pay the Obligations.
9.04    Restoration. The following provisions shall apply in connection with the Restoration of any Collateral Property:
(a)    If the Net Proceeds shall be less than $2,500,000 and the costs of completing the Restoration shall be less than $2,500,000, the Net Proceeds will be disbursed by Administrative Agent to a Borrower upon receipt, provided that all of the conditions set forth in Section 9.04(c)(i) and (iii) are met and Borrowers deliver to Administrative Agent a written undertaking to expeditiously commence and to satisfactorily complete with due diligence the Restoration in accordance with the terms of this Agreement.
(b)    If the Net Proceeds are equal to or greater than $2,500,000 or the costs of completing the Restoration is equal to or greater than $2,500,000 Administrative Agent shall make the Net Proceeds available for the Restoration in accordance with the provisions of this Section 9.04. Notwithstanding the immediately preceding sentence, a portion of the Net Proceeds not to exceed $2,500,000 shall be made available to Borrowers after receipt thereof by Administrative Agent to pay or reimburse a Borrower for any immediate and necessary repair or work required (i) to prevent further damage to the Collateral Property, (ii) to protect life or to provide safety or (iii) to restore hotel operations at the Collateral Property (collectively, the “Emergency Repairs”) provided all the conditions set forth in Sections 9.04(c)(i) and (iii) met and Borrowers deliver to Administrative Agent a written undertaking to expeditiously commence and to satisfactorily complete with due diligence the Emergency Repairs in accordance with the terms of this Agreement. The term “Net Proceeds” means: (A) the net amount of all insurance proceeds received by Administrative Agent pursuant to Section 9.01(a)(i), (iv), (vii) and (viii) as a result of such damage or destruction, after deduction of its reasonable costs and expenses (including, but not limited to, reasonable counsel fees), if any, in collecting same (“Insurance Proceeds”), or (B) the net amount of the Award, after deduction of its reasonable costs and expenses (including, but not limited to, reasonable counsel fees), if any, in collecting same (“Condemnation Proceeds”), whichever the case may be.
(c)    The Net Proceeds shall be made available to a Borrower for Restoration, provided that each of the following conditions are met:
(i)    No Default or Event of Default (unless caused solely by the Condemnation or Casualty) shall have occurred and be continuing;
(ii)    (1) in the event the Net Proceeds are Insurance Proceeds, less than thirty percent (30%) of the total floor area of the Improvements on the Collateral Property has been damaged, destroyed or rendered unusable as a result of such Casualty or (2) in the event that Net Proceeds are Condemnation Proceeds, less than ten percent (10%) of the land constituting the Collateral Property is taken, and such land is located along the perimeter or periphery of the Collateral Property, and no portion of the Improvements is located on such land;
(iii)    The respective Operating Lease shall remain in full force and effect during and after the completion of the Restoration;
(iv)    Such Borrower shall commence the Restoration as soon as reasonably practicable (but in no event later than thirty (30) days after such Casualty or Condemnation, whichever the case may be, occurs) and shall diligently pursue the same to satisfactory completion in compliance with all applicable Laws, including, without limitation, all applicable Environmental Laws and in accordance with the terms and conditions of the applicable Franchise Agreement;
(v)    Administrative Agent shall be satisfied that any operating deficits, including all scheduled payments of principal and interest under the Notes, which will be incurred with respect to the Collateral Property as a result of the occurrence of any such Casualty or Condemnation, whichever the case may be, will be covered out of (A) the Net Proceeds, (B) the insurance coverage referred to in Section 9.01(a)(iii) if applicable, or (C) by other funds of Borrowers;
(vi)    Administrative Agent shall be satisfied that the Restoration will be completed (with reasonable allowance for time to make such repairs) on or before the earliest to occur of (A) twelve (12) months after the occurrence of such Casualty or Condemnation, or (B) the earliest date required for such completion under the terms of any Leases which are required in accordance with the provisions of this Section 9.04 to remain in effect subsequent to the occurrence of such Casualty or Condemnation and the completion of the Restoration, or (C) the date required for such completion pursuant to the applicable Franchise Agreement, or (D) such time as may be required under applicable Law, in order to repair and restore the applicable Collateral Property to the condition it was in immediately prior to such Casualty or Condemnation or (E) the expiration of the insurance coverage referred to in Section 9.01(a)(ii);
(vii)    The Collateral Property and the use thereof after the Restoration will be in compliance with and permitted under all applicable Laws;
(viii)    Administrative Agent shall be satisfied that the Debt Service Coverage Ratio for the four (4) fiscal quarters immediately succeeding the completion of the Restoration shall be equal to or greater than 1.10 to 1.00;
(ix)    Such Casualty or Condemnation, as applicable, does not result in the loss of access in any material respect to the Collateral Property or the related Improvements;
(x)    Borrowers shall deliver, or cause to be delivered, to Administrative Agent a signed detailed scope of damages and repairs, including cost estimates for each repair item, approved in writing by Borrowers’ architect, engineer or project manager stating the entire cost of completing the Restoration, which scope shall be acceptable to Administrative Agent;
(xi)    the Net Proceeds together with any cash or Permitted Investments deposited by Borrowers with Administrative Agent are sufficient in Administrative Agent’s discretion to cover the cost of the Restoration;
(xii)    any applicable Management Agreement in effect as of the date of the occurrence of such Casualty or Condemnation, whichever the case may be, shall (A) remain in full force and effect during the Restoration and shall not otherwise terminate as a result of the Casualty or Condemnation or the Restoration or (B) if terminated, shall have been replaced with a Replacement Management Agreement with a Qualified Manager, prior to the opening or reopening of the applicable Collateral Property or any portion thereof for business with the public; and
(xiii)    any applicable Franchise Agreement is not terminated as a result of such Casualty or Condemnation.
(d)    The Net Proceeds shall be held by Administrative Agent in an interest-bearing account and, until disbursed in accordance with the provisions of this Section 9.04, shall constitute additional security for the Obligations and other obligations under the Loan Documents. The Net Proceeds shall be disbursed by Administrative Agent to, or as directed by, such Borrower from time to time during the course of the Restoration, upon receipt of evidence satisfactory to Administrative Agent that (i) all materials installed and work and labor performed (except to the extent that they are to be paid for out of the requested disbursement) in connection with the Restoration have been paid for in full, and (ii) there exist no notices of pendency, stop orders, mechanic’s or materialman’s liens or notices of intention to file same, or any other Liens or encumbrances of any nature whatsoever on the Collateral Property which have not either been fully bonded to the satisfaction of Administrative Agent and discharged of record or in the alternative fully insured to the satisfaction of Administrative Agent by the title company issuing the Title Policy.
(e)    All plans and specifications required in connection with the Restoration, the cost of which is greater than $2,500,000 shall be subject to prior review and acceptance in all respects by Administrative Agent and by an independent consulting engineer selected by Administrative Agent (the “Casualty Consultant”), which acceptance shall not be unreasonably withheld, conditioned or delayed. Administrative Agent shall have the use of the plans and specifications and all permits, licenses and approvals required or obtained in connection with the Restoration. The identity of the contractors, subcontractors and materialmen engaged in the Restoration the cost of which is greater than $2,500,000, as well as the contracts under which they have been engaged, shall be subject to prior review and acceptance by Administrative Agent and the Casualty Consultant, which acceptance shall not be unreasonably withheld, conditioned or delayed. Notwithstanding the foregoing, Administrative Agent’s prior review and acceptance of plans and specifications, identity of contractors and contracts shall not be required in connection with Restoration which shall be required on an emergency basis (i) to prevent further damage to the Collateral Property, (ii) to protect life or to provide safety (iii) to restore hotel operations at the Collateral Property; provided that in such cases, such plans, specifications, identity of contractors and contracts shall be made available to Administrative Agent and the Casualty Consultant as soon as practicable. All costs and expenses incurred by Administrative Agent in connection with making the Net Proceeds available for the Restoration including, without limitation, reasonable counsel fees and disbursements and the Casualty Consultant’s fees, shall be paid by Borrowers.
(f)    In no event shall Administrative Agent be obligated to make disbursements of the Net Proceeds in excess of an amount equal to the costs actually incurred from time to time for work in place as part of the Restoration, as certified by the Casualty Consultant, minus the Casualty Retainage. The term “Casualty Retainage” shall mean an amount equal to ten percent (10%), of the costs actually incurred for work in place as part of the Restoration, as certified by the Casualty Consultant, until the Restoration has been completed. The Casualty Retainage shall in no event, and notwithstanding anything to the contrary set forth above in this Section 9.04(f), be less than the amount actually held back by Borrowers from contractors, subcontractors and materialmen engaged in the Restoration. The Casualty Retainage shall not be released until the Casualty Consultant certifies to Administrative Agent that the Restoration has been completed in accordance with the provisions of this Section 9.04 and that all approvals necessary for the re-occupancy and use of the Collateral Property have been obtained from all appropriate Governmental Authorities, and Administrative Agent receives evidence satisfactory to Administrative Agent that the costs of the Restoration have been paid in full or will be paid in full out of the Casualty Retainage; provided, however, that Administrative Agent will release the portion of the Casualty Retainage being held with respect to any contractor, subcontractor or materialman engaged in the Restoration as of the date upon which the Casualty Consultant certifies to Administrative Agent that the contractor, subcontractor or materialman has satisfactorily completed all work and has supplied all materials in accordance with the provisions of the contractor’s, subcontractor’s or materialman’s contract, the contractor, subcontractor or materialman delivers the lien waivers and evidence of payment in full of all sums due to the contractor, subcontractor or materialman as may be reasonably requested by Administrative Agent or by the title company issuing the Title Policy for the related Collateral Property, and Administrative Agent receives an endorsement to such Title Policy insuring the continued priority of the Lien of the related Mortgage and evidence of payment of any premium payable for such endorsement. If required by Administrative Agent, the release of any such portion of the

Casualty Retainage shall be approved by the surety company, if any, which has issued a payment or performance bond with respect to the contractor, subcontractor or materialman.
(g)    Administrative Agent shall not be obligated to make disbursements of the Net Proceeds more frequently than once every calendar month.
(h)    If at any time the Net Proceeds or the undisbursed balance thereof shall not, in the opinion of Administrative Agent in consultation with the Casualty Consultant, if any, be sufficient to pay in full the balance of the costs which are estimated by the Casualty Consultant to be incurred in connection with the completion of the Restoration, Borrowers shall deposit the deficiency (the “Net Proceeds Deficiency”) with Administrative Agent before any further disbursement of the Net Proceeds shall be made. The Net Proceeds Deficiency deposited with Administrative Agent shall be held by Administrative Agent and shall be disbursed for costs actually incurred in connection with the Restoration on the same conditions applicable to the disbursement of the Net Proceeds, and until so disbursed pursuant to this Section 9.04(h) shall constitute additional security for the Obligations and other obligations under the Loan Documents.
(i)    The excess, if any, of the Net Proceeds and the remaining balance, if any, of the Net Proceeds Deficiency deposited with Administrative Agent after the Casualty Consultant certifies to Administrative Agent that the Restoration has been completed in accordance with the provisions of this Section 9.04(i), and the receipt by Administrative Agent of evidence satisfactory to Administrative Agent that all costs incurred in connection with the Restoration have been paid in full, shall be remitted by Administrative Agent to Borrowers, provided no Default or Event of Default shall have occurred and shall be continuing under the Notes, this Agreement or any of the other Loan Documents.
(j)    All Net Proceeds not required (i) to be made available for the Restoration or (ii) to be returned to Borrowers as excess Net Proceeds pursuant to Section 9.04(h) may be retained and applied by Administrative Agent toward the payment of the Obligations whether or not then due and payable in such order, priority and proportions as Administrative Agent in its sole discretion shall deem proper, or, at the discretion of Administrative Agent, the same may be paid, either in whole or in part, to Borrowers for such purposes as Administrative Agent shall approve, in its discretion; provided, however, Administrative Agent shall not apply the Net Proceeds in a manner that would violate the applicable provisions of the Ground Lease. If Administrative Agent shall receive and retain Net Proceeds, the Lien of the Mortgages shall be reduced only by the amount thereof received and retained by Administrative Agent and actually applied by Administrative Agent in reduction of the Obligations.
ARTICLE X

EVENTS OF DEFAULT AND REMEDIES
10.01    Events of Default. Any of the following shall constitute an event of default (“Event of Default”):
(a)    if any portion of the Obligations are not paid on or before the date the same is due and payable; provided, however, with respect to any failure by Borrowers to pay any installment of interest hereunder when due (other than any installment of interest or any other amount due on the Maturity Date), and up to two (2) times during any twelve month period, Borrowers shall have two (2) Business Days in which to cure such Event of Default (which cure shall include payment of the late payment charge, if applicable), after which time Administrative Agent may, at its option, exercise any of its rights and remedies available to it pursuant to this Agreement and the other Loan Documents or at law or in equity;
(b)    if any of the Taxes or material Other Charges are not paid prior to delinquency;

(c)    if (i) the Policies are not kept in full force and effect or if (ii) certificates of insurance reflecting the Policies are not delivered to Administrative Agent promptly on request;
(d)    if any representation or warranty made by any Borrower or any other Loan Party herein or in any other Loan Document, or in any report, certificate, financial statement or other instrument, agreement or document furnished to Administrative Agent or Lenders shall have been false or misleading in any material respect as of the date the representation or warranty was made;
(e)    if a Transfer occurs in violation of the provisions of Section 8.19 of this Agreement or Article V of the Mortgages;
(f)    if a receiver, liquidator, trustee or other custodian (as defined in the Bankruptcy Code) shall be appointed for any Borrower, any other Loan Party or any Principal which is Affiliated with any Borrower, any other Loan Party, or any Principal, or any other guarantor under any guarantee issued in connection with the Loans, or takes charge of all or any material part of its property; or if any Borrower, any other Loan Party or any Principal which is Affiliated with any Borrower, other Loan Party, any Principal or such other guarantor shall be adjudicated a bankrupt or insolvent, or if any petition for bankruptcy, reorganization or arrangement, or any other proceeding, for dissolution or liquidation, or otherwise, shall be filed by or against, consented to, or acquiesced in by, or otherwise instituted by or against, any Borrower, other Loan Party or any Principal which is Affiliated with any Borrower, other Loan Party, any Principal or such other guarantor, under the Bankruptcy Code or any other Debtor Relief Laws; or if any Borrower, any other Loan Party or any Principal which is Affiliated with any Borrower, other Loan Party, any Principal or such other guarantor shall admit in writing its inability to pay its debts as they become due; provided, however, if any such petition or proceeding is involuntary and not consented to by such Borrower, other Loan Party, such Principal which is Affiliated with any Borrower, any other Loan Party, any Principal or such other guarantor, as applicable, upon the same not being stayed or dismissed within ninety (90) days; or any order of relief or other order approving any such case or proceeding is entered; or any Borrower, any other Loan Party or any Principal which is Affiliated with any Borrower, any other Loan Party, or any Principal, or such other guarantor, makes a general assignment for the benefit of creditors; or any company action is taken by any Borrower, any other Loan Party or any Principal which is Affiliated with any Borrower, any other Loan Party, or any Principal, or such other guarantor, for the purpose of effecting any of the foregoing;
(g)    if any Borrower or other Loan Party attempts to assign its rights under this Agreement or any of the other Loan Documents or any interest herein or therein in contravention of the Loan Documents;
(h)    other than with respect to a default which is expressly contemplated by another subsection of this Section 10.01, if any Borrower breaches any of its respective negative covenants contained in Sections 8.01-8.09, 8.15-8.17 and 8.19;
(i)    if any Borrower violates or does not comply in any material respect with any of the provisions of Section 7.16, that results in a Material Adverse Effect;
(j)    if (i) a default has occurred and continues beyond any applicable cure period under any Management Agreement (or any Replacement Management Agreement) if such default permits the Manager thereunder to terminate or cancel such Management Agreement (or any Replacement Management Agreement) or (ii) any Management Agreement (or Replacement Management Agreement) expires or otherwise terminates and is not replaced with a Replacement Management Agreement or (iii) if any Collateral Property operates for any time without the Management Agreement or a Replacement Management Agreement;
(k)    if any Borrower violates or does not comply in all material respects with the provisions of Section 8.22; provided, however, that such violation or failure to comply shall not constitute an Event of Default if (i) such violation or failure to comply was inadvertent, immaterial and non-recurring and (ii) such violation or failure to comply is curable and Borrowers shall promptly cure such violation or failure to comply within fifteen (15) calendar days of notice from Administrative Agent;
(l)    if any federal tax Lien or state or local income tax Lien in excess of $1,500,000 is filed against any Borrower, any Guarantor or any Collateral Property and same is not discharged of record within thirty (30) days after same is filed;
(m)    if there is entered against any Borrower (i) a final judgment or order for the payment of money in an aggregate amount exceeding $1,500,000 (which is not covered by insurance or unless being appealed and such Borrower has posted a bond or cash collateral), or (ii) any one or more non-monetary final judgments that have, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and, in either case, (A) enforcement proceedings are commenced by any creditor upon such judgment or order, or (B) there is a period of ten (10) consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect;
(n)    if (i) any Borrower is a Plan or its assets constitute Plan Assets; or (ii) any Borrower consummates a transaction which would cause the Mortgages or Administrative Agent or any Lender’s exercise of its rights under the Mortgages, the Notes, this Agreement or the other Loan Documents to constitute a nonexempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code, or result in a violation of a state statute regulating governmental plans, subjecting Lenders to liability for a violation of ERISA, the Code, a state statute or other similar law;
(o)    if any default occurs under any guaranty or indemnity executed in connection herewith (including, without limitation, the Guaranty and the Environmental Indemnity) and such default continues after the expiration of applicable grace periods, if any;
(p)    if any Borrower shall be in default in any material respect beyond applicable notice and grace periods under any other mortgage, deed of trust, deed to secure debt or other security agreement permitted hereunder and covering any part of any Collateral Property whether it be superior or junior in lien to the related Mortgage;
(q)    with respect to any term, covenant or provision set forth herein that specifically contains a notice requirement or grace period, if any Borrower shall be in default under such term, covenant or condition after the giving of such notice or the expiration of such grace period;
(r)    [Intentionally Deleted];
(s)    if (i) a material default has occurred and continues beyond any applicable cure period under any Franchise Agreement, and such default permits a party to terminate or cancel the Franchise Agreement or (ii) any Franchise Agreement expires or otherwise terminates without Administrative Agent’s prior written consent and is not replaced with a Replacement Franchise Agreement;
(t)    if any Borrower ceases to operate a hotel on any Collateral Property or terminates such business for any reason whatsoever (other than temporary cessation in connection with any renovations to a Collateral Property or restoration of the Collateral Property after Casualty or Condemnation);
(u)    if there shall occur any default by Ground Lessee, as tenant under the Ground Lease, in the observance or performance of any material term, covenant or condition of the Ground Lease on its part to be observed or performed and said default is not cured following the expiration of any applicable grace and notice periods therein provided, or if the leasehold estate created by the Ground Lease shall be surrendered or if the Ground Lease shall cease to be in full force and effect or the Ground Lease shall be terminated or canceled for any reason or under any circumstances whatsoever, or if any of the material terms, covenants or conditions of the Ground Lease shall in any manner be modified, changed, supplemented, altered, or amended without the consent of Administrative Agent;
(v)    if there shall occur any default by any Operating Lessee, in the observance or performance of any material term, covenant or condition of any Operating Lease on its part to be observed or performed and said default is not cured following the expiration of any applicable grace and notice periods therein provided, or if the leasehold estate created by any Operating Lease shall be surrendered or if any Operating Lease shall cease to be in full force and effect or any Operating Lease shall be terminated or canceled for any reason or under any circumstances whatsoever, or if any of the material terms, covenants or conditions of any Operating Lease shall in any manner be modified, changed, supplemented, altered, or amended without the consent of Administrative Agent;
(w)    if any Borrower shall continue to be in Default under any of the other terms, covenants or conditions of this Agreement not specified in (a) - (v) above, for ten (10) Business Days after written notice to Borrowers from Administrative Agent, in the case of any Default which can be cured by the payment of a sum of money, or for thirty (30) days after written notice from Administrative Agent in the case of any other Default; provided, however, that if such non-monetary Default is susceptible of cure but cannot reasonably be cured within such 30-day period and provided further that Borrowers shall have commenced to cure such Default within such thirty (30) day period and thereafter diligently and expeditiously proceeds to cure the same, such thirty (30) day period shall be extended for such time as is reasonably necessary for Borrowers in the exercise of due diligence to cure such Default, such additional period not to exceed sixty (60) days;
(x)    if there shall occur any default by any Borrower or any other Loan Party, or any default in respect of any Collateral Property, under the Mortgages or any of the other Loan Documents beyond any applicable notice and cure periods as contained in such documents; or
(y)    if (i) any event or condition occurs that (x) results in any of the Senior Secured Notes becoming due prior the scheduled maturity thereof, or (y) results in the existence of an “Event of Default” under (and as defined in) any of the Senior Secured Notes Indentures or (z) requires the prepayment, repurchase, redemption or defeasance of any of the Senior Secured Notes, prior to the scheduled maturity thereof; provided that this clause (i) shall not apply to any of the Senior Secured Notes that become due as a result of the voluntary sale or transfer of the property or assets securing such indebtedness, any Offer to Purchase pursuant to and as defined in any of the Senior Secured Notes Indenture, or any other voluntary prepayment, repurchase, redemption or defeasance of any of the Senior Secured Notes; or (ii) FelCor Op and its subsidiaries shall fail to comply with the covenants set forth in Sections 4.03 [Limitations on Indebtedness], 4.04 [Limitations on Restricted Payments], and 4.05 [Limitation on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries] of the Senior Secured Notes Indenture 2012 (together with all definitions used therein) in each case as in effect as of the Effective Date, without giving effect to any future amendment, modification or termination thereof unless, in the case of an amendment or modification such revision (x) imposes terms or conditions that are more restrictive on FelCor Op and its subsidiaries, or (y) the Required Lenders (as defined in the Revolver) and the Required Lenders (as defined in this Agreement) have given their prior written consent to such revision (an amendment or modification satisfying (x) or (y), a “Permitted Indenture Amendment”); provided that for so long as there have been no amendments or modifications or the only amendments or modifications to the Senior Secured Notes Indenture 2012 are Permitted Indenture Amendments, no Event of Default shall be deemed to occur under this clause (ii) unless and until an Event of Default has occurred under clause (i) above.
10.02    Remedies upon Event of Default. If any Event of Default occurs and is continuing, Administrative Agent shall, at the request of, or may, with the consent of, the Required Lenders, take any or all of the following actions:

(a)    declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest, notice of protest and non-payment, or other notice of default, notice of acceleration and intention to accelerate or other notice of any kind, all of which are hereby expressly waived by Borrowers; and
(b)    exercise on behalf of itself and the Lenders all rights and remedies available to it and the Lenders under the Loan Documents;
provided, however, that upon the occurrence of an Event of Default set forth in Section 10.01(f) with respect to any Borrower, the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable without further act of Administrative Agent or any Lender; and provided, further, that in the event of a declaration of acceleration because an Event of Default set forth in Section 10.01(y) has occurred and is continuing, such declaration of acceleration shall be automatically rescinded and annulled (and any enforcement actions taken or remedies commenced under the Loan Documents resulting from such declaration of acceleration shall be promptly discontinued) if the event or condition triggering such Event of Default pursuant to Section 10.01(y) shall be remedied or cured or waived by the holders of the relevant indebtedness within 60 days after the declaration of acceleration with respect thereto.
10.03    Application of Funds. After the exercise of remedies provided for in Section 10.02 (or after the Loans have automatically become immediately due and payable), any amounts received on account of the Obligations shall be applied by Administrative Agent in the following order:
First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to Administrative Agent and amounts payable under Article IV) payable to Administrative Agent in its capacity as such;
Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal and interest) payable to the Lenders (including fees, charges and disbursements of counsel to the respective Lenders and including fees and time charges for attorneys who may be employees of any Lender) and amounts payable under Article IV, ratably among them in proportion to the respective amounts described in this clause Second payable to them;
Third, to payment of that portion of the Obligations constituting accrued and unpaid and interest on the Loans and other Obligations, ratably among the Lenders in proportion to the respective amounts described in this clause Third payable to them;
Fourth, to payment of that portion of the Obligations constituting unpaid principal of the Loans among the Lenders in proportion to the respective amounts described in this clause Fourth held by them;
Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to Borrowers or as otherwise required by Law.

ARTICLE XI

ADMINISTRATIVE AGENT
11.01    Appointment and Authority.
(a)    Each Lender hereby irrevocably appoints Deutsche Bank AG New York Branch, to act on its behalf as Administrative Agent hereunder and under the other Loan Documents and authorizes Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of Administrative Agent and Lenders and no Borrower shall have rights as a third party beneficiary of any of such provisions.
(b)    Administrative Agent shall also act as the “Collateral Agent” under the Loan Documents, and each Lender (in its capacities as a Lender) hereby irrevocably appoints and authorizes Administrative Agent to act as the agent of such Lender for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Loan Parties to secure any of the Obligations, together with such powers and discretion as are reasonably incidental thereto. In this connection, Administrative Agent, as “collateral agent” and any co-agents, sub-agents and attorneys-in-fact appointed by Administrative Agent pursuant to Section 11.05 for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Collateral Documents, or for exercising any rights and remedies thereunder at the direction of Administrative Agent, shall be entitled to the benefits of all provisions of this Article XI and Article XII (including Section 12.04(c), as though such co-agents, sub-agents and attorneys-in-fact were the “collateral agent” under the Loan Documents) as if set forth in full herein with respect thereto.
11.02    Rights as a Lender. The Person serving as Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with any Borrower or Affiliate thereof as if such Person were not Administrative Agent hereunder and without any duty to account therefor to the Lenders.
11.03    Exculpatory Provisions.
Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, Administrative Agent:
(a)    shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;
(b)    shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose Administrative Agent to liability or that is contrary to any Loan Document or applicable law; and

(c)    shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to Borrowers or any of their Affiliates that is communicated to or obtained by the Person serving as Administrative Agent or any of its Affiliates in any capacity.
Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 12.01 and 10.02) or (ii) in the absence of its own gross negligence or willful misconduct. Administrative Agent shall be deemed not to have knowledge of any Default unless and until written notice describing such Default is given to Administrative Agent by Borrowers or a Lender.
Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, or the creation, perfection or priority of any Lien purported to be created by the Collateral Documents, (v) the value or the sufficiency of any Collateral, or (vi) the satisfaction of any condition set forth in Article V or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to Administrative Agent.
11.04    Reliance by Administrative Agent. Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan that by its terms must be fulfilled to the satisfaction of a Lender, Administrative Agent may presume that such condition is satisfactory to such Lender unless Administrative Agent shall have received notice to the contrary from such Lender prior to the making of such Loan. Administrative Agent may consult with legal counsel (who may be counsel for Borrowers), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.
11.05    Delegation of Duties. Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Documents by or through any one or more sub-agents appointed by Administrative Agent. Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agents and to Related Parties of Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.
11.06    Resignation of Administrative Agent. Administrative Agent may at any time give notice of its resignation to Lenders and Borrowers. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with Borrowers, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may on behalf of the Lenders, appoint a successor Administrative

Agent meeting the qualifications set forth above; provided that if Administrative Agent shall notify Borrowers and Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (a) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by Administrative Agent on behalf of Lenders under any of the Loan Documents, the retiring Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (b) all payments, communications and determinations provided to be made by, to or through Administrative Agent shall instead be made by or to each Lender directly, until such time as the Required Lenders appoint a successor Administrative Agent as provided for above in this Section. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section). The fees payable by Borrowers to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between Borrowers and such successor. After the retiring Administrative Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article XI and Section 12.04 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.
11.07    Non-Reliance on Administrative Agent and Other Lenders. Each Lender acknowledges that it has, independently and without reliance upon Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.
11.08    No Other Duties, Etc. Anything herein to the contrary notwithstanding, the Book Manager and Arranger listed on the cover page hereof shall not have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as Administrative Agent or a Lender hereunder.
11.09    Administrative Agent May File Proofs of Claim. In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether Administrative Agent shall have made any demand on Borrowers) shall be entitled and empowered, by intervention in such proceeding or otherwise.
(a)    to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of Lenders and Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and Administrative Agent under Section 2.06 and Section 12.04) allowed in such judicial proceeding; and
(b)    to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to Administrative Agent and, if Administrative Agent shall consent to the making of such payments directly to Lenders, to pay to Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of Administrative Agent and its agents and counsel, and any other amounts due Administrative Agent under Section 2.06 and Section 12.04.
Nothing contained herein shall be deemed to authorize Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender to authorize Administrative Agent to vote in respect of the claim of any Lender or in any such proceeding.
11.10    Collateral Matters. Lenders irrevocably authorize Administrative Agent, at its option and in its discretion, to release any Lien on any property granted to or held by Administrative Agent under any Loan Document (i) upon payment in full of all Obligations (other than contingent indemnification obligations), (ii) that is sold or to be sold as part of or in connection with any sale permitted hereunder or under any other Loan Document or is otherwise released in accordance with Section 2.13, or (iii) if approved, authorized or ratified in writing in accordance with Section 12.01.
Upon request by Administrative Agent at any time, the Required Lenders will confirm in writing Administrative Agent’s authority to release or subordinate its interest in particular types or items of property, pursuant to this Section 11.10. In each case as specified in this Section 11.10, Administrative Agent will, at Borrowers’ expense, execute and deliver to the applicable Loan Party such documents as such Loan Party may reasonably request to evidence the release of such item of Collateral from the assignment and security interest granted under the Collateral Documents or to subordinate its interest in such item, in each case in accordance with the terms of the Loan Documents and this Section 11.10.
ARTICLE XII

MISCELLANEOUS
12.01    Amendments, Etc. No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by any Borrower or any other Loan Party therefrom, shall be effective unless in writing signed by the Required Lenders and Borrowers or the applicable Loan Party, as the case may be, and acknowledged by Administrative Agent, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such amendment, waiver or consent shall:
(a)    waive any condition precedent set forth in Section 5.01 or Section 5.02, without the written consent of each Lender;
(b)    (i) extend the Stated Maturity Date except pursuant to Section 2.16 or (ii) increase the Commitment of any Lender without the written consent of such Lender;
(c)    postpone any date fixed by this Agreement or any other Loan Document for (i) any payment (excluding mandatory prepayments) of principal, interest, fees or other amounts due to the Lenders (or any of them) hereunder or under such other Loan Document without the written consent of each Lender entitled to such payment or (ii) any scheduled reduction of the Facility hereunder or under any other Loan Document without the written consent of each Lender;

(d)    reduce the principal of (after the Funding Date), or the rate of interest specified herein on, any Loan or any fees or other amounts payable hereunder or under any other Loan Document without the written consent of each Lender entitled to such amount; provided, however, that only the consent of the Required Lenders shall be necessary to amend the definition of “Default Rate” or to waive any obligation of Borrowers to pay interest at the Default Rate;
(e)    change (i) Section 10.03 in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender or (ii) the order of application of any reduction in the Commitments or any prepayment of Loans from the application thereof set forth in the applicable provisions of Section 2.03, in any manner that materially and adversely affects the Lenders without the written consent of the Lenders;
(f)    change (i) any provision of this Section 12.01 or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender;
(g)    release all or substantially all of the Collateral in any transaction or series of related transactions, without the written consent of each Lender except (i) in connection with the repayment in full of the Obligations or (ii) to the extent the release of any Collateral is permitted pursuant to Section 2.13 or Section 11.10 (in each of which cases the release may be made by the Administrative Agent acting alone);
(h)    release the Guaranty, without the written consent of each Lender;
(i)    impose any greater restriction on the ability of any Lender under the Facility to assign any of its rights or obligations hereunder without the written consent of the Lenders;
(j)    release any or all of Borrowers from any of its obligations hereunder without the written consent of each Lender; or
(k)    change the definition of Change of Control without the written consent of each Lender; and provided, further, that no amendment, waiver or consent shall, unless in writing and signed by Administrative Agent in addition to such Lenders required above, affect the rights or duties of Administrative Agent under this Agreement or any other Loan Document; and the Fee Letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that the Commitment of such Lender may not be increased or extended without the consent of such Lender.
12.02    Notices; Effectiveness; Electronic Communications.
(a)    Notices Generally. Except for (i) notices and other communications expressly permitted to be given by telephone hereunder and under each of the other Loan Documents, (ii) any notice given in accordance with the requirements of any applicable statute (including, without limitation, statutes governing foreclosure or notice of foreclosure), which shall be effective when given in accordance with statutory requirements, notwithstanding anything to the contrary contained herein or in any other Loan Document, and (iii) as provided in subsection (b) below, all notices and other communications provided for herein and in each of the other Loan Documents shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i)    if to any Borrower or Administrative Agent, to the address, telecopier number, electronic mail address or telephone number specified for such Person on Schedule 12.02; and
(ii)    if to any other Lender, to the address, telecopier number, electronic mail address or telephone number specified in its Administrative Questionnaire for such Person on Schedule 12.02.
Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received or refused; notices sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient). Notices delivered through electronic communications to the extent provided in subsection (b) below shall be effective as provided in such subsection (b).
(b)    Electronic Communications. Notices and other communications to Lenders hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by Administrative Agent, provided that the foregoing shall not apply to notices to any Lender pursuant to Article II if such Lender has notified Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. Administrative Agent or Borrowers may, in their discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.
Unless Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgment from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgment), provided that if such notice or communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.
(c)    The Platform. THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE”. THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to any Borrower, any Lender or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of any Borrower’s or Administrative Agent’s transmission of Borrower Materials through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Agent Party; provided, however, that in no event shall any Agent Party have any liability to any Borrower, any Lender or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).

(d)    Change of Address, Etc. Each of Borrowers and Administrative Agent may change its address, electronic mail address, telecopier or telephone number for notices and other communications hereunder and under the other Loan Documents by notice to the other parties hereto. Each other Lender may change its address, electronic mail address, telecopier or telephone number for notices and other communications hereunder by notice to Borrowers and Administrative Agent. In addition, each Lender agrees to notify Borrowers and Administrative Agent from time to time to ensure that Administrative Agent has on record (i) an effective address, contact name, telephone number, telecopier number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender.
(e)    Reliance by Administrative Agent and Lenders. Administrative Agent and Lenders shall be entitled to rely and act upon any notices (including telephonic Loan Notices) purportedly given by or on behalf of any Borrower or any other party under the other Loan Documents even if (i) such notices were not made in a manner specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. Borrowers shall indemnify Administrative Agent, each Lender and Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of any Borrower or such other Party, INCLUDING BY SUCH PARTY’S OWN NEGLIGENCE. All telephonic notices to and other telephonic communications with Administrative Agent may be recorded by Administrative Agent, and each of the parties hereto hereby consents to such recording.
12.03    No Waiver; Cumulative Remedies. No failure by any Lender or Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege, including in each case, the right of Lender to bring any action or exercise any right, remedy, power or privilege in respect of the enforcement of any Loan Document or in respect of Collateral in any State without waiving its rights, remedies, powers or privileges as to any enforcement of any Loan Document or in respect of any Collateral in any other State. The rights, remedies, powers and privileges herein provided, and provided under each other Loan Document, are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.
12.04    Expenses; Indemnity; Damage Waiver.
(a)    Costs and Expenses. Borrowers shall pay, without duplication, on each of the Effective Date and the Funding Date (i) all reasonable out-of-pocket expenses incurred by Administrative Agent and its Affiliates (including the reasonable fees, charges and disbursements of counsel for Administrative Agent), in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated) and (ii) all reasonable out-of-pocket expenses incurred by Administrative Agent or any Lender, (including the fees, charges and disbursements of any counsel for Administrative Agent or any Lender), in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with Loans made hereunder, including all such reasonable out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans.
(b)    Indemnification by Borrowers. Borrowers shall indemnify Administrative Agent (and any sub-agent thereof), each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the reasonable out-of-pocket fees, charges and disbursements of any counsel for any Indemnitee), and shall indemnify and hold harmless each Indemnitee from all reasonable fees and time charges and disbursements for attorneys who may be employees of any Indemnitee, incurred by any Indemnitee or asserted against any Indemnitee by any third party or by any Borrower or any other Loan Party arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, or, in the case of Administrative Agent (and any sub-agent thereof) and its Related Parties only, the administration of this Agreement and the other Loan Documents, (ii) any Loan or the use or proposed use of the proceeds therefrom, (iii) arising out of or relating to any Collateral Property, and any actual or alleged presence or release of Hazardous Materials on or from any Collateral Property or any other property owned or operated by any Borrower or any of its Subsidiaries, or any Environmental Liability related in any way to any Borrower or any of its Subsidiaries, (iv) enforcing any obligations of or collecting any payments due from any Loan Party under this Agreement, the other Loan Documents or with respect to the Collateral Properties or in connection with any refinancing or restructuring of the credit arrangements provided under this Agreement in the nature of Debtor Relief Laws; (v) losses incurred in correcting any prohibited transaction or in the sale of a prohibited loan, and in obtaining any individual prohibited transaction exemption under ERISA, the Code, any state statute or other similar law that may be necessary in Administrative Agent’s sole discretion to correct such prohibited transaction or loan sale and any losses that Administrative Agent or any Lender may incur, directly or indirectly, as a result of a default under Sections 6.08 or 8.17; or (vi) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by any Borrower or any other Loan Party or any of Borrowers’ or such Loan Party’s directors, shareholders or creditors, and regardless of whether any Indemnitee is a party thereto, IN ALL CASES, WHETHER OR NOT CAUSED BY OR ARISING, IN WHOLE OR IN PART, OUT OF THE COMPARATIVE, CONTRIBUTORY OR SOLE NEGLIGENCE OF THE INDEMNITEE; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or (y) result from a claim brought by any Borrower or any other Loan Party against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if any Borrower or such Loan Party has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction (in which case, if and to the extent required by such judgment, any indemnification payments made by any Loan Party with respect to such losses, claims, damages, liabilities or related expenses shall be promptly reimbursed by the applicable Indemnitee(s)).
(c)    Reimbursement by Lenders. To the extent that any Borrower for any reason fails to indefeasibly pay any amount required under subsection (a) or (b) of this Section to be paid by it to Administrative Agent (or any sub-agent thereof) or any Related Party of any of the foregoing, each Lender severally agrees to pay to Administrative Agent (or any such sub-agent) or such Related Party, as the case may be, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against Administrative Agent (or any such sub-agent) in its capacity as such, or against any Related Party of any of the foregoing acting for Administrative Agent (or any such sub-agent in connection with such capacity). The obligations of Lenders under this subsection (c) are subject to the provisions of Section 2.09(c).
(d)    Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable law, no Borrower shall assert, and each Borrower hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof, INCLUDING DUE TO SUCH INDEMNITEE’S OWN NEGLIGENCE. No Indemnitee referred to in subsection (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed to such unintended recipients by such Indemnitee through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby, other than for direct or actual damages resulting from the gross negligence or willful misconduct of such Indemnitee as determined by a final and nonappealable judgment of a court of competent jurisdiction.
(e)    Payments. All amounts due under this Section shall be payable not later than ten Business Days after demand therefor.
(f)    Survival. The agreements in this Section shall survive the resignation of Administrative Agent, the replacement of any Lender, the termination of Commitments and the repayment, satisfaction or discharge of all the other Obligations.
12.05    Payments Set Aside. To the extent that any payment by or on behalf of any Borrower is made to Administrative Agent or any Lender, or Administrative Agent or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by Administrative Agent or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender severally agrees to pay to Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect. The obligations of Lenders under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.
12.06    Successors and Assigns.
(a)    Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that Borrowers may not assign or otherwise transfer any of their rights or obligations hereunder without the prior written consent of Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Entity in accordance with the provisions of Section 12.06(b), (ii) by way of participation to an Eligible Entity in accordance with the provisions of Section 12.06(d), or (iii) by way of pledge or assignment of a security interest subject to the restrictions of Section 12.06(g) (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of Administrative Agent and Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.
(b)    Assignments by Lenders. Any Lender may at any time assign to one or more Eligible Entities all or a portion of its rights and obligations under this Agreement (including all or a portion of its

Commitment and the Loans at the time owing to it); provided that any such assignment shall be subject to the following conditions:
(i)    Minimum Amounts.
(A)    in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment under the Facility and the Loans at the time owing to it under the Facility or in the case of an assignment to a Lender, an Affiliate of a Lender, no minimum amount need be assigned; and
(B)    in any case not described in Section 12.06(b)(i)(A), the aggregate amount of the Commitments or, if the Commitments are not then in effect, the aggregate outstanding principal balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $5,000,000 unless each of Administrative Agent and, so long as no Event of Default has occurred and is continuing, Borrowers otherwise consent (each such consent not to be unreasonably withheld or delayed); provided, however, that concurrent assignments to members of an Assignee Group and concurrent assignments from members of an Assignee Group to a single Eligible Assignee (or to an Eligible Assignee and members of its Assignee Group) will be treated as a single assignment for purposes of determining whether such minimum amount has been met;
(ii)    Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans or the Commitment assigned;
(iii)    Required Consents. No consent shall be required for any assignment except to the extent required by subsection (b)(i)(B) of this Section and, in addition:
(A)    the consent of Borrowers (such consent not to be unreasonably withheld or delayed) shall be required unless (1) an Event of Default has occurred and is continuing at the time of such assignment or (2) such assignment is to a Lender or an Affiliate of a Lender; and
(B)    the consent of Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments in respect of (1) any Commitment if such assignment is to a Person that is not a Lender with a Commitment or an Affiliate of such Lender or (2) any Loan to a Person that is not a Lender or an Affiliate of a Lender;
(iv)    Assignment and Assumption. The parties to each assignment shall execute and deliver to Administrative Agent an Assignment and Assumption, together with a processing and recordation fee in the amount of $3,500; provided, however, that Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it is not a Lender, shall deliver to Administrative Agent an Administrative Questionnaire.
(v)    No Assignment to Borrowers, etc. No such assignment shall be made to any natural Person or to any Borrower, any Guarantor or any Affiliate or Subsidiary of any Borrower or any Guarantor.

Subject to acceptance and recording thereof by Administrative Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 4.01, 4.04, 4.05 and 12.04 with respect to facts and circumstances occurring prior to the effective date of such assignment. Upon request, Borrowers (at their expense) shall execute and deliver one or more Notes to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 12.06(d), subject to the requirements of such Section 12.06(d).
(c)    Register. Administrative Agent, acting solely for this purpose as an agent of Borrowers, shall maintain at Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and Borrowers, Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by Borrowers and any Lender, at any reasonable time and from time to time upon reasonable prior notice.
(d)    Participations. Any Lender may at any time, without the consent of, or notice to, Borrowers or Administrative Agent, sell participations to any Eligible Entity (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that the minimum amount provisions of Section 12.06(b)(i) shall apply and (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) Borrowers, Administrative Agent and Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 12.06 that affects such Participant. Subject to subsection (e) of this Section, Borrowers agree that each Participant shall be entitled to the benefits of Sections 4.01, 4.04, and 4.05 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 12.06(b). To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 12.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.10 as though it were a Lender.
(e)    Limitations upon Participant Rights. A Participant shall not be entitled to receive any greater payment under Sections 4.01 or 4.04, than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with Borrowers’ prior written consent or to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 4.01 unless Borrowers are notified of the participation sold to such Participant and such Participant agrees, for the benefit of Borrowers, to comply with Section 4.01(e) as though it were a Lender (it being understood that the documentation required to be delivered under Section 4.01(e) shall be delivered to the participating Lender).
(f)    Participant Register. Each Lender that sells a participation shall, acting solely for this purpose as an agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amount (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.
(g)    Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.
(h)    Electronic Execution of Assignments. The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.
12.07    Treatment of Certain Information; Confidentiality. Each of Administrative Agent and Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, advisors and representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to Borrowers and their obligations, (g) with the consent of Borrowers or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to Administrative Agent, any Lender or any of their respective Affiliates on a nonconfidential basis from a source other than Borrowers and not otherwise, to the actual knowledge of any of the Secured Parties, in violation of this Section 12.07.

For purposes of this Section, “Information” means all information received from any Loan Party or any Subsidiary thereof relating to any Loan Party or any Subsidiary thereof or their respective businesses, other than any such information that is available to Administrative Agent or any Lender on a nonconfidential basis prior to disclosure by any Loan Party or any Subsidiary thereof, provided that, in the case of information received from a Loan Party or any such Subsidiary after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.
Each of Administrative Agent and Lenders acknowledge that (a) the Information may include material non-public information concerning Borrowers or any Subsidiary, as the case may be, (b) it has developed compliance procedures regarding the use of material non-public information and (c) it will handle such material non-public information in accordance with applicable Law, including United States Federal and state securities Laws.
12.08    Right of Setoff.
(a)    If an Event of Default shall have occurred and be continuing, each Lender and each of their respective Affiliates is hereby authorized at any time and from time to time, after obtaining the prior written consent of Administrative Agent, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender or any such Affiliate to or for the credit or the account of any Borrower against any and all of the obligations of Borrowers now or hereafter existing under this Agreement or any other Loan Document to such Lender irrespective of whether or not such Lender shall have made any demand under this Agreement or any other Loan Document and although such obligations of Borrowers or any of them may be contingent or unmatured or are owed to a branch or office of such Lender different from the branch or office holding such deposit or obligated on such indebtedness. The rights of each Lender and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender or their respective Affiliates may have. Each Lender agrees to notify Borrowers and Administrative Agent promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application.
(b)    NOTWITHSTANDING THE FOREGOING SUBSECTION (A), AT ANY TIME THAT THE LOANS OR ANY OTHER OBLIGATION SHALL BE SECURED BY REAL PROPERTY LOCATED IN CALIFORNIA, NO LENDER SHALL EXERCISE A RIGHT OF SETOFF, LIEN OR COUNTERCLAIM OR TAKE ANY COURT OR ADMINISTRATIVE ACTION OR INSTITUTE ANY PROCEEDING TO ENFORCE ANY PROVISION OF THIS AGREEMENT, ANY NOTE OR ANY OTHER LOAN DOCUMENT UNLESS IT IS TAKEN WITH THE CONSENT OF THE REQUIRED LENDERS OR APPROVED IN WRITING BY THE ADMINISTRATIVE AGENT, IF SUCH SETOFF OR ACTION OR PROCEEDING WOULD OR MIGHT (PURSUANT TO CALIFORNIA CODE OF CIVIL PROCEDURE SECTIONS 580a, 580b, 580d, AND 726 OF THE CALIFORNIA CODE OF CIVIL PROCEDURE OR SECTION 2924 OF THE CALIFORNIA CIVIL CODE, IF APPLICABLE, OR OTHERWISE) AFFECT OR IMPAIR THE VALIDITY, PRIORITY OR ENFORCEABILITY OF THE LIENS GRANTED TO THE ADMINISTRATIVE AGENT PURSUANT TO THE COLLATERAL DOCUMENTS OR THE ENFORCEABILITY OF THE NOTES AND OTHER OBLIGATIONS HEREUNDER, AND ANY ATTEMPTED EXERCISE BY ANY LENDER OF ANY SUCH RIGHT WITHOUT OBTAINING SUCH CONSENT OF THE REQUIRED LENDERS OR THE ADMINISTRATIVE AGENT SHALL BE NULL AND VOID. THIS SUBSECTION (B) SHALL BE

SOLELY FOR THE BENEFIT OF EACH OF THE LENDERS AND THE ADMINISTRATIVE AGENT HEREUNDER.
12.09    Exculpation. Notwithstanding anything to the contrary contained in this Agreement or any other Loan Document, no present or future Constituent Member (as hereinafter defined) in any Borrower, nor any present or future shareholder, officer, director, employee, trustee, beneficiary, advisor, member, partner, principal, participant or agent of or in any Borrower or of or in any Person that is or becomes a Constituent Member in any Borrower, shall have any personal or other liability, directly or indirectly, under or in connection with the Loan Documents, except as may occur by virtue of such Person becoming a successor to any Borrower pursuant to Section 12.06(a). Administrative Agent and each Lender each, on behalf of itself and its respective successors and assigns, hereby waives any and all such personal or other liability. The term “Constituent Member,” as used herein, shall mean any direct partner or member in any Borrower and any Person that, directly or indirectly through one or more other partnerships, limited liability companies, corporations or other entities, is a partner or member in any Borrower. Notwithstanding anything to the contrary contained in the Loan Documents, neither the negative capital account of any Constituent Member in any Borrower nor any obligation of any Constituent Member in any Borrower to restore a negative capital account or to contribute or loan capital to any Borrower or to any other Constituent Member in any Borrower shall at any time be deemed to be the property or an asset of Borrower (or any such other Constituent Member) and neither any Borrower nor any of its respective successors or assigns shall have any right to collect, enforce or proceed against any Constituent Member with respect to any such negative capital account or obligation to restore, contribute or loan. Nothing contained in this Section 12.09 shall apply to, or be deemed to be a release or exculpation from liability of, (a) any Loan Party, and (b) any Guarantor or any other Person who executes, or is required by any Loan Document to execute, a Guaranty or the Environmental Indemnity (provided that nothing herein shall limit the exculpation provisions (including Section 16) contained in any Guaranty).
12.10    Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”). If Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to Borrowers. In determining whether the interest contracted for, charged, or received by Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.
12.11    Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Loan Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 5.01, this Agreement shall become effective when it shall have been executed by Administrative Agent and when Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or electronic transmission (e.g., “pdf”) shall be effective as delivery of a manually executed counterpart of this Agreement.
12.12    Survival of Representations and Warranties. All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by Administrative Agent and each Lender, regardless of any investigation made by Administrative Agent or any Lender or on their behalf and notwithstanding that Administrative Agent or any Lender may have had notice or knowledge of any Default at the time of the initial Loans, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied.
12.13    Severability. If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.
12.14    Replacement of Lenders. If any Lender requests compensation under Section 4.04, or if Borrowers are required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 4.01, or if any Lender is a Defaulting Lender, then Borrowers may, at their sole expense and effort, upon notice to such Lender and Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 12.06), all of its interests, rights and obligations under this Agreement and the related Loan Documents to an Eligible Entity that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that:
(a)    Borrowers shall have paid to Administrative Agent the assignment fee specified in Section 12.06(b);
(b)    such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 4.05) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or Borrowers (in the case of all other amounts);
(c)    in the case of any such assignment resulting from a claim for compensation under Section 4.04 or payments required to be made pursuant to Section 4.01, such assignment will result in a reduction in such compensation or payments thereafter; and
(d)    such assignment does not conflict with applicable Laws.
A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling Borrowers to require such assignment and delegation cease to apply.
12.15    Governing Law; Jurisdiction; Etc.
(a)    Governing Law. THIS AGREEMENT AND (EXCEPT AS MAY BE OTHERWISE PROVIDED THEREIN) THE OTHER LOAN DOCUMENTS SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.
(b)    Submission to Jurisdiction. EACH BORROWER IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING

ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT ADMINISTRATIVE AGENT, ANY LENDER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST ANY BORROWER OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.
(c)    Waiver of Venue. EACH BORROWER IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (b) OF THIS SECTION. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.
(d)    Service of Process. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 12.02. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.
12.16    Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.12.17 No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), each Borrower acknowledges and agrees, and acknowledges Affiliates’ understanding, that: (i) (A) the arranging and other services regarding this Agreement provided by Administrative Agent and Arranger, are arm’s length commercial transactions between Borrowers and their respective Affiliates, on the one hand, and Administrative Agent and Arranger, on the other hand, (B) each Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) each Borrower is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) Administrative Agent and Arranger each is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for any Borrower or any of their respective Affiliates, or any other Person and (B) neither

Administrative Agent nor Arranger has any obligation to Borrowers or any of their respective Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) Administrative Agent and Arranger and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of Borrowers and their respective Affiliates, and neither Administrative Agent nor the Arranger has any obligation to disclose any of such interests to Borrowers or any of their respective Affiliates. To the fullest extent permitted by law, each Borrower hereby waives and releases any claims that it may have against Administrative Agent and Arranger with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.
12.17    USA PATRIOT Act Notice. Each Lender that is subject to the Patriot Act (as hereinafter defined) and Administrative Agent (for itself and not on behalf of any Lender) hereby notifies Borrowers that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”), it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of each Loan Party and other information that will allow such Lender or Administrative Agent, as applicable, to identify each Loan Party in accordance with the Patriot Act.
12.18    Time of the Essence. Time is of the essence of the Loan Documents.
12.19    Entire Agreement. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

FELCOR UNION SQUARE HOTEL, L.L.C.,
as a Borrower

By:	/s/Bianca Sandoval Green
Name:	Bianca Sandoval Green
Title:	Vice President and Associate General Counsel

FELCOR/JPM PHOENIX HOTEL, L.L.C.,
as a Borrower

By:	/s/Bianca Sandoval Green
Name:	Bianca Sandoval Green
Title:	Vice President and Associate General Counsel

FELCOR FQ HOTEL, L.L.C.,
as a Borrower

By:	/s/Bianca Sandoval Green
Name:	Bianca Sandoval Green
Title:	Vice President and Associate General Counsel

FELCOR FQ LESSEE, L.L.C.,
as a Borrower

By:	/s/Bianca Sandoval Green
Name:	Bianca Sandoval Green
Title:	Vice President and Associate General Counsel

FELCOR UNION SQUARE LESSEE, L.L.C.,
as a Borrower

By:	/s/Bianca Sandoval Green
Name:	Bianca Sandoval Green
Title:	Vice President and Associate General Counsel

DJONT/JPM PHOENIX LEASING, L.L.C.,
as a Borrower

By:	/s/Bianca Sandoval Green
Name:	Bianca Sandoval Green
Title:	Vice President and Associate General Counsel

1

DEUTSCHE BANK AG NEW YORK BRANCH
as Administrative Agent and as a Lender

By:	/s/James Rolison
Name:	James Rolison
Title:	Managing Partner

By:	/s/James F. Griffith
Name:	James F. Griffith
Title:	Managing Director

2

BANK OF AMERICA, N.A., as a Lender

By:	/s/Roger C. Davis
Name:	Roger C. Davis
Title:	Senior Vice President

3

BMO HARRIS BANK N.A., as a Lender

By:	/s/Kim Liautaud
Name:	Kim Liautaud
Title:	Director

4

COMPASS BANK, as a Lender

By:	/s/Don Byerly
Name:	Don Byerly
Title:	Senior Vice President

5

FIFTH THIRD BANK, as a Lender

By:	/s/Casey Gehrig
Name:	Casey Gehrig
Title:	Vice President

6

JP MORGAN CHASE BANK, N.A., as a Lender

By:	/s/Mohammad S. Hasan
Name:	Mohammad S. Hasan
Title:	Vice President

7

MIDFIRST BANK, as a Lender

By:	/s/Todd G. Wright
Name:	Todd G. Wright
Title:	First Vice President

8

US BANK NATIONAL ASSOCIATION, as a Lender

By:	/s/Sergio Reyes
Name:	Sergio Reyes
Title:	Senior Vice President

9